EXHIBIT (a)(1)             OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          HALLWOOD ENERGY CORPORATION
                                       AT
                              $19.50 NET PER SHARE
                                       BY
                        THE HALLWOOD GROUP INCORPORATED

***************************************************************************
*                                                                         *
*  THE OFFER AND WITHDRAWAL RIGHTS WILL  EXPIRE AT 12:00 MIDNIGHT, NEW    *
*  YORK CITY TIME,  ON FRIDAY, NOVEMBER 22, 1996, UNLESS THE OFFER IS     *
*  EXTENDED.                                                              *
*                                                                         *
***************************************************************************


       THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MAJORITY OF THE SHARES (AS DEFINED HEREIN) NOT HELD BY THE PURCHASER (AS DEFINED HEREIN) WHICH, TOGETHER WITH ANY SHARES CURRENTLY BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY BY THE PURCHASER, WILL ALSO CONSTITUTE AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE OFFER -- 1. TERMS OF THE OFFER" AND "THE OFFER -- 13. CERTAIN CONDITIONS OF THE OFFER."

                          -------------------------

       THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL COMMITTEE (AS DEFINED HEREIN) HAVE UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- 6. RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE."

                          -------------------------

                                   IMPORTANT

       Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock ("Shares") of the Company (as defined herein) should either (1) complete and sign the blue Letter of Transmittal accompanying this Offer to Purchase ("Letter of Transmittal"), or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 5 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein) together with the certificate(s) representing the tendered Shares or
(2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

       The Purchaser makes no recommendation to any stockholder as to whether to tender or refrain from tendering Shares. Stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender.

       Questions and requests for assistance may be directed to the Depositary at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Purchaser or to brokers, dealers, commercial banks or trust companies, and copies will be furnished promptly at the Purchaser's expense.

                          -------------------------

       THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             The date of this Offer to Purchase is October 15, 1996

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       1.     HISTORY OF THE COMPANY.   . . . . . . . . . . . . . . . . . . . .   3
       2.     REASONS FOR THE OFFER AND THE MERGER.   . . . . . . . . . . . . .   3
       3.     FAIRNESS OF THE OFFER AND THE MERGER.   . . . . . . . . . . . . .   4
       4.     INTERESTS OF CERTAIN PERSONS IN THE OFFER; POTENTIAL CONFLICTS
              OF INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       5.     BACKGROUND OF THE OFFER AND THE MERGER.   . . . . . . . . . . . .   5
       6.     RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE
              SPECIAL COMMITTEE.  . . . . . . . . . . . . . . . . . . . . . . .   9

THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       1.     TERMS OF THE OFFER.   . . . . . . . . . . . . . . . . . . . . . .  13
       2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.  . . . . . . . . .  15
       3.     PROCEDURE FOR TENDERING SHARES.   . . . . . . . . . . . . . . . .  16
       4.     RIGHTS OF WITHDRAWAL.   . . . . . . . . . . . . . . . . . . . . .  18
       5.     CERTAIN UNITED STATES TAX CONSIDERATIONS OF THE OFFER
              AND THE MERGER.   . . . . . . . . . . . . . . . . . . . . . . . .  18
       6.     PRICE RANGE OF SHARES; DIVIDENDS.   . . . . . . . . . . . . . . .  20
       7.     EFFECT OF THE OFFER ON MARKET FOR THE SHARES; STOCK EXCHANGE
              LISTING;  AND EXCHANGE ACT REGISTRATION.  . . . . . . . . . . . .  20
       8.     CERTAIN INFORMATION CONCERNING THE COMPANY.   . . . . . . . . . .  21
       9.     CERTAIN INFORMATION CONCERNING THE PURCHASER.   . . . . . . . . .  29
       10.    CONTACTS WITH THE COMPANY; CONTRACTS AND ARRANGEMENTS.  . . . . .  31
       11.    THE MERGER AGREEMENT; APPRAISAL RIGHTS.   . . . . . . . . . . . .  34
       12.    SOURCE AND AMOUNT OF FUNDS.   . . . . . . . . . . . . . . . . . .  37
       13.    CERTAIN CONDITIONS OF THE OFFER.  . . . . . . . . . . . . . . . .  38
       14.    DIVIDENDS AND DISTRIBUTIONS.  . . . . . . . . . . . . . . . . . .  39
       15.    CERTAIN LEGAL MATTERS.  . . . . . . . . . . . . . . . . . . . . .  39
       16.    FEES AND EXPENSES.  . . . . . . . . . . . . . . . . . . . . . . .  40
       17.    MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . . .  40



                            SCHEDULES AND APPENDICES

SCHEDULE I   - Directors and Executive Officers of the Purchaser  . . . . . . . S-1
SCHEDULE II  - Appraisal Rights of Dissenting Stockholders under Texas Law. . . S-3
SCHEDULE III - Opinion of Principal Financial Securities, Inc.  . . . . . . . . S-6
Appendix A   - The Company's Quarterly Report on Form 10-Q for the Period
               Ended June 30, 1996; the Company's Annual Report on Form 10-K
               for the Fiscal Year Ended December 31, 1995;  and Proxy
               Statement of the Company dated March 31, 1996

To the Holders of Common Stock of Hallwood Energy Corporation:

                                  INTRODUCTION

       The Hallwood Group Incorporated, a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.50 per share ("Shares"), of Hallwood Energy Corporation, a Texas corporation ("Company"), not currently directly or indirectly owned by the Purchaser at a price of $19.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal (which together constitute the "Offer").

       Tendering stockholders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Purchaser. The Purchaser will pay all charges and expenses of Hallwood Petroleum, Inc., as depositary ("HPI" or "Depositary").

       THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MAJORITY OF THE SHARES NOT HELD BY THE PURCHASER WHICH, TOGETHER WITH ANY SHARES CURRENTLY BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY BY THE PURCHASER, WILL ALSO CONSTITUTE AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER ("MINIMUM TENDER CONDITION"). SUBJECT TO APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION"), THE PURCHASER RESERVES THE RIGHT, WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, SUBJECT TO APPROVAL OF THE SPECIAL COMMITTEE (AS DEFINED HEREIN) TO WAIVE OR REDUCE THE MINIMUM TENDER CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE MINIMUM NUMBER OF SHARES NECESSARY TO SATISFY THE MINIMUM TENDER CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE OFFER -- 1. TERMS OF THE OFFER" AND "THE OFFER -- 13. CERTAIN CONDITIONS OF THE OFFER."

       THE BOARD OF DIRECTORS OF THE COMPANY AND THE COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY COMPRISED OF ALL DIRECTORS OF THE COMPANY WHO ARE NEITHER OFFICERS OR DIRECTORS OF THE PURCHASER NOR OFFICERS OF THE COMPANY ("SPECIAL COMMITTEE") HAVE UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- 6. RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE."

       The Special Committee's financial advisor, Principal Financial Securities, Inc. ("Principal"),verbally delivered to the Special Committee its opinion on August 28, 1996 and has delivered to the Special Committee its written opinion, dated as of October 9, 1996, that as of such date the $19.50 per Share cash consideration to be received by the holders of Shares (other than the Purchaser) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the opinion of Principal is set forth as Schedule III hereto and is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9"), which is being mailed to stockholders together with this Offer to Purchase. See "SPECIAL FACTORS -- 6. Recommendation of the Company's Board of Directors and the Special Committee."

       THE PURCHASER DOES NOT INTEND TO INCREASE THE OFFER PRICE (AS DEFINED
HEREIN).   IF, HOWEVER, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES
THE OFFER PRICE, SUCH INCREASE SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE INCREASE. ANY HOLDER OF SHARES WHO TENDERED SHARES PRIOR TO THE INCREASE IN THE OFFER PRICE WOULD BE ENTITLED TO RECEIVE THE INCREASE WITHOUT FURTHER ACTION ON THE PART OF SUCH HOLDER.

       The Company has advised the Purchaser that, as of October 9, 1996, there were 777,126 Shares outstanding. The Purchaser owned 633,917 Shares, or approximately 81.6% of the outstanding Shares, as of such date. According to the

Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, there were approximately 667 recordholders of the Shares as of February 2, 1996.

       Based on the foregoing, assuming that no additional Shares are issued after October 9, 1996, the Minimum Tender Condition would be satisfied if at least 71,605 Shares are validly tendered prior to the expiration of the Offer and not withdrawn.

       The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 9, 1996 ("Merger Agreement"), between the Purchaser and the Company. The Merger Agreement provides that, among other things, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions, the Company will be merged ("Merger") into the Purchaser. Following consummation of the Merger, the Purchaser will continue as the surviving corporation. Upon consummation of the Merger ("Effective Time"), each then outstanding Share not owned by the Purchaser (other than Shares held by stockholders of the Company who have properly exercised any appraisal rights they may have in accordance with Art. 5 of the Texas Business Corporation Act ("TBCA")) will be converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer ("Offer Price"). The Merger Agreement is more fully described in "THE OFFER -- 11. The Merger Agreement; Appraisal Rights."

       If the Minimum Tender Condition is satisfied, the Purchaser will hold 90% or more of the outstanding Shares, and the Purchaser intends to effect the Merger without a vote of the Company's stockholders pursuant to the short-form merger provisions of the TBCA and the Delaware General Corporation Law ("DGCL"). The Merger Agreement provides that, if the Minimum Tender Condition is satisfied, the Company and the Purchaser will take all necessary and appropriate action, at the request of the Purchaser, to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company or the Purchaser pursuant to such short-form merger provisions of the TBCA and the DGCL. If the Purchaser were to waive the Minimum Tender Condition and the number of outstanding Shares validly tendered and purchased pursuant to the Offer results in the Purchaser holding less than 90% of the outstanding Shares, then the Merger, which has already been approved by the Company's Board of Directors, would have to be approved by the Company's stockholders as well as the Purchaser's stockholders. Under the TBCA and the Company's Articles of Incorporation, the vote of the holders of a majority of the outstanding Shares would be required to approve the Merger under such circumstances. Since the Purchaser currently owns approximately 81.6% of the Shares outstanding, the Purchaser would have sufficient voting power to, and intends to, cause the approval of the Merger without the affirmative vote of any other stockholders of the Company. However, it is a condition to the parties' obligation to complete the Merger that the Purchaser have purchased Shares pursuant to the Offer. Accordingly, if the Minimum Tender Condition or any other condition to the Offer is not satisfied and the Purchaser elects not to waive any such condition, neither the Purchaser nor the Company will be obligated to effect the Merger. Furthermore, the Purchaser may not waive the Minimum Tender Condition without the consent of the Special Committee. Therefore, if the Minimum Tender Condition is not satisfied and the Special Committee does not consent to the waiver of that condition, neither the Purchaser nor the Company will be obligated to effect the Merger.

       No appraisal rights are available in connection with the Offer. Stockholders will have appraisal rights in connection with the Merger, subject to compliance with the requirements of the TBCA, even if the Merger is consummated pursuant to the short-form merger provisions of the TBCA. See "THE OFFER -- 11. The Merger Agreement; Appraisal Rights."

       By accepting the Offer through the tender of Shares and upon receipt of payment for Shares, a tendering stockholder will be (under the Purchaser's view of applicable law) barred from thereafter attacking in any legal proceeding the fairness of the consideration received by stockholders in the Offer. For this reason, the Letter of Transmittal to be executed by tendering stockholders includes a release of any such claims, which will be effective upon receipt of payment for tendered Shares.

       THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.     HISTORY OF THE COMPANY.

       The Company is a publicly traded Texas corporation engaged in the development, production and sale of oil and gas through its ownership of oil and gas properties and its investments in entities with oil and gas activities. The Company is the general partner of Hallwood Energy Partners, L.P. ("HEP"), a publicly traded oil and gas limited partnership. The Company is also the general partner of HEP Operating Partners, L.P. ("HEPO"), one of the operating partnerships for HEP. The Company's wholly-owned subsidiary, Hallwood G.P., Inc., is the general partner of EDP Operating, Ltd. ("EDPO"), the other operating partnership for HEP.

2.     REASONS FOR THE OFFER AND THE MERGER.

       The purpose of the Offer is to enable the Purchaser to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company, subject to satisfaction of the Minimum Tender Condition and the other conditions of the Offer. See "THE OFFER -- 13.
Certain Conditions of the Offer." If the Minimum Tender Condition is satisfied, the Purchaser will hold 90% or more of the outstanding Shares. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of the terms and conditions of the Merger, the Company will be merged into the Purchaser. If the Minimum Tender Condition is satisfied, the Merger would be effected without a vote of the Company's or the Purchaser's stockholders pursuant to the short-form merger provisions of the TBCA and the DGCL. In the Merger, each Share not owned by the Purchaser (other than Shares held by stockholders of the Company who have properly exercised any appraisal rights they may have under Art. 5 of the TBCA) at the Effective Time will be converted into the right to receive an amount in cash equal to the Offer Price. The purpose of the Merger is to enable the Purchaser to acquire any remaining Shares not acquired pursuant to the Offer. Following consummation of the Merger, the Purchaser will continue as the surviving corporation. THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. In determining to seek the purchase of the outstanding Shares and effect the Merger at this time, the Purchaser focused on a number of factors, including those set forth below.

       One reason for the Offer and the Merger is to permit both the Purchaser and the stockholders of the Company to achieve more efficient tax results. As the general partner and a holder of significant limited partner interests in HEP, the Company realizes substantial cash flow that it does not utilize directly in its operations. The Company has in the past distributed unused cash to its stockholders in the form of dividends. Because the Purchaser owns approximately 81.6% of the outstanding Shares, the remainder of the dividend has been paid to stockholders other than the Purchaser. Because the Company is consolidated with the Purchaser for federal income tax purposes, the Purchaser pays no federal income taxes on the dividends it receives from the Company. Other stockholders of the Company, however, must pay federal income tax on the dividends they receive, which are taxable as ordinary income. Therefore, the economic benefit of the dividend payment to the stockholders of the Company,
other than the Purchaser, as a group is significantly reduced.    The Purchaser
believes that the purchase at a fair price of the Company's Shares that it does not already hold will benefit both the Purchaser and the other stockholders of the Company. After the Offer and the Merger, the Purchaser will benefit from being permitted to realize all of the dividends paid by the Company on a tax-effective basis. In addition, the stockholders of the Company that receive cash in exchange for their Shares pursuant to either the Offer or the Merger should benefit because they should generally receive capital gains or capital loss treatment on the sale of their Shares, rather than ordinary income on the dividends received from the Company, provided they hold such Shares as a capital asset at the time of the sale. See "THE OFFER -- 5. Certain United States Tax Considerations of the Offer and the Merger."

       The Company has available net operating loss carryforwards which aggregated approximately $107,000,000 at December 31, 1995, and expire in various amounts from 1996 to 2006. Under its current structure and with its present assets, management of the Company does not foresee that the Company will likely be able to utilize any substantial portion of the net operating losses before they expire. The Purchaser intends from time to time to sell various of its non-core assets, which may generate taxable income that could effectively be offset by the utilization of the Company's net operating losses. However, the Purchaser will be able to utilize the Company's net operating losses in this manner only if the Company is combined with the Purchaser.

       Another reason for the Offer and the Merger is that, in the Purchaser's view, the costs associated with the Company's status as a publicly traded entity now outweigh any benefits of that status. Because there are only a small number of Shares available for trading, the Shares generally have a low trading volume and are illiquid. The requirements under the Securities Exchange Act of 1934, as amended ("Exchange Act") to prepare and file with the Commission periodic reports impose on the Company significant direct and indirect compliance costs. The Purchaser intends to seek the termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Offer and the Merger, if the requirements for the termination of registration are met.

       In addition, the Purchaser believes that the Company's status as a publicly traded entity unnecessarily creates potential conflicts of interest between the interests of the Purchaser and the other stockholders of the Company. Although potential conflicts of interest that have arisen in the past have been addressed through the formation of special committees of the Board of Directors of the Company, the Purchaser believes that terminating the Company's status as a separate publicly traded entity would more effectively reduce the potential for future conflicts of interest of this type.

3.     FAIRNESS OF THE OFFER AND THE MERGER.

       The Purchaser believes that the $19.50 per Share cash consideration proposed to be paid in the Offer and pursuant to the Merger is fair to the minority stockholders of the Company. It provides a substantial premium over pre-announcement market prices to holders of the Shares and enables the Company's stockholders to receive cash for their stockholdings now, at a premium per Share price. The $19.50 per Share offer price represents a premium of approximately 96% over the weighted average of the market price of the Company's Common Stock during the period from January 1, 1996 to September 10, 1996, and a premium of 81% over the market price of the Company's Common Stock as of September 8, 1996 of $10.75 per Share. Based on the foregoing and in light of the Company's historical results and the prices paid by the Company and the Purchaser in prior purchases of the Company's stock, the Purchaser believes the consideration proposed to be paid in the Offer and the Merger is fair to the minority stockholders of the Company.

       As a result of the Minimum Tender Condition, the tender of more than a majority of the outstanding Shares not owned directly or indirectly by the Purchaser is a condition to the obligation of the Purchaser to accept Shares for payment. Such condition, however, may be waived at the discretion of the Purchaser, with the consent of the Special Committee.

       Neither the Purchaser nor any of its affiliates solicited other offers for the Company or its assets, and there can be no assurance that the terms of the Offer are as favorable to the minority stockholders of the Company as could be obtained in a transaction, or one or more transactions, with an unaffiliated party or parties. Neither the Purchaser nor any of its affiliates has received any firm offers or inquiries with respect to the business and assets of the Company or its investment therein from any unaffiliated party during the eighteen months preceding the date of this Offer to Purchase.

       The Purchaser has not obtained any opinions as to the fairness of the Offer or the Merger to the minority stockholders of the Company or any valuation or appraisal of the Company's assets from any independent party in connection with the Offer or the Merger. In connection with a contemplated sale of debt by the Purchaser that was later abandoned in April 1996, the financial advisor engaged by the Purchaser advised that the Shares held by the Purchaser had a value of approximately $17.96 per share.

       Representatives of the Purchaser have had access to certain non-public information concerning the Company, including the projections which are summarized elsewhere in this Offer to Purchase. See "THE OFFER -- 8. Certain Information Concerning the Company."

       On June 7, 1996, the Company formed a Special Committee to evaluate strategic alternatives for the Company. The Special Committee is composed of the three directors of the Company who are neither officers or directors of the Purchaser nor officers of the Company. The Special Committee retained Principal as its financial advisor to analyze the terms of the Offer and the Merger. Principal has provided the Board of Directors with its verbal opinion on August 28, 1996, and its written opinion that, as of October 9, 1996, the $19.50 per Share cash consideration to be received by the holders of Shares (other than the Purchaser) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Board of Directors of the Company and the Special Committee have each unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, have approved the Offer and the Merger and recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. See "SPECIAL FACTORS -- 6. Recommendation of the Company's Board of Directors and the Special Committee."

4.     INTERESTS OF CERTAIN PERSONS IN THE OFFER; POTENTIAL CONFLICTS OF
       INTERESTS.

       Stockholders should be aware that members of the Board of Directors of the Company (collectively, the "Board" and each a "Director"), other than the members of the Special Committee, have certain interests which are referred to below, and which may present them with actual or potential conflicts of interest in connection with the Offer. Among other things, the Purchaser already owns approximately 81.6% of the outstanding Shares and, after the consummation of the Offer, it is expected that the Chairman of the Board of the Company will continue to serve on the board of directors of the Purchaser and that the President and Chief Executive Officer of the Company will continue to be officers of the Purchaser.

       Three of the six members of the Board are also members of the board of directors of the Purchaser or are officers of the Purchaser. In addition, the law firm of Jenkens & Gilchrist, a Professional Corporation, has provided legal services on an on-going basis to both the Purchaser and the Company. Jenkens & Gilchrist are acting as legal counsel to the Purchaser in connection with the Offer, the Merger and the other transactions contemplated herein.

5.     BACKGROUND OF THE OFFER AND THE MERGER.

       On June 7, 1996, the Board appointed a Special Committee, composed of Messrs. Sebastian, Holinger and Collins, to assess strategic alternatives for enhancing the value of Shares not held by the Purchaser. Also, on June 7, 1996, the Company issued a press release announcing the formation of the Special Committee. After consideration of possible counsel and financial advisers for the Special Committee, at a meeting of the Special Committee held on June 21, 1996, the Special Committee determined to engage Donohoe, Jameson & Carroll, P.C. as its outside legal counsel and Principal as its financial advisor. Principal was instructed to evaluate strategic alternatives for the Company.

       At a meeting of the Special Committee on August 8, 1996, after reviewing information provided by management of the Company and meeting with members of the Company's management, Principal presented its preliminary analyses of various strategic options available to the Company and its stockholders, including public offerings of equity securities, growth through acquisitions, divestitures of certain assets of the Company, the acquisition of all of the Shares by the Purchaser, and the sale of the entire Company to a third party. Principal analyzed both the benefits and the costs to the minority stockholders and the tax effects of each of the strategic options. In connection with its analysis, Principal preliminarily valued the Company at $15.38 to $17.14 per Share. Based upon the preliminary analyses provided by Principal and the discussions had by the Special Committee to such date, the Special Committee determined at that meeting that the most viable strategic alternatives were to sell the entire Company to a third party or to seek an offer from the Purchaser for those Shares not currently held by the Purchaser. The Special Committee directed Mr. Holinger to contact the Purchaser regarding these two alternatives.

       Mr. Holinger contacted representatives of the Purchaser on August 10, 1996. In Mr. Holinger's discussions with the Purchaser, the Purchaser indicated that it had no desire to participate in the sale of the Company to a third party. Therefore, Mr. Holinger, as instructed by the Special Committee, asked if the Purchaser would be willing to make an offer to acquire all of the Shares not currently held by the Purchaser. After discussion among management of the Purchaser, on August 13, 1996, the Purchaser determined to make a proposal to the Company to acquire the Shares not owned by the Purchaser at a price of $17.50 per Share and sent the following letter to the Special
Committee:

                                August 13, 1996

Special Committee of the Board of Directors
Hallwood Energy Corporation
3710 Rawlins
Suite 1500
Dallas, Texas  75219

Gentlemen:

       This letter is in response to your request for a specific proposal from The Hallwood Group Incorporated ("HWG") with respect to the acquisition of the shares of Hallwood Energy Corporation ("HEC") not currently held by HWG (the "Minority Shares"). We are prepared in principal to purchase the Minority Shares on the terms described below. If accepted by the Special Committee, this offer is intended to be, and will not be legally binding until, embodied in a legally binding definitive agreement (the "Agreement") executed by all parties and which will be subject to the approval of the boards of directors of both parties and the Special Committee of HEC. Our offer is as follows:

1. HEC will merge with HWG. The price paid will be $17.50 cash per share for each share of HEC Common Stock not held by HWG.

2. The Agreement will contain customary warranties, representations and covenants usual to transactions of this type.

3. The Closing of the transaction will be subject to the satisfaction of the following conditions:

       (a) The receipt by HEC of an opinion of an investment banker selected by the Special Committee that the terms of the transaction are fair, from a financial point of view, to the holders of the Minority Shares.

       (b) The approval of the transaction by a majority of the shareholders of HEC other than HWG.

       (c) The receipt of all required approvals of federal and state governmental agencies and boards and of all other necessary consents and authorizations.

       (d) There shall have been no material adverse change in the business, consolidated earnings or consolidated net worth of HEC, its subsidiaries or Hallwood Energy Partners, L.P.

       (e) No action, proceeding or claim shall be pending to prevent consummation or seek damages by reason of the transaction; no governmental authority shall be then claiming that the transaction constitutes a violation of law.

       (f) All warranties, representations and covenants contained in the Agreement shall continue to be true and correct in all material respects as of the day of closing.

4. It is understood that the Agreement will contain many of the other terms and conditions which will have to be negotiated and agreed to before the Agreement can be finalized. Until the Agreement is finalized, approved by the respective Boards of Directors and by the Special

                   Committee (which approval shall be in the sole subjective discretion of each of them) and properly executed, neither party shall have any legally binding obligation to the other.

       If the terms outlined in this letter are satisfactory, we can proceed immediately with the preparation of a definitive agreement embodying these terms. If we can provide any additional information, please let me know.


                                   Sincerely,

                                   THE HALLWOOD GROUP INCORPORATED


                                   /s/ Melvin J. Melle, Vice President


       Upon receipt of this letter, the Special Committee instructed Principal to evaluate the Purchaser's proposal.

       Principal distributed its evaluation materials to the Special Committee on August 28, 1996. The Special Committee held a meeting on August 30, 1996 to discuss Principal's evaluation materials and the Purchaser's offer. The Special Committee noted that Principal's valuation of the Shares had increased, based upon various factors described below, from Principal's previous valuation. The Special Committee determined that it would be appropriate to pursue a transaction in which the Purchaser would offer to purchase the Shares currently held by the minority stockholders. The Special Committee further concluded that, based upon all of the foregoing, it would seek a price of $19.50 per Share for any such transaction, while acknowledging that if the Special Committee were not able to obtain that price, such a transaction might still be in the best interest of the minority stockholders. The Special Committee directed Mr. Sebastian to contact Mr. Guzzetti, Executive Vice President of the Purchaser. Mr. Sebastian was directed to propose a counter-offer of a transaction at $19.50 per Share.

       Mr. Sebastian communicated the Special Committee's counter-offer to Mr. Guzzetti on August 30, 1996. Representatives of the Purchaser met that day to consider the counter-offer. On the evening of August 30, 1996, Mr. Guzzetti communicated to Mr. Sebastian that the counter-offer of $19.50 per Share appeared to be acceptable to the Purchaser. Mr. Sebastian reported this to the Special Committee on September 3, 1996.

       On September 4, 1996, the Board of Directors of the Company held a regularly scheduled meeting at which the Special Committee recommended to the Board of Directors that a combination of the Company with the Purchaser in which the minority stockholders of the Company would receive $19.50 per Share be approved in principal by the Board of Directors. Upon receiving this recommendation, the Board of Directors of the Company approved a transaction as recommended by the Special Committee, subject to the preparation, negotiation and execution of a definitive agreement embodying the terms of the transaction and the approval by the Special Committee, the Board of Directors and the board of directors of the Purchaser of the definitive agreement. On September 6, 1996, the board of directors of the Purchaser approved in principle the transaction recommended by the Special Committee of the Company, subject to the preparation, negotiation and execution of a definitive agreement by the parties and approval of the definitive agreement by the boards of directors of the Company and the Purchaser.

       On September 9, 1996, the Company and the Purchaser issued a joint press release announcing an agreement in principal regarding a combination of the two entities, as follows:

       The Hallwood Group Incorporated (NYSE:HWG) and Hallwood Energy Corporation (NMS:HWEC) announced today that the Board of Directors of Hallwood Energy, upon the recommendation of the previously appointed special committee of independent directors, has accepted in principle the offer of Hallwood Group to effect a combination of Hallwood Energy and Hallwood Group in which the minority shareholders of Hallwood Energy would receive cash in the amount of $19.50 per share for each share of Hallwood Energy they hold as of the record date. The agreement is subject to, among other things, the determination of the structure of the combination and the execution by both companies of a definitive agreement.

       Hallwood Group owns approximately 82% of the issued and outstanding stock of Hallwood Energy. It is anticipated that the completion of the transaction will be conditioned on the approval of the holders of a majority of the shares of Hallwood Energy not currently held by Hallwood Group. It is the intention of the companies to complete the transaction before the end of the year.

       On September 5, 1996, counsel for the Purchaser distributed a draft of the Merger Agreement to counsel for the Special Committee. After receiving comments to the Merger Agreement from the Special Committee's counsel on September 13, 1996, the Purchaser's counsel distributed a revised draft of the Merger Agreement to the Special Committee's counsel on September 17, 1996.

       After receiving further comments to the Merger Agreement from the Special Committee's counsel and from the general counsel of the Company on September 18, 1996, the Purchaser's counsel distributed a revised draft of the Merger Agreement to the Special Committee's counsel on September 19, 1996. The Purchaser's counsel distributed revised indemnification provisions of the Merger Agreement to the Special Committee's counsel on September 30, 1996.

       On September 30, 1996, the Special Committee's counsel, the Purchaser's counsel and the general counsel for the Company had a conference call to discuss the timing of certain items related to the Offer and the Merger. On October 1, 1996, the Special Committee's counsel, Principal, the Purchaser's counsel and the general counsel for the Company had a conference call to discuss comments to the Offer to Purchase and the other documents related to the Offer. Counsel for the Purchaser distributed revised drafts of such documents on October 1, 1996.

       On October 4, 1996, the Special Committee's counsel, the Purchaser's counsel and the general counsel for the Company had a conference call to discuss the timing of certain items related to the Offer and the Merger and to discuss comments to the Offer to Purchase and the other documents related to the Offer. Counsel for the Purchaser distributed revised drafts of these documents on October 4, 1996.

       On October 9, 1996, the Special Committee and its legal and financial advisors met to discuss the Offer and the Merger. At that meeting, the Special Committee discussed several remaining outstanding issues on the draft Merger Agreement and Offer. At that meeting of the Special Committee, Principal delivered its written opinion to the Special Committee that the consideration to be received by the holders of Shares (other than the Purchaser) is fair to such holders from a financial point of view as of such date. See "SPECIAL FACTORS -- 6. Recommendation of the Company's Board of Directors and the Special Committee." The Special Committee unanimously approved, subject to certain changes being made, each of the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company and recommended that the stockholders of the Company tender their Shares and that the Board of Directors of the Company approve the same. After that meeting of the Special Committee, a meeting was convened of the members of the Special Committee, their counsel, representatives of the Purchaser, its counsel and the general counsel of the Company. At that meeting the remaining issues were resolved to the satisfaction of each of the members of the Special Committee. Immediately thereafter, the Board of Directors of the Company met. After receiving a report from the Special Committee on its deliberations and a recommendation from the Special Committee that the Board of Directors approve the Merger Agreement, the Offer and the Merger, the Board of Directors unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company and recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The board of directors of the Purchaser approved the Merger Agreement, the Offer and the Merger by unanimous written consent dated October 9, 1996. A copy of the Merger Agreement has been filed as an exhibit to the Rule 14(d)(1) Tender Offer Statement on Schedule 14D-1 ("Schedule 14D-1") and the Rule 13e-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), and the Merger Agreement is summarized in "THE OFFER -- 11. The Merger Agreement; Appraisal Rights."

       The Merger Agreement was executed by the parties thereto as of October 9, 1996, and the transaction was publicly announced on October 10, 1996.

6.     RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL
       COMMITTEE.

       At the October 9, 1996 meeting of the Board of Directors of the Company, the Board of Directors of the Company, including those members of the Board of Directors of the Company constituting the Special Committee, acting upon the unanimous recommendation of the Special Committee, unanimously approved the Merger Agreement, the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company and recommended that all stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

       Reasons for Recommendation.

       See "SPECIAL FACTORS -- 5. Background of the Offer and the Merger" for a description of certain events preceding the Board of Director's consideration of the Offer and the Merger.

       The Special Committee received presentations from, and reviewed the Offer and the Merger with, senior management of the Company, counsel for the Special Committee and the Special Committee's financial advisor, Principal.
The Special Committee, in determining whether to recommend the approval of the Merger Agreement and the transactions contemplated thereby to the full Board of Directors, considered a number of factors, including, but not limited to, the following:

              (i) The belief, based on its familiarity with the Company's business, its current financial condition and results of operations and its future prospects, and the current and anticipated developments in the oil and gas industry, that the consideration to be received by the Company's stockholders in the Offer and Merger fairly reflects the Company's value.

              (ii) The verbal presentations made by Principal at a meeting held on August 30, 1996, as to various financial and other considerations deemed relevant to the evaluation of the Offer and the Merger, including, but not limited to, a review of (A) the business prospects and financial condition of the Company, (B) historical business information and financial results of the Company, (C) nonpublic financial and operating results of the Company, (D) financial projections and budgets prepared by the Company's management, (E) information obtained from meetings with senior management of the Company, (F) the trading range and volume history of the Shares, (G) public financial information of comparable companies and (H) public information of comparable acquisitions.

              (iii) The opinion of Principal that the consideration to be received by the Company's stockholders pursuant to the Merger Agreement is fair to such stockholders (other than the Purchaser) from a financial point of view. In considering Principal's opinion, the Board was aware that Principal is entitled to a fee in accordance with the terms of its engagement described below.

              (iv) The relationship between the consideration to be received by stockholders as a result of the Offer and the Merger and the historical market prices and recent trading activity of the Shares. The Special Committee considered as favorable to its determination the fact that the $19.50 per Share price to be paid in the Offer and the Merger represents a premium of approximately 81% over the $10.75 price at which the Shares had traded most recently before September 8, 1996, the last trading day before the public announcement of the proposed transaction.

              (v) The recognition that, following consummation of the Offer and the Merger, the current Stockholders of the Company will no longer be able to participate in any increases or decreases in the value of the Company's business and properties. The Board and the Special Committee concluded, however, that this consideration did not justify forgoing the opportunity for stockholders to receive an immediate and substantial cash purchase price for their Shares.

              (vi) The fact that the terms of the Offer, and the increase in the consideration offered to the minority stockholders from $17.50 per Share to $19.50 per Share, were determined through arm's-length negotiations with the Purchaser by the Special Committee and its financial and legal advisors, all of whom are unaffiliated with the Purchaser, and the judgment of the Special Committee and Principal that, based upon the negotiations that transpired, a price higher than $19.50 per Share could not likely be obtained and that further negotiations with the Purchaser could cause the Purchaser to abandon the Offer, with the resulting possibility that the market price for the Shares could remain substantially below $19.50, and possibly $17.50, per Share, or to commence a tender offer without the involvement of the Special Committee at a price less than $19.50 per Share.

              (vii) The Purchaser's ownership of approximately 81.6% of the currently outstanding Shares and the effects of such ownership on the alternatives available to the Company, the response given by the Purchaser to the Special Committee that the Purchaser had no desire to participate in the sale of the Company to a third party and the fact that, as a practical matter, no strategic alternative could be effected without the support of the Purchaser; and the consequences of continuing to operate the Company as a majority-owned subsidiary of the Purchaser.

              (viii) The terms and conditions of the Merger Agreement, the fact that there are no unusual requirements or conditions to the Offer and the Merger, and the fact that the Purchaser has the financial resources to consummate the Offer and the Merger expeditiously.

              (ix) The fact that the consideration to be paid to the Company's minority stockholders in the Offer and the Merger is all cash.

              (x) The fact that the Offer and the Merger have been structured to include a first-step cash tender offer for any and all outstanding Shares, thereby enabling stockholders who tender their Shares to promptly receive $19.50 per Share in cash, and the fact that any minority stockholders who do not tender their Shares or properly exercise appraisal rights will receive the same price per Share in the subsequent Merger.

              (xi) The fact that, while no appraisal rights are available to stockholders as a result of the Offer, stockholders who do not tender pursuant to the Offer may have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the TBCA. See "THE OFFER -- 11. The Merger Agreement; Appraisal Rights."

       The Special Committee considered each of the factors listed above during the course of its deliberations prior to recommending that the Company enter into the Merger Agreement. In light of its knowledge of the business and operations of the Company and its business judgment, the Special Committee
believed that each of these factors supported its respective conclusions.   The
Special Committee also considered the possible conflicts of interest of certain directors and members of management of both the Company and the Purchaser discussed in "Item 3(b) -- Interests of Certain Persons" of the Company's
Schedule 14D-9. In view of the wide variety of factors considered, the Special Committee did not find it practicable to, and did not quantify the specific factors considered in making its determination, although the Special Committee did place a special emphasis on the opinion and analysis of Principal which was based on its analyses as outlined below.

       The Special Committee and the Board did not attempt to solicit competing acquisition proposals because they believed that the absence of any "break-up" fee or other "lock-up" provisions in the Merger Agreement and the freedom of the Board to consider any transaction proposed by a third party after the signing of the Merger Agreement meant that a third party interested in submitting a competing bid is free to do so despite the execution of the Merger Agreement. To date, the Company has received no inquiries whatsoever regarding a possible competing bid. Furthermore, the Board considered that, given the Purchaser's beneficial ownership of approximately 81.6% of the outstanding Shares, no acquisition could be approved by the stockholders without the affirmative vote of the Purchaser and that, if any other acquisition proposal were presented to the stockholders, the Purchaser could prevent the approval of any such proposal by exercising its right to vote against any such proposal.

       The Board of Directors of the Company, three of the six members of which were members of the Special Committee, approved the Merger Agreement and the transactions contemplated thereby after receiving a report from the Special Committee on its deliberations and recommendation. In reaching this decision, the Board of Directors principally considered the recommendation of the Special Committee and the Board's familiarity with the Company's business, the Company's current financial condition and results of operations and future prospects, and current and anticipated developments in the Company's industry. The Board also noted that the price offered by the Purchaser was within the range of value estimates contained in the Petroleum Industry Profiles, published by Kirkpatrick Energy Associates, Inc. in July 1996, a collection of analytical reports covering 111 publicly held independent producers, which estimated that the pre-tax asset liquidation value per primary common share of the Company at December 31, 1995 ranged from $11.84 to $29.46 per share, based on varying assumptions of prices and discount rates with an "expected value" of $20.69 per share. The Board did not endorse any of the specific assumptions or conclusions contained in the Petroleum Industry Profiles, however, and believed that Principal's analysis was more thorough and took into account certain information specific to the Company and not available to Kirkpatrick Energy Associates, Inc. Additionally, the Board of Directors acknowledged that the Company had recently received a letter from an attorney purporting to represent a shareholder of the Company requesting certain information. In the letter, the attorney states his client's belief that the price to be offered in the transaction may not be the fair value of the Company's Shares, noting the Company's purchase of 58,000 Shares at $21.50 per Share in 1995; asserting that 1996 earnings per Share could approach $3.00, purportedly implying a per Share value of $27.00; and estimating the Company's liquidation value at $30.00 per Share. Accordingly, the attorney requested the opportunity to review the report of Principal, minutes of various meetings of the Special Committee and the Board, and shareholder lists of the Company. The Board concluded that Principal's analysis of the Company thoroughly addressed each of the valuation issues raised by the attorney.

       Opinion of Financial Advisor.

       On October 9, 1996, Principal delivered its opinion to the Special Committee to the effect that the consideration to be paid to the holders of Shares pursuant to the Merger Agreement is fair to such holders (other than the Purchaser) from a financial point of view as of the date thereof. A copy of Principal's opinion is attached as Schedule III hereto. The summary of the opinion set forth herein is qualified in its entirety by such Schedule III which is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and procedures followed by Principal. The consideration to be paid pursuant to the Offer and Merger was determined by negotiations on behalf of the Company and the Purchaser and was not determined by Principal. In arriving at its opinion, Principal, among other things, (1) reviewed certain publicly available business and financial information relating to the Company; (2) reviewed the reported price and trading activity for the Shares; (3) reviewed certain internal financial information and other data provided to Principal by the Company relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (4) conducted discussions with members of the senior management of the Company; (5) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving other companies which Principal considered relevant; (6) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in the oil and gas industry; and (7) conducted such other financial studies, analyses and investigations, and considered such other information as Principal deemed necessary and appropriate. In reaching its opinion and conducting its analysis, Principal did not assume any responsibility for independent verification of any of the foregoing information and relied upon it being complete and accurate in all material respects. Principal was not requested to and did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor were they furnished with any such evaluation or appraisal. Principal also assumed that all of the information, including the projections, provided to Principal by the Company's management was prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future of the financial performance of the Company and was based upon the historical performance and certain estimates and assumptions which were reasonable at the time made. In addition, Principal was not asked to and did not express any opinion as to the after-tax consequences of the sale of such Shares by the stockholders. Principal's opinion is based on economic, monetary and market conditions existing on the date thereof. In rendering their opinion, Principal did not render any opinion as to the value of the Company and did not make any recommendation to the stockholders with respect to the advisability of tendering their Shares. No limitations were imposed by the Special Committee, the Company or the Purchaser upon Principal with respect to the investigations made or the procedures followed by Principal in rendering its opinion, and the Company and the members of its management cooperated fully with Principal in connection with its investigation.

       In arriving at its opinion Principal used five separate analyses including discounted cash flow analysis, comparable reserve acquisitions analysis, comparable companies trading analysis, premiums that were paid to acquire residual share interests by a majority shareholder analysis, and book value per share analysis. The following describes each method in summary.

       Discounted Cash Flow ("DCF") Analysis - Principal performed a DCF analysis pursuant to the present value of the future after-tax cash flows of the Company's proved reserves as of June 30, 1996 based on reserve reports provided to Principal by the Company. In addition, representatives of Principal met with representatives of the Company's management to discuss the Company's current and projected operations. In developing its Discounted Cash Flow Analysis, Principal took the free cash flow (defined as net income plus non-cash expenses less required capital expenditures) that the Company was expected to generate throughout the life of the reserves (as presented to Principal in the reserve reports provided by the Company) and discounted the cash flows to a present value using a 10% discount rate. The assumed tax rate was 34% and taxes were calculated giving effect for net operating loss carryforwards and depletion carryforwards available to the Company. Principal then analyzed a subsequent acquisition that occurred after the June 30, 1996 reserve report and calculated a value based on management's base case economics presented to Principal by the Company. Finally, Principal added net working capital, estimated book value of other assets, the value of the Company's stock investment in its parent, and the book value of other noncurrent assets and subtracted the long-term liabilities of the Company. Based on these assumptions Principal calculated an approximate imputed equity value for the Company of $19.40 per Share.

       Comparable Reserve Acquisition Analysis - In calculating the relative value of the Company's oil and gas reserves, Principal examined comparable oil and gas reserve acquisition transactions that occurred during 1994, 1995 and the first quarter of 1996 in the Mid-Continent and Rocky Mountain regions of the United States as reported by John S. Herold, Inc., an independent petroleum research company that tracks such data. There were 51 such transactions that occurred during the aforementioned period with a mean purchase price of $4.37 per oil barrel of equivalent reserves. Principal applied a multiple range of $4.00 to $4.50 per oil barrel of equivalent to the Company's proved reserves as provided to Principal by the Company. Principal then adjusted the equity value ranges to account for certain assets and liabilities of the Company that were not included as part of such analysis. Based on this analysis, Principal calculated an approximate imputed equity value range for the Company of $18.15 to $20.06 per Share.

       Comparable Companies Trading Analysis - Under this method, Principal examined nine companies Principal believed to be comparable to the Company on various financial and operational parameters. The comparable companies included were Abraxas Petroleum, American Exploration, Bellwether Exploration Company, Columbus Energy, Lomak Petroleum, Maynard Oil, Prima Energy, Unit Corporation, and Wiser Oil (the "Comparable Companies"). With respect to the Comparable Companies, Principal analyzed, among other things, current market value multiples relative to proved reserves, operating cash flows, after-tax cash flows and the present value of after-tax cash flows as determined pursuant to the standards established by the Commission for discounting the present value of proved reserves. Principal then established trading multiple ranges for each data point based on Principal's analysis of the Comparable Companies and multiplied the Company's relative data (provided to Principal by the Company) by the corresponding multiple range to establish hypothetical relative values. Principal then averaged these implied relative market values. Based on this analysis, Principal calculated an approximate imputed equity value range for the Company of $18.68 to $22.72 per Share.

       Premiums Paid for Residual Interest Analysis - Under this method, Principal examined transactions whereby a majority shareholder acquired the residual interest it did not own in a company. According to Securities Data Company, Inc., an independent research company, from 1987 to June 1996 thirteen such transactions occurred in the oil and gas industry and one was pending with an average 30.6% premium paid over the trading price four weeks prior to announcement. Principal applied the 30.6% premium to the Company's average Bid/Ask trading price for the period from January 1, 1996 to August 27, 1996. Based on this analysis, Principal calculated an approximate imputed equity value for the Company of $15.14 per Share.

       Book Value per Share Analysis - Principal examined the book value per Share as it related to a premium or discount to the value per Share of the transaction. The book value as of June 30, 1996 (after giving effect for the acquisition that occurred subsequent to June 30, 1996) was $13.52 per Share.

       The Principal then calculated a summary reference value, which places individual weights on each of the five aforementioned analyses to generate a weighted average total. In general, the analyses weighted most heavily are those that best reflect valuation criteria emphasized in the private acquisition market and the public trading market and include the Discounted Cash Flow Analysis, Comparable Reserve Acquisitions Analysis, and Comparable Companies Trading Analysis. Valuation parameters that are not direct indicators of market value were weighted less heavily and include Premiums Paid for Residual Interest Analysis and Book Value per Share Analysis. A weighted average of the five analyses as of August 28, 1996, resulted in an imputed equity value range for the Company of $18.19 to $19.67 per Share.

       The summary set forth above does not purport to be a complete description of either Principal's analyses or presentations to the Special Committee. Principal believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. In its analyses, Principal made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.
Because such estimates are inherently subject to uncertainty, none of the Company, the Purchaser, Principal and any other person assumes responsibility for their accuracy.

       The Company has retained Principal as the Special Committee's financial advisor in connection with the Merger, the Offer and other matters arising in connection therewith pursuant to an engagement letter dated July 17, 1996 ("Engagement Letter") between the Company and Principal. The Engagement Letter provides, among other things, that the Company will pay to Principal a fee equal to $65,000. In addition, the Company has agreed to reimburse Principal for its reasonable out-of-pocket expenses, including reasonable legal expenses, and to indemnify Principal against certain liabilities.

       The Special Committee selected Principal as its financial advisor because Principal is a recognized investment banking firm with emphasis in the oil and gas industry and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

                                   THE OFFER

1.     TERMS OF THE OFFER.

       Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by "THE OFFER -- 4. Rights of Withdrawal." The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 22, 1996, unless and until the Purchaser shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

       This Offer is subject to various terms and conditions described herein. See "THE OFFER -- 13. Certain Conditions of the Offer."

       Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "THE OFFER -- 13. Certain Conditions of the Offer" have occurred or have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, regardless of whether such Shares were accepted for payment, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer pursuant to the provisions of "THE OFFER -- 13. Certain Conditions of the Offer."

       If by the Expiration Date, any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), in its sole discretion subject to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares, (ii) waive all the unsatisfied conditions other than the Minimum Tender Condition and, with the consent of the Special Committee, waive the Minimum Tender Condition and, subject to the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer in any respect by giving oral and written notice of such termination, waiver, extension, delay or amendment to the Depositary or by making public announcement thereof.

       There can be no assurance that the Purchaser will exercise its right to extend the Offer. See "THE OFFER -- 13. Certain Conditions to the Offer."
Any extension, delay, amendment, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcements, the Purchaser will not have any obligations to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

       If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of the tendered Shares) is delayed in its acceptance for payment of or payment for the Shares or if the Purchaser is unable to accept for payment or pay for the Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE OFFER -- 4. Rights of Withdrawal." However, the ability of the Purchaser to delay the payment for the Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

       Consummation of the Offer is conditioned upon satisfaction of the Minimum Tender Condition and the other conditions set forth in "THE OFFER --
13. Certain Conditions of the Offer." The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions other than the Minimum Tender Condition, and, with the consent of the Special Committee, to waive the Minimum Tender Condition and to accept for payment pursuant to the Offer less than the minimum number of Shares necessary to satisfy the Minimum Tender Condition, to the extent permitted under applicable law.

       If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the consent of the Special Committee, a waiver or reduction of the

Minimum Tender Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in a dealer's solicitation fee, a minimum period of ten business days from the date of such change is generally required under the applicable rules and regulations of the Commission to allow for adequate dissemination to stockholders and investor response. Accordingly, if prior to the Expiration Date, the Purchaser should decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, or agree to pay a dealer's solicitation fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that notice of such change is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten-business day period. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

       The Company has provided to the Purchaser's agent the Company's stockholder list and security position lists for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to recordholders of the Shares whose names appear on the Company's stockholder list and will be mailed to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with "THE OFFER -- 4. Rights of Withdrawal" as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the terms and conditions set forth in "THE OFFER -- 13. Certain Conditions of the Offer." Any determination concerning the satisfaction or waiver of the terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all holders of Shares. See "THE OFFER -- 1. Terms of the Offer" and "THE OFFER -- 13. Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with the Purchaser's obligation under Rule 14e-l(c) under the Exchange Act to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

       For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders whose shares have been received for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN ACCEPTING FOR PAYMENT OR MAKING SUCH PAYMENT.

       In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by such Letter of Transmittal.

       If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to the Purchaser's obligations under Rule 14e-l(c) under the Exchange Act to pay for or return the Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in "THE OFFER -- 4. Rights of Withdrawal."

       If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense, to the tendering stockholder as promptly as practicable after the expiration, termination or withdrawal of the Offer.

       The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of the Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

       By accepting the benefits of the Offer through the tender of Shares and the receipt of payment for Shares, a tendering stockholder is (under the Purchaser's view of applicable law) barred from thereafter attacking in any legal proceeding the fairness of the consideration received by stockholders in the Offer. For this reason, the Letter of Transmittal to be executed by tendering stockholders includes a release of any such claims, which will be effective upon receipt of payment for tendered shares.

3.     PROCEDURE FOR TENDERING SHARES.

       Valid Tender. To tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and certificates for the Shares to be tendered must be received by the Depositary at such address by the Expiration Date.

       Signature Guarantee. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appears on the certificates, with the signatures on the certificates or stock power guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

       THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

       Other Requirements. Notwithstanding any other provision hereof, in all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares, properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof) for such Shares together with any required signature guarantees, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in accepting for payment or making such payment.

       Tender Constitutes an Agreement. The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

       Appointment of Proxy After Acceptance for Payment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints the designees of the Purchaser, and each of them, the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all cash dividends, distributions, rights, other Shares and other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase ("Distributions"). Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Upon the effectiveness of such appointment, without further action, all prior proxies with respect to the Shares (and any associated Distributions) given by such stockholder will be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, will not be deemed to be effective) with respect thereto by the stockholder. The Purchaser's designees will, with respect to the Shares (and any associated Distributions) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares (and any associated Distributions) (including voting at any meeting then scheduled or actions by written consent). See "THE OFFER -- 6. Price Range of Shares; Dividends."

       Release of Claims. By accepting the Offer through the tender of Shares pursuant to the Offer, the tendering stockholder agrees to release, and releases, all claims with respect to or in respect of the Shares other than the right to receive payment for the tendered Shares expressly provided herein and that, upon payment for the Shares, to waive any right to attack (and agrees to be barred from thereafter attacking) in any legal proceeding the fairness of the consideration paid in the Offer.

       Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

       Backup Withholding. In order to avoid backup withholding of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must verify such stockholder's correct taxpayer identification number ("TIN") and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder fails to provide the certifications described above, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to certain stockholders pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 2 to the Letter of Transmittal.

4.     RIGHTS OF WITHDRAWAL.

       Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 13, 1996.

       For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must also be submitted to the Depositary and, unless such Shares have been tendered for the account of any Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for the purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described above in "THE OFFER -- 3. Procedure for Tendering Shares" at any time on or prior to the Expiration Date.

       All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

       If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares tendered pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment.

5.     CERTAIN UNITED STATES TAX CONSIDERATIONS OF THE OFFER AND THE MERGER.

       The following is a summary of certain United States federal income tax considerations with respect to a sale of Shares pursuant to the Offer or the receipt of cash in exchange for Shares pursuant to the Merger. This summary does not address the potential federal income tax considerations to holders of Shares that continue to hold and do not sell all or a portion of their Shares pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of Shares. The discussion below does not address all of the federal income tax consequences that may be relevant to stockholders entitled to special treatment under the Code (for example, life insurance companies, foreign corporations, and individuals who are not citizens or residents of the United States) or to holders who acquired their Shares through the exercise of employee stock options or otherwise as compensation. Moreover, the discussion below does not address the applicable state, local or foreign tax laws. This summary also assumes that the Shares are held as a "capital asset" within the meaning of section 1221 of the Code.

       The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Offer or the Merger or that any such position would not be sustained.

       A sale of Shares pursuant to the Offer or the receipt of cash in exchange for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code. In general, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the Offer or the cash received by the stockholder pursuant to the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder pursuant to the Offer. Such gain or loss will be capital gain or loss. Such gain or loss will be long-term gain or loss if, on the date that the Purchaser accepts the Shares for payment pursuant to the Offer, the Shares were held for more than one year. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct annually up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations are allowed to carry back excess capital losses to the three preceding taxable years.

       Payments to stockholders in connection with either the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security or other TIN, or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualification for exemption from withholding and the procedure for obtaining such exemption.

       HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED ABOVE TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.     PRICE RANGE OF SHARES; DIVIDENDS.

       The Shares are quoted on the OTC Bulletin Board under the symbol "HWEC." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares as reported by the National Quotation Bureau and the amount of cash dividends paid per Share, based upon public sources:


                                HALLWOOD ENERGY CORPORATION

 FISCAL YEAR ENDING                                 HIGH           LOW        DIVIDENDS
 ------------------                                 ----           ---        ---------
 December 31, 1994
    First Quarter  . . . . . . . . . . . . . . .    $15            $13            $1.70
    Second Quarter . . . . . . . . . . . . . . .     15             12              na
    Third Quarter  . . . . . . . . . . . . . . .     14             10             1.50
    Fourth Quarter . . . . . . . . . . . . . . .     10 3/4          9              na
 December 31, 1995
    First Quarter  . . . . . . . . . . . . . . .    $12 1/2        $10 1/4        $1.00
    Second Quarter . . . . . . . . . . . . . . .     18 1/2         10 1/4         1.50
    Third Quarter  . . . . . . . . . . . . . . .     21             13 1/2          na
    Fourth Quarter . . . . . . . . . . . . . . .     16             10              .80
 December 31, 1996
    First Quarter  . . . . . . . . . . . . . . .    $11            $ 8              na
    Second Quarter . . . . . . . . . . . . . . .     12 1/2          8              na
    Third Quarter  . . . . . . . . . . . . . . .     14             10 3/4          na


       As of September 8, 1996, the last full trading day prior to the public announcement of the Purchaser's and the Company's agreement in principal to a combination of the two in a transaction in which holders of Shares would receive $19.50 in cash per share, the price at which Shares had most recently traded as reported by the National Quotation Bureau was $10.75 per Share on August 12, 1996. As of October 8, 1996, the last full trading day prior to the public announcement of execution of the Merger Agreement and the Purchaser's agreement to commence the Offer, the price at which Shares had most recently traded as reported by the National Quotation Bureau was $15.75 per Share on October 10, 1996. Stockholders are urged to obtain a current market quotation for the Shares.

       The Company has adopted a policy of paying dividends in an amount determined by the Board after consideration of the cash flow and working capital needs of the Company. Declarations of dividends are within the discretion of the Board of Directors of the Company, and the Company has informed the Purchaser that the Board will not declare any dividends prior to completing the Merger, unless the Merger is abandoned by the Purchaser and the Company. The payment of dividends is restricted by a credit agreement with a bank to an aggregate of $3.50 per Share in each fiscal year.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; AND EXCHANGE ACT REGISTRATION.

       The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could further reduce the liquidity and market value of the remaining Shares held by the public. The Shares are currently quoted on the OTC Bulletin Board. If Shares are purchased by the Purchaser pursuant to the Offer, the market for the Shares could be adversely affected.

       The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, the related requirement of furnishing annual and transition reports to stockholders pursuant to Section 15(d) of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for quotation on the OTC Bulletin Board. The Purchaser intends to terminate registration of the Shares as soon as possible after consummation of the Offer and the Merger if, and as soon as, the requirements for delisting of registration are met.

8.     CERTAIN INFORMATION CONCERNING THE COMPANY.

       General.

       The Company is a Texas corporation with its principal executive offices located at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 and its principal operating offices located at 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, at page 2:

       The Company is a publicly traded Texas corporation engaged in the development, production and sale of oil and gas through its ownership of oil and gas properties and its investments in entities with oil and gas activities. The Company is the general partner of HEP, a publicly traded oil and gas limited partnership. The Company is also the general partner of HEPO, one of the operating partnerships for HEP. The Company's wholly-owned subsidiary, Hallwood G.P., Inc. is the general partner of EDPO, the other operating partnership for HEP.

       HEP is engaged in the development, production, sale and transportation of oil and gas and in the acquisition, exploration, development and operation of oil and gas properties. The principal objectives of HEP are to maintain or expand its reserve base and to provide cash distributions to the holders of its units of limited partnership interest ("Units").

       The Company's general partner interest in HEP entitles it to a share of net revenues derived from HEP's properties ranging from 2% to 25%, and the Company holds approximately 6.5% of HEP's limited partner Units. The Company accounts for its ownership of HEP using the proportionate consolidation method of accounting whereby the Company records its proportional share of each of HEP's revenues and expenses, current assets, current liabilities, noncurrent assets, long-term obligations and fixed assets. HEP owns approximately 46% of the common stock of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC"), which HEP accounts for under the equity method.

       The activities of HEP are conducted by HEPO and EDPO. HEP is the sole limited partner and the Company is the sole general partner of HEPO. Hallwood G.P., Inc., a wholly-owned subsidiary of the Company, is the sole general partner and HEP is the sole limited partner of EDPO. Solely for purposes of simplicity herein, unless otherwise indicated, all references to HEP in connection with the ownership, exploration, development or production of oil and gas properties include HEPO and EDPO.

       The Company does not engage in any other line of business nor does it have any employees. HPI, an affiliate of HEP, operates the properties and administers the day to day activities of the Company. On February 27, 1996, HPI had 133 employees.

       From 1990 through 1995, the Company acquired 267,709 shares (adjusted for the Purchaser's 1-for-4 reverse split) or approximately 17% of the outstanding shares of the Purchaser on the open market. The Company is holding the stock of the Purchaser as a long-term investment and has classified it as an available-for-sale security. As of June 30,

1994, it was determined that the Purchaser's stock had experienced an other than temporary decline in fair value. Therefore, the Company's investment in the Purchaser was written down from its original cost to a new cost basis based on its market value at June 30, 1994 of $11.50 per share. The resultant loss of $3,249,000 was recorded as an impairment of investment in parent in the Company's financial statements for 1994.

       During 1991 and 1992 the Company acquired $2,439,000 principal amount of the Purchaser's 13.5% Subordinated Debentures due July 31, 2009, which it subsequently exchanged for 7% Collateralized Subordinated Debentures due July 31, 2000. On March 29, 1995, the Purchaser repurchased the 7% Collateralized Subordinated Debentures for $1,376,000 plus accrued interest through the purchase date. The debentures were repurchased for an amount approximately equal to their book value.

       Financial Information.

       Set forth below is certain summary consolidated financial information for the Company's last three fiscal years as contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and for the six months ended June 30, 1996 and June 30, 1995, as contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and June 30, 1995. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations, liquidity and capital resources) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below. Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, are included with this Offer to Purchase as Appendix A and incorporated herein by reference.

                          HALLWOOD ENERGY CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
                                  (UNAUDITED)


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Six Months Ended June 30,       Years Ended December 31,
                                             --------------------------  ----------------------------------
                                                 1996          1995       1995         1994         1993
                                                 ----          ----       ----         ----         ----
 REVENUES:
     Oil revenue                               $ 1,345       $ 1,037    $ 2,228      $ 2,046      $ 1,950
     Gas revenue                                 2,239         1,490      3,279        3,832        3,972
     Litigation settlement of affiliate                                                             1,050
     Acquisition fee                                                         11           23          111
     Interest                                                               114          237          185
                                               -------       -------    -------      -------      -------
                                                 3,584         2,527      5,632        6,138        7,268
                                               -------       -------    -------      -------      -------


 EXPENSES:
     Production operating expense                  732           642      1,443        1,555        1,394
     General and administrative                    434           500      1,158        1,098        1,248
     Depreciation, depletion,
     amortization
         and  impairment                           816         1,305      2,153        1,959        1,944
     Interest                                      254           204        493          363          442

     Litigation settlement of affiliate                                      46          308
                                               -------       -------    -------      -------      -------
                                                 2,236         2,651      5,293        5,283        5,028
                                               -------       -------    -------      -------      -------

 OTHER INCOME (EXPENSE):
     Impairment of investment in parent                                               (3,249)
     Miscellaneous income (expense)                 64            10        (39)          15          364
                                               -------       -------    -------      -------      -------

                                                    64            10        (39)      (3,234)         364
                                               -------       -------    -------      -------      -------

 INCOME (LOSS) BEFORE INCOME TAXES               1,412          (114)       300       (2,379)       2,604
                                               -------       -------    -------      -------      -------

 PROVISION (BENEFIT) FOR INCOME TAXES
     Current                                        54            92         94          133           90

     Deferred                                      158                     (500)
                                               -------       -------    -------      -------      -------
                                                   212            92       (406)         133           90
                                               -------       -------    -------      -------      -------

 NET INCOME (LOSS)                               1,200          (206)       706       (2,512)       2,514


 PREFERRED STOCK DIVIDENDS                           0           356      1,175           73           88
                                               -------       -------    -------      -------      -------

 NET INCOME (LOSS) FOR COMMON
     STOCKHOLDERS                              $ 1,200       $  (562)   $  (469)     $(2,585)      $2,426
                                               =======       =======    =======      =======      =======

 NET INCOME (LOSS) PER
 COMMON SHARE                                  $  1.52       $ (1.14)   $ (1.00)     $( 3.32)     $  2.67
                                               =======       =======    =======      =======      =======


 NET INCOME (LOSS) PER COMMON SHARE
 (assuming full dilution)                      $  1.52       $ (1.14)   $ (1.00)     $ (3.32)     $  2.42
                                               =======       =======    =======      =======      =======

 WEIGHTED AVERAGE COMMON SHARES                    789           494        469          779          907
                                               =======       =======    =======      =======      =======
 EARNINGS TO FIXED CHARGES (a)                    22:1         112:1       22:1         na(b)        na(b)
                                               =======       =======    =======      =======      =======

(a) Earnings are computed as net income before income taxes less equity in earnings of affiliate and depreciation, depletion, amortization and impairment pertaining to investment in affiliate plus distributions received from affiliate, plus fixed charges. Fixed charges are comprised of the Company's direct interest expense.
(b)    Not applicable as there were no fixed charges during the period.

                          CONSOLIDATED BALANCE SHEETS


                                                Six Months Ended June 30,       Years Ended December 31,
                                                -------------------------   ----------------------------------
                                                  1996            1995          1995        1994         1993
                                                  ----            ----          ----        ----         ----
 CURRENT ASSETS
     Cash and cash equivalents                 $    440        $  2,022      $     10    $    668     $  1,128
     Accounts receivable:
         Affiliates                                 461             528           372         526          683
         Trade                                       63               7            26           7            5
     Current assets of affiliate                  2,816           1,859         2,236       1,760        4,024
                                               --------        --------      --------    --------     --------
                                                  3,780           4,416         2,644       2,961        5,840
                                               --------        --------      --------    --------     --------

 PROPERTY, PLANT AND EQUIPMENT, at cost
     Oil and gas properties (full cost
     method):
         Proved mineral interests               112,832         112,373       113,159     111,951      111,125
         Unproved mineral interests -
         domestic                                   127              40            82          46          240
         Unproved mineral interests - foreign                                                 288          214
     Other property and equipment                 3,774           3,745         3,758       3,745        3,743
                                               --------        --------      --------    --------     --------
                                                116,733         116,158       116,999     116,030      115,322

     Less accumulated depreciation,
     depletion,
         amortization and property impairment  (107,976)       (106,302)     (107,160)   (105,461)    (103,625)
                                               --------        --------      --------    --------     --------

         Net Property, Plant and Equipment        8,757           9,856         9,839      10,569       11,697
                                               --------        --------      --------    --------     --------

 OTHER ASSETS
     Investment in common stock of parent
         (carried at market)                      3,681           2,744         2,075       1,680        4,592
     Investment in bonds of parent
         (at cost adjusted for amortization
         of discount)                                                                       1,352        1,255
     Deferred tax asset                             342                           500
     Noncurrent assets of affiliate               1,549           1,415         1,407       1,704        1,914
                                               --------        --------      --------    --------     --------
                                                  5,572           4,159         3,982       4,736        7,761
                                               --------        --------      --------    --------     --------

 TOTAL ASSETS                                  $ 18,109        $ 18,431      $ 16,465    $ 18,266     $ 25,298
                                               ========        ========      ========    ========     ========


 CURRENT LIABILITIES
     Accounts payable and accrued
     liabilities                               $    150        $    102      $    106    $    154     $    341
     Current portion of long-term debt              300             225           300
     Current liabilities of affiliate             2,013           2,357         2,857       2,879        3,089
                                               --------        --------      --------    --------     --------
                                                  2,463           2,684         3,263       3,033        3,430
                                               --------        --------      --------    --------     --------
 NONCURRENT LIABILITIES
     Long-term debt                                 675             725           825
     Long-term obligations of affiliate           5,312           5,056         5,366       3,917        5,584
                                               --------        --------      --------    --------     --------
                                                  5,987           5,781         6,191       3,917        5,584
                                               --------        --------      --------    --------     --------
         Total Liabilities                        8,450           8,465         9,454       6,950        9,014
                                               --------        --------      --------    --------     --------

 STOCKHOLDERS' EQUITY
     Series D preferred  stock, $.01 par
         value; 65,000 shares authorized;
         cancelled in 1995                                                                      1            1
     Series E preferred stock; $.01 par
         value; 450,000 shares authorized;
         converted to common stock in 1995                            4                         4
     Common stock, $.50 par value;
         80,000,000 shares authorized;              599             421           599         421          599
     Capital in excess of par value              53,789          57,397        53,789      58,248       60,867
     Accumulated deficit                        (40,384)        (42,496)      (41,584)    (42,290)     (39,778)
     Unrealized gain (loss) on investment in
         common stock of parent                     604            (146)       (1,002)       (896)      (1,233)
     Less cost of treasury stock common
         shares and Series D preferred shares    (4,949)         (5,214)       (4,791)     (4,172)      (4,172)
                                               --------        --------      --------    --------     --------

         Stockholder's Equity - net               9,659           9,966         7,011      11,316       16,284
                                               --------        --------      --------    --------     --------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 18,109        $ 18,431      $ 16,465    $ 18,266     $ 25,298
                                               ========        ========      ========    ========     ========
 BOOK VALUE PER COMMON SHARE AND COMMON
 SHARE EQUIVALENT                              $  12.43        $  11.72      $   8.85    $  12.03     $  17.30
                                               ========        ========      ========    ========     ========

       Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based on such documents and records are untrue, the Purchaser cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

       The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at Room 1024, Judiciary Plaza, Washington, D.C. 20549.

       Certain Projections.

       The Purchaser and its representatives from time to time receive projections of financial results prepared by the management of the Company in the ordinary course of business as a part of the Company's or the Purchaser's financial planning process. Although the Company does not as a matter of course publicly disclose projections as to future revenues or earnings, because they were received by the Purchaser, the Purchaser is making these projections available to all stockholders.

       THE SUMMARY PROJECTIONS BELOW WERE PREPARED IN APRIL 1996 IN
CONNECTION WITH A CONTEMPLATED BUT ABANDONED SALE OF SECURITIES BY THE PURCHASER AND THE INFORMATION WITH RESPECT TO 1996 WAS UPDATED IN SEPTEMBER 1996 TO TAKE INTO ACCOUNT THE RESULTS OF OPERATIONS OF THE FIRST TWO QUARTERS OF 1996 AND AN ACQUISITION BY HEP IN JULY 1996. NONE OF THE PROJECTIONS SET FORTH BELOW ARE TO BE REGARDED AS FACT AND SUCH PROJECTIONS SHOULD NOT BE RELIED UPON AS ACCURATE REPRESENTATIONS OF FUTURE RESULTS. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE SUMMARY PROJECTIONS, AS TO FUTURE RESULTS, ARE BASED UPON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE PURCHASER'S AND THE COMPANY'S CONTROL, THEY ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS CAN BE REALIZED. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

       THE INCLUSION OF THE SUMMARY PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE PURCHASER, OR THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, THAT THE PROJECTED RESULTS WILL BE ACHIEVED.
THE SUMMARY PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NONE OF THE PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, FINANCIAL ADVISORS, INDEPENDENT AUDITORS OR DIRECTORS OR OFFICERS, ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE SUMMARY PROJECTIONS. THE SUMMARY PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON THEM.

                          HALLWOOD ENERGY CORPORATION
                       MODIFIED CASH FLOW STATEMENTS (a)
                                AS OF APRIL 1996
                                 (IN THOUSANDS)

                                           Fiscal Years Ended December 31,         Projected Fiscal Years Ending December 31,
                                           -------------------------------   ----------------------------------------------------
REVENUE                                       1993       1994      1995        1996       1997       1998       1999       2000
                                              ----       ----      ----        ----       ----       ----       ----       ----
     Distributions from HEP-GP              $2,013     $2,378     $2,360      $2,438     $2,262     $2,526     $2,731     $2,752
     Distributions from HEP-LP                 526        526        526         267        298        298        298        298
                                            ------     ------     ------      ------     ------     ------     ------     ------
          Total                              2,539      2,904      2,886       2,705      2,560      2,824      3,029      3,050

     Direct Property Cash Flow
       (Net of LOE) (b)                        134         46        137         614        414        320        259        211
     Interest Income                           143        184         86           0          0          0          0          0
                                            ------     ------     ------      ------     ------     ------     ------     ------
Total Revenue                                2,816      3,134      3,109       3,319      2,974      3,144      3,288      3,261
OPERATING EXPENSE
     General & Administrative Expenses        (612)      (570)      (628)       (654)      (600)      (600)      (600)      (600)
     Working Capital Changes                    64        (62)        80           0          0          0          0          0
     Income Taxes                              (90)      (133)       (94)        (50)       (50)       (50)       (50)       (50)
                                            ------     ------     ------      ------     ------     ------     ------     ------
OPERATING CASH FLOW                          2,178      2,369      2,467       2,615      2,324      2,494      2,638      2,611

CAPITAL EXPENDITURES                          (187)      (100)      (144)       (280)         0          0          0          0

DEBT SERVICE
     Cash Interest Expense                       0          0       (106)        (65)       (68)       (38)       (11)         0
     Principal Payments                          0          0        (75)       (300)      (300)      (300)      (225)         0
                                            ------     ------     ------      ------     ------     ------     ------     ------
          Total                                  0          0       (181)       (365)      (368)      (338)      (236)         0
DIVIDENDS
     Dividends to Affiliate                      0     (1,909)    (1,989)     (1,450)    (1,565)    (1,725)    (1,922)    (2,089)
     Dividends to Third Parties                  0       (766)      (684)       (362)      (391)      (431)      (480)      (522)
     Dividends to Preferred Stockholders      (118)      (118)         0           0          0          0          0          0
                                            ------     ------     ------      ------     ------     ------     ------     ------
          Total                               (118)    (2,793)    (2,673)     (1,812)    (1,956)    (2,156)    (2,402)    (2,611)

NON-RECURRING ITEMS
     Proceeds from Property Sales                7          4          0           0          0          0          0          0
     Miscellaneous, Non-recurring Income       135         60         30           0          0          0          0          0
     Hallwood Debentures Sold to Hallwoo       380          0      1,376           0          0          0          0          0
     HEC Stock Purchase (Common and
       Preferred)                           (1,692)         0     (2,232)        158          0          0          0          0
     Hallwood Stock Purchase                     0          0       (501)          0          0          0          0          0
     Debt Borrowings                             0          0      1,200           0          0          0          0          0
                                            ------     ------     ------      ------     ------     ------     ------     ------
          Total                             (1,170)        64       (127)          0          0          0          0          0

NET CASH FLOW                               $  703    ($  460)   ($  658)     $    0     $    0     $    0     $    0     $    0
                                            ======     ======     ======      ======     ======     ======     ======     ======

(a)  See "Assumptions" on following pages.
(b)  Includes acquisition fees paid to the
     Company.

       Assumptions. The Modified Cash Flow Statements ("Statements") above present in summary form the revenues and expenses of the Company, and adjust them for other sources and uses of cash to illustrate the free cash flows generated by the Company. These statements were prepared on a modified cash basis by the management of the Company and are not in accordance with Generally Accepted Accounting Principles ("GAAP"). Therefore, any comparison between these Statements and the audited financial statements presented in the Company's public filings would lack consistency and would be inappropriate.

       The following is a listing of the major definitional conventions and assumptions made in the presentation of the Statements. Their correct interpretation is critical to the understanding of the cash flows illustrated in the Statements. Any similarities between the nomenclature utilized in the Statements and that used in conventional GAAP basis financial statements are purely coincidental. Consequently, the terms contained in the Statements should be interpreted strictly on the bases defined below.

       Revenue - Revenue figures are presented on an accrual basis. Revenue includes sales, lease income, management fees, partnership distributions, and intercompany advances.

       Total Revenue - The Company's total revenue consists primarily of limited partner and general partner distributions from HEP, which are paid according to the terms of the HEP partnership agreement. The Company also receives cash directly from certain properties in which it has a working interest ("Direct Property Cash Flows"). Such Direct Property Cash Flows include the receipt of fees for the successful completion of acquisitions by HEP. Direct Property Cash Flows were $137,000 in fiscal 1995 and are projected to increase to $588,000 in fiscal 1996 due to: (i) the completion of one acquisition by HEP during 1996; and (ii) the Company's participation in 1996 in the refinancing of a property owned by a special purpose subsidiary of HEP. The Company's participation in such refinancing will entitle it to receive Direct Property Cash Flows from that property. For the purposes of the Statements, management has not assumed the completion of additional transactions after 1996 which would result in additional Direct Property Cash Flows. Consequently, Direct Property Cash Flows are expected to decline after 1996 as the properties in which the Company has a working interest are depleted.

       Distributions paid by HEP depend primarily on HEP's revenues. HEP's revenues represent gross revenue less lease operating expenses and taxes. HEP's net revenue was estimated on three bases:

       - Existing Properties - For each existing property, management utilized comprehensive historical production reports prepared by its engineers and audited by independent engineering firms to project oil and gas production volumes for each property. Such reserve production forecasts were then multiplied by assumed prices for each property to calculate projected gross revenue. Gross revenue was then reduced by the expected taxes, operating costs, and capital investment required to sustain such production to calculate net revenue.

       - Net Revenue From Drilling - In order to project the results of HEP's capital spending, management projected net revenue resulting from each year's capital spending to yield a 20% internal rate of return on such capital spending over a fifteen year period.

       - May Partnerships Distributions - Distributions from the 60% owned May Partnerships were determined by utilizing the anticipated oil and gas production volumes in the reserve production forecasts and the overall average price assumptions.

       In the preparation of such projections, management assumed overall average prices of $18.50 per barrel of oil and $2.00 per thousand cubic feet of gas, with no price or cost escalation over the projection period. During the six years from 1990 through 1995, average oil and gas selling prices achieved by HEP, the Company's primary operating affiliate, have been approximately $19.37 and $1.73, respectively, including the results of HEP's programs to hedge its oil and gas prices. For the six months ended June 30, 1996, average oil and gas selling prices achieved by HEP were approximately $18.99 and $2.21, respectively, including the results of HEP's programs to hedge its oil and gas prices.

       Operating Expenses - Operating Expenses are presented on an accrual basis. However, such expenses exclude all depreciation, depletion and amortization charges.

       General and Administrative Expenses - The Company's general and administrative expenses are projected to remain constant at $600,000 for the period of the projections, based on historical performance.

       Working Capital Changes - Changes in the working capital needs of the Company are minimal, and have been assumed to be zero for the projection period.

       Income Taxes - The Company filed federal income tax returns on a stand-alone basis until December 1995. Beginning January 1996, the Company will be consolidated with the Purchaser for federal income tax purposes. The Company pays state income taxes on a stand-alone basis. For the period of the projections, management has assumed the Company will pay $50,000 in state taxes per annum.

       Operating Cash Flow - Operating Cash Flow represents the net cash generated after the payment of: (i) Operating Expenses; (ii) cash disbursements related to the normal course of business; and (iii) changes in working capital.

       Capital Expenditures - The Company's capital expenditures are projected to be $280,000 in 1996. This figure represents the Company's share of the refinancing of the property in which it will receive a working interest. Thereafter, the Company has not assumed the completion of additional projects which would require cash outlays from the Company.

       Non-Recurring Items - Non-Recurring Items represent cash receipts or disbursements which are not related to the ongoing business of the entity, such as litigation payments, loan proceeds or costs, non-recurring income, and purchases of stock of affiliated entities.

       Net Cash Flow - Net Cash Flow represents the total change in cash of an entity after all expenses and cash disbursements.

       Dividends - The Company projects to pay as dividends its entire Net Cash Flow Before Non-Recurring Items.

Because management of the Company periodically updates the projections, they may vary, and in fact have varied, depending on the time such projections are made.

       Share Ownership Information.

       The following table sets forth the information provided to the Purchaser by the Company concerning the number of Shares owned beneficially as of October 8, 1996 by (i) each director and executive officer of the Company who owns Shares and (ii) the directors and executive officers of the Company as a group. Mr. Guzzetti has sole voting and investment power with respect to the Shares reported. To the Purchaser's knowledge, each of the following listed persons currently intends to tender his Shares in the Offer.

                                                              AMOUNT
                           NAME AND ADDRESS                BENEFICIALLY          PERCENT OF
                         OF BENEFICIAL OWNER                  OWNED             COMMON STOCK
                         -------------------               -----------          ------------

                William L. Guzzetti, President                 285                   *

                All directors and executive officers
                as a group (nine individuals)                  285                   *

             *  Represents less than 1% of the outstanding Shares.

The table above does not include the 633,917 Shares held by the Purchaser (81.6% of all outstanding Shares) of which Mr. Gumbiner is Chairman and Chief Executive Officer and Mr. Troup is President and a director. Messrs. Gumbiner and Troup are directors of the Company and Mr. Gumbiner is the Chief Executive Officer of the Company.

       The Company is general partner of HEP. Mr. Guzzetti owns 100 Class A Units of limited partner interest and six Class C Units (less than .01% of each class) and currently exercisable options to acquire 42,500 Units (less than 1%, assuming exercise of the options) of HEP. Mr. Sebastian owns 400 Class A Units and 26 Class C Units (less than .01% of each class) of HEP. Mr. Troup owns currently exercisable options to acquire 56,666 Class A Units (less than 1%, assuming exercise of the options) of HEP, and Mr. Gumbiner owns currently exercisable options to acquire 85,000 Class A Units (less than 1%, assuming exercise of the options) of HEP. No other director of the Company owns Units of HEP. Executive officers of the Company, including Messrs. Gumbiner and Guzzetti, own 403 Class A Units and 26 Class C Units and currently exercisable options to purchase 201,166 Class A Units (2%, assuming exercise of the options) of HEP.

       9.      CERTAIN INFORMATION CONCERNING THE PURCHASER.

       General.

       Upon its formation in 1981, the Purchaser, a Delaware corporation, became engaged in the ownership, operation and management of the real estate portfolios of its corporate predecessors and in the merchant banking business, specializing in assisting troubled companies to implement plans of financial restructuring. After 1981, the Purchaser disposed of a substantial portion of its initial real estate portfolio and significantly expanded the range of its merchant banking activities. The Purchaser acquired substantial investment positions in a number of previously unaffiliated enterprises and thereby became a diversified holding company engaged in three principal activities: asset management, operating subsidiaries and investments in associated companies.
The Purchaser, its operating subsidiaries and associated companies are currently engaged in the commercial and industrial real estate, energy, textile products, hotel and restaurant businesses. For financial reporting purposes, the Purchaser considers itself to operate in five business segments: real estate, energy, textile products, hotels and restaurants. The Purchaser is no longer engaged in the merchant banking business, other than in connection with the businesses in which its operating subsidiaries or associated companies are engaged. The Purchaser's principal executive offices are located at 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

       The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of the Purchaser are set forth in "Schedule I -- Directors and Executive Officers of the Purchaser" to this Offer to Purchase which is incorporated herein by reference.

       The Purchaser is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Purchaser's directors and officers, their remuneration, stock options granted to them, the principal holders of the Purchaser's securities, any material interests of such persons in transactions with the Purchaser and other matters is required to be disclosed in proxy statements distributed to the Purchaser's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at Room 1024, Judiciary Plaza, Washington, D.C. 20549. Such information may also be obtained from the New York Stock Exchange, 20 Broad Street, New York, New York.

       On July 22, 1996, the Purchaser agreed to a settlement of a claim by the Commission arising from the Purchaser's sale of a small portion of its holdings in the stock of ShowBiz Pizza Time, Inc. ("ShowBiz") during a four-day period in June 1993. These and other similar sales were made by the Purchaser pursuant to a pre-planned, long-term selling program begun in December 1992. The Commission asserted that some, but not all, of the Purchaser's June 1993 sales were improper because, before the sales program was completed, the Purchaser is alleged to have received nonpublic information about ShowBiz. In connection with the settlement, the Purchaser agreed to contribute approximately $953,000, representing the loss that the Commission alleged the Purchaser avoided by selling during the four-day period, plus interest of $240,000. The Purchaser also agreed to be subject to an injunction against any future violations of certain federal securities laws. In addition, the Commission alleged that Anthony J. Gumbiner failed to take appropriate action to discontinue the Purchaser's sales of the ShowBiz shares during the four days in question. Mr. Gumbiner did not directly conduct the sales, nor did he sell any shares for his own account or for the account of any trust for which he has the power to designate the trustee. Although the sales were made solely by the Purchaser, the Commission assessed a civil penalty of $477,000 against Mr. Gumbiner, as a "control person" for the Purchaser. Mr. Gumbiner, however, is not subject to any separate injunction concerning his future personal activities. As provided in the settlement, neither the Purchaser nor Mr. Gumbiner admits or denies the allegations made by the Commission, and both entered into the settlement to avoid the extraordinary time and expense that would be involved in protracted litigation with the government.

       Share Ownership Information.

       The Purchaser currently owns 633,917 Shares, or approximately 81.6% of the issued and outstanding Shares. In addition, the following table sets forth the number of Shares beneficially owned as of October 8, 1996 by the persons listed in "Schedule I -- Directors and Executive Officers of the Purchaser" to this Offer to Purchase and any other associate or majority-owned subsidiary of the Purchaser or any of the persons so listed. Mr. Guzzetti has indicated that he intends to tender such Shares into the Offer.
                                                             AMOUNT
           NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED
           ------------------------                    ------------------
             William L. Guzzetti                               285

       Except as elsewhere set forth in this Offer to Purchase: (i) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in "Schedule I -- Directors and Executive Officers of the Purchaser" hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company; (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days; (iii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in "Schedule I -- Directors and Executive Officers of the Purchaser" hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) there have been no contacts, negotiations or transactions since January 1, 1993 between the Purchaser, or, to the knowledge of the Purchaser, any of the persons listed in "Schedule I -- Directors and Executive Officers of the Purchaser" hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Company; and (v) neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed in "Schedule I -- Directors and Executive Officers of the Purchaser" hereto, has since January 1, 1993 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer. References herein to the subsidiaries or affiliates of the Purchaser do not include the Company and its subsidiaries.

       Share Repurchases.

       During the period from January 1, 1994 to the date of this Offer to Purchase, the Purchaser purchased an aggregate of 37,312 Shares for a total consideration of $615,621, with per Share prices ranging from $15.00 to $16.50 and the Company has purchased an aggregate of 163,912 Shares for a total consideration of $2,388,335, with per share prices ranging from $11.36 to $21.50 (assuming that certain purchases of shares of the Company's Series D preferred stock are treated on an as-converted basis). The average purchase price paid during each quarterly period since January 1, 1994 is as follows:

                                                          AVERAGE PURCHASE
     FISCAL YEAR ENDING                                      PRICE PAID
     ------------------                                      ----------
     December 31, 1994
        First Quarter  . . . . . . . . . . . . . . .             $  na
        Second Quarter . . . . . . . . . . . . . . .                na
        Third Quarter  . . . . . . . . . . . . . . .                na
        Fourth Quarter . . . . . . . . . . . . . . .                na
     December 31, 1995
        First Quarter  . . . . . . . . . . . . . . .             $  11.36
        Second Quarter . . . . . . . . . . . . . . .                11.475
        Third Quarter  . . . . . . . . . . . . . . .                21.50
        Fourth Quarter . . . . . . . . . . . . . . .                16.50
     December 31, 1996
        First Quarter  . . . . . . . . . . . . . . .             $  na
        Second Quarter . . . . . . . . . . . . . . .                10.50
        Third Quarter  . . . . . . . . . . . . . . .                na

       In addition, in October 1994, the Purchaser exchanged 356,000 Shares for the same number of shares of Series E preferred stock ("Series E Stock") of the Company that had rights identical to the Shares except that the Series E Stock had no rights to vote in the election of directors. In December 1995, the Purchaser converted all of its Series E Stock into the same number of Shares, as permitted by the terms of the Series E Stock.

10.    CONTACTS WITH THE COMPANY; CONTRACTS AND ARRANGEMENTS.

       Directors of the Company.

       The Board of Directors of the Company currently consists of six members, three of whom are officers or directors of the Purchaser or the Company. The Purchaser currently has, and following the Offer will continue to have, the ability to elect the entire Board of Directors of the Company.

       The members of the Company's Board of Directors are as follows:

       Anthony J. Gumbiner, 51, has served as a director and as Chairman of the Board and Chief Executive Officer of the Company since May 1984 and February 1987, respectively. He has also served as Chairman of the Board of Directors of the Purchaser since 1981 and as Chief Operating Officer of the Purchaser since April 1984. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984 and as a director of ShowBiz Pizza Time, Inc., a company primarily engaged in the restaurant business, since September 1988. He has been a director of Hallwood Consolidated Resources Corporation ("HCRC") since June 1992 and a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

       William L. Guzzetti, 52, has been President, Chief Operating Officer and a director of the Company since February 1985. Mr. Guzzetti joined the Company in February 1976 as Vice President, Secretary and General Counsel and served in these positions until November 1980. He served as Senior Vice President, Secretary and General Counsel from November

1980 until February 1985, when he assumed his current office. Mr. Guzzetti is also an Executive Vice President of the Purchaser. He is a director and President of Hallwood Realty. He is a director and President of HCRC.

       Brian M. Troup, 49, has served as a director of the Company since May 1984. He has been President and Chief Operating Officer of the Purchaser since April 1986, and he is a director. He is a director of Hallwood Holdings S.A. and a director of ShowBiz Pizza Time, Inc. He is also a director of HCRC and Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

       Hans-Peter Holinger, 53, is a citizen of Switzerland. He served as Managing Director of Interallianz Bank Zurich A.G. from 1977 to February 1993. Since February 1993, he has been the majority owner of Holinger Asset Management AG, Zurich.

       Rex A. Sebastian, 66, has served as a director of the Company since January 1993. Mr. Sebastian is a member of the Board of Directors of Ferro Corporation. Mr. Sebastian served as Senior Vice President--Operations of Dresser Industries, Inc. from January 1975 until his retirement in July 1985. He joined Dresser in 1966. Mr. Sebastian is now a private investor.

       Nathan C. Collins, 61, was appointed a director of the Company in March 1995. From March 1, 1995 to March 1, 1996, he was President, Chief Executive Officer and a director of Flemington National Bank & Trust Co. in Flemington, New Jersey. From November 1987 until December 1994, he was Chairman of the Board of Directors, President and Chief Executive Officer of BancTexas Group Inc. He began his banking career in August 1964 with the Valley National Bank in Phoenix, Arizona and held various positions there, finally becoming Executive Vice President, Senior Credit Officer and Manager of the Asset/Liability Group of the bank. Mr. Collins is now a private investor.

       Contracts and Agreements.

       The Company, the Purchaser and their affiliates have a number of financial, operating and other arrangements and have engaged in certain intercompany transactions believed to be mutually beneficial. These arrangements include those set forth below. Copies of the Agreements referred to below required to be filed as exhibits to the Schedule 13E-3 and the
Schedule 14D-1 are so filed and are available in the same manner as that described in "SPECIAL FACTORS-5. Background of the Offer and the Merger," and the following summaries are qualified in their entirety by reference to the copies of such agreements.

       Hallwood Petroleum, Inc., a subsidiary of HEP, has a financial consulting agreement with the Purchaser pursuant to which the Purchaser furnishes consulting and advisory services to the Company and HEP and their affiliates. Under the terms of the financial consulting agreement, HPI is obligated to pay the Purchaser annual payments of $300,000 beginning June 30, 1993, and the Purchaser is obligated to furnish consulting and advisory services to HPI, HEP and their affiliates through June 30, 1997. Since 1994, the consulting services have been provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and the Purchaser paid the annual fee it received to HSC Financial. Of the $300,000 fee paid in 1994, approximately $7,000 was paid by the Company, $166,000 was paid by HEP and the remainder was paid by other affiliates of the Company. Of the $300,000 fee paid in 1995, approximately $9,160 was paid by the Company, $156,000 was paid by HEP and the remainder was paid by other affiliates of the Company. The fee paid in 1996 has not yet been allocated, but management of the Company believes that the allocation for 1996 will be similar to that for 1994 and 1995.

       The Company and HEP reimburse the Purchaser for expenses incurred on behalf of the Company and HEP. In 1993, the Company reimbursed the Purchaser approximately $13,000, and HEP reimbursed the Purchaser approximately $303,000. In 1994, the Company reimbursed the Purchaser approximately $14,000, and HEP reimbursed the Purchaser approximately $330,000. In 1995, the Company reimbursed the Purchaser approximately $19,000, and HEP reimbursed the Purchaser approximately $369,000. No reimbursements have been made for 1996, but management of the Company believes that reimbursements for 1996 will be similar to those for 1993, 1994 and 1995.

       Anthony J. Gumbiner, Chairman of the Board of the Company, is also Chairman of the Board of the Purchaser and William L. Guzzetti, President of the Company, is also Executive Vice President of the Purchaser. In their capacities with the Company, Messrs. Gumbiner and Guzzetti receive compensation from the Company. The following table sets forth cash compensation paid to Messrs. Gumbiner and Guzzetti during 1995, 1994 and 1993. Total compensation for 1996 has not yet been determined.

                                                                                       LTIP         401(k)
                                           Year               Salary       Bonus     Payouts  Contributions
                                           ----               ------       -----     -------  -------------
         Anthony J. Gumbiner               1995             $250,000(a)   $     0    $     0   $     0
                                           1994              125,000            0          0         0
                                           1993                    0            0          0         0

         William L. Guzzetti               1995             $204,412      $75,000    $     0   $ 6,004
                                           1994              200,240       72,800      9,449     6,004
                                           1993              200,240       65,000      5,227     6,004

-------------
(a) Effective August 1, 1994, Mr. Gumbiner has a Compensation Agreement with HPI pursuant to which HPI pays Mr. Gumbiner $250,000 per year. The Compensation Agreement continues in effect until terminated by either party on not less than six months' notice.

       During 1995, 1994 and 1993, Messrs. Gumbiner and Guzzetti also received awards of performance units under a Domestic Incentive Plan and an International Incentive Plan for the Company and its affiliated entities. The value of awards under each plan depends primarily on success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The amounts shown below are aggregate awards under the plans for the Company, HEP and their affiliates.

                                                            Number           Estimated Future
                                           Year             Of Units               Payouts
                                           ----             --------         --------------------
         Anthony J. Gumbiner               1995             .30              $        0(b)
                                           1994               0                       0
                                           1993               0                       0

         William L. Guzzetti               1995             .15              $   41,939(a)
                                                            .10                       0(b)
                                           1994             .15                  11,364(a)
                                                            .22                       0(b)
                                           1993             .1425                16,084(a)

-------------
(a)    This amount represents an award under the Domestic Incentive Plan.
       There are no minimum, maximum or target amounts payable under the Domestic Incentive Plan. Payments under the awards will be equal to the indicated percentage of plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% (40% for 1993 awards) of the remaining net present value of estimated future production from the wells. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(b) This amount represents an award under the International Incentive Plan. There are no minimum, maximum or target amounts payable under the International Incentive Plan. Payments under the awards will be equal to the indicated percentage of gross revenues, net of costs of transportation and marketing, from international projects. No proved reserves attributable to international projects have been recorded, so the current estimated future payout for the 1995 awards is $0.

       In addition, HEP and HCRC awarded options to certain persons who serve as directors or officers of the Company and HCRC, including Messrs. Gumbiner and Guzzetti. See "THE OFFER -- 8. Certain Information Concerning the Company."

11.    THE MERGER AGREEMENT; APPRAISAL RIGHTS.

       The Merger.

       The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions, the Company will be merged into the Purchaser. Because the Purchaser currently owns a majority of the outstanding Shares, the Purchaser will have the vote necessary under Texas law to approve the Merger. Under Delaware and Texas law, if the Purchaser owns at least 90% of the outstanding Shares, which would be the case if the Minimum Tender Condition is satisfied, the Merger may be effected without the vote of the Company's or the Purchaser's stockholders. Following consummation of the Merger, the Purchaser will continue as the surviving corporation in the Merger ("Surviving Corporation") and the directors of the Company who are not also directors of the Purchaser will remain as advisory directors to the board of the Purchaser.

       At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Purchaser, the Company or any direct or indirect subsidiary of the Purchaser or the Company or Shares ("Dissenting Shares") held by stockholders of the Company who have properly exercised their appraisal rights in accordance with Art. 5 of the TBCA) will be converted into the right to receive, without interest, an amount in cash ("Merger Consideration") equal to the Offer Price.

       The Merger Agreement provides that the Dissenting Shares will not be converted into or represent the right to receive the Merger Consideration. Holders of such Shares will be entitled to receive payment of the "fair value" of such Shares held by them in accordance with the provisions of Art. 5 of the TBCA, except that all Dissenting Shares held by stockholders who fail to perfect or who effectively withdraw or lose their rights to dissent will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the certificate or certificates that formerly evidenced such Shares.

       The Merger Agreement provides that the Purchaser shall make available or cause to be made available to the paying agent appointed by the Purchaser with the Company's prior approval ("Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments described above to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the funds deposited with the Paying Agent for such purpose. One hundred and twenty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding at the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable under due surrender of their certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares.

       Conditions to Certain Obligations. The obligations of the Company and the Purchaser to effect the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including (i) the purchase by the Purchaser (or one or more affiliates of the Purchaser) of Shares pursuant to the Offer, (ii) to the extent required by applicable law, the receipt of stockholder approval of the Merger and the Merger Agreement, (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental, regulatory or administrative authority, agency, tribunate, commission or other entity, domestic, international or foreign (a "Governmental Entity"), or any court which is in effect and prohibits consummation of the Merger, and (iv) the Minimum Tender Condition shall have been satisfied and none of the events described in "THE OFFER -- 13. Certain Conditions of the Offer" shall have occurred.

       Termination. According to its terms, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company, by the mutual consent of the Purchaser and the Company, by action of their respective Boards of Directors. In addition, the Merger Agreement may be terminated by action of the Board of Directors of either the Purchaser or the Company if (i) the Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, in the case of termination of the

Merger Agreement by the Purchaser, such termination of the Offer is not in violation of the terms of the Offer or (ii) without fault of the terminating party, the Merger shall not have been consummated by December 31, 1996, whether or not such date is before or after any approval by the stockholders of the Company of the Merger and the Merger Agreement. The Merger Agreement may be terminated by the Purchaser at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company, by the action of the board of directors of the Purchaser, if (i) the Company shall have failed to comply in any material respect with any of the covenants and agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to such date of termination or (ii) the Board of Directors of the Company or those directors of the Company who are not officers of the Purchaser or the Company or any affiliate of either of them ("Independent Directors") shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company or the Independent Directors, upon request by the Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing. The Merger Agreement may be terminated at any time prior to the Effective Time, before or after any approval by the stockholders of the Company, by action of the Board of Directors of the Company, if the Purchaser shall (i) have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Purchaser at or prior to such date of termination or (ii) shall have failed to commence the Offer within the time required by the Merger Agreement.

       Subject to the applicable provisions of the DGCL and the TBCA, the Merger Agreement may be amended by action taken by the Company and the Purchaser at any time prior to the Effective Time.

       Certain Covenants of the Parties. The Purchaser has agreed in the Merger Agreement that it will not, without the prior written consent of the Company, decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought or change the conditions to the Offer. Also, the Purchaser shall not terminate or withdraw the Offer or extend the Expiration Date unless at the Expiration Date the conditions set forth in "THE OFFER -- 13. Certain Conditions of the Offer" have not been satisfied or waived.

       The Merger Agreement provides that the Purchaser shall maintain the Purchaser's existing officers and directors' liability insurance or equivalent liability insurance ("D&O Insurance"), which provides coverage for the Company's officers and directors, for a period of six years after the Effective Time so long as the annual premium therefore is not in excess of 125% of the last annual premium paid prior to the date hereof ("Current Premium"); provided, however, (a) if the Purchaser determines that it is unable to maintain the existing or equivalent D&O Insurance that includes coverage for those persons who are directors and officers of the Company as of the Effective Time, for a premium not in excess of 125% of the Current Premium, but maintains D&O Insurance for persons who are directors and officers of the Purchaser, then, for the six-year period after the Effective Time, the Purchaser will provide D&O Insurance for those persons who are currently directors and officers of the Company on the same basis as the Purchaser maintains D&O Insurance for persons who are then directors and officers of the Purchaser, and
(b) if the existing D&O Insurance expires, is terminated or is canceled during such six year period, the Purchaser will use its reasonable best efforts to obtain D&O Insurance providing for such period at least $2,000,000 of coverage for those persons who are directors or officers of the Company at the Effective Time. In lieu of the insurance arrangement referred to above, the Purchaser may, on or before the expiration of the Offer, enter into alternative insurance arrangements, provided that such arrangements are approved by each of the individuals who are Independent Directors at any time from the date of the Merger Agreement through the Effective Time. The Merger Agreement also provides that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and/or officer of the Company, determined as of the Effective Time ("Indemnified Parties") who is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company or any subsidiary of the Company prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time ("Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement pursuant to the provisions of the Merger Agreement described in the next succeeding paragraph, losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Texas law. The Merger Agreement further provides that the Surviving Corporation and the Purchaser shall also advance expenses (including attorneys' fees), as incurred by the Indemnified Party to the fullest extent permitted under applicable law provided such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

       Pursuant to the Merger Agreement, upon learning of any Claim described in the preceding paragraph, such Indemnified Party shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to the Merger Agreement to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not have been unreasonably withheld; and provided further that the Surviving Corporation shall not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non- appealable, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any aspect of "fault" otherwise allocable to the Company being allocable to the Surviving Corporation.

       The Merger Agreement further provides that if a claim for indemnification or advancement under the Merger Agreement is not paid in full by the Surviving Corporation within thirty days after a written claim therefor has been received by the Surviving Corporation, the Indemnified Party may any time thereafter bring suit against the Surviving Corporation or the Purchaser to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such claims. Under the terms of the Merger Agreement, neither the failure of the Surviving Corporation or the Purchaser (including their Boards of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the Surviving Corporation or the Purchaser (including their boards of directors, independent legal counsel, or stockholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

       The Merger Agreement also provides that no amendment to the Certificate of Incorporation or By-laws of the Surviving Corporation shall reduce in any way adversely affect any then existing right of any director or officer (or former director or officer) to be indemnified with respect to acts, omissions or events occurring prior to the Effective Time.

       In the Merger Agreement, the Company has agreed that its Board of Directors and a majority of the Independent Directors will recommend acceptance of the Offer to the Company's stockholders and will file with the Commission contemporaneously with the commencement of the Offer, and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the unanimous recommendation of the Company's Board of Directors and the Independent Directors that the Company's stockholders accept the Offer.
The Merger Agreement also provides that if the Company's Board of Directors determines that its fiduciary duties require it to amend or withdraw its recommendation, such amendment or withdrawal shall not constitute a breach of the Merger Agreement.

       The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

       The foregoing description of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1 and to the Schedule 13E-3 and may be obtained in the manner described in "THE OFFER -- 8. Certain Information Concerning the Company." The foregoing description of the Merger Agreement is qualified in its entirety by reference to that document.

       If the Minimum Tender Condition is satisfied, the Purchaser will hold 90% or more of the outstanding Shares, and the Purchaser intends to effect the Merger without a vote of the Company's stockholders pursuant to the "short-form" merger provisions of the TBCA. As the Purchaser already owns 633,917 of the 777,126 total outstanding Shares, assuming no additional Shares are issued after October 8, 1996, the Purchaser will need to purchase pursuant to its Offer a minimum of 71,605 of the Shares in order to satisfy the Minimum Tender Condition. However, if the Purchaser, with the consent of the Special Committee, were to waive the Minimum Tender Condition, and the Purchaser were to hold less than 90% of the outstanding Shares, then the Merger would have to be approved by the Company's Board of Directors and by the Company's stockholders. Under the TBCA and the Company's Articles of Incorporation, the vote of the holders of a majority of the outstanding Shares would be required to approve the Merger under such circumstances. Since the Purchaser currently owns more than a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholders of the Company, and the Purchaser intends to do so.

       Appraisal Rights.

       Holders of Shares do not have appraisal rights as a result of the Offer. After the Offer is consummated, the Purchaser anticipates that the Shares will cease to be quoted on the OTC Bulletin Board. In connection with the Merger, even if the Merger is consummated pursuant to the short-form merger provisions discussed above, holders of the Shares will have certain rights under the TBCA to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash, plus a payment in cash of a fair rate of interest from the date of consummation of the Merger, to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares would take into account all relevant factors and could, accordingly, be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares, asset values, earning capacity and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The costs of appraisal litigation (including fees of counsel and experts retained by the parties) will be taxed upon the parties, or either of them, in such manner as appears equitable to the court. See "Schedule II -- Appraisal Rights of Dissenting Stockholders under Texas Law" attached hereto for a summary of appraisal rights under the TBCA.

       The Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise by any other stockholder of such stockholder's appraisal rights, even if the Shares are not quoted on the OTC Bulletin Board prior to the consummation of the Merger. However, the Purchaser intends to argue in any appraisal proceeding that, for the purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

       THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF TEXAS LAW.

       Plans for the Company.

       Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted.

12.    SOURCE AND AMOUNT OF FUNDS.

       The Purchaser estimates that the total amount of funds required to purchase 100% of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $3,000,000. See "THE OFFER -- 16. Fees and Expenses" for additional information as to the fees and expenses payable by the Purchaser. The Purchaser will obtain these funds from existing working capital and from the existing working capital of the Company subsequent to the Merger.

13.    CERTAIN CONDITIONS OF THE OFFER.

       Notwithstanding any other provision of the Offer, the Purchaser shall not be obligated to accept for payment any Shares or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or payment for, any tendered Shares (i) unless the Minimum Tender Condition shall have been satisfied or, with the consent of the Special Committee, waived, or (ii) if on or after October 9, 1996, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

       (a) there shall be any statute, rule, regulation, judgment, injunction or other order, enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any Governmental Entity, or any other person, domestic, supranational or foreign (i) challenging the legality of the acquisition by the Purchaser of the Shares; (ii) restraining, delaying or prohibiting the making or consummation of the Offer or the Merger or obtaining from the Company or the Purchaser any damages in connection therewith; (iii) relating to assets of, or prohibiting or limiting the ownership or operation by the Purchaser of all or any portion of the business or assets of, the Company or the Purchaser (including the business or assets of their respective affiliates and subsidiaries) or imposing any limitation on the ability of the Purchaser to conduct such business or own such assets; (iv) imposing limitations on the ability of the Purchaser (or any affiliate of the Purchaser) to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company or (v) having a substantial likelihood of any of the foregoing;

       (b) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States or
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

       (c) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Merger Agreement or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

       (d) any change, including, without limitation, any change arising out of or related to any natural disaster shall have occurred or been threatened or become known (or any condition, event or development shall have occurred or been threatened or become known involving a prospective change) in the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or any of its subsidiaries that could reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole;

       (e) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be made or obtained by the Company, the Purchaser or any stockholder of the Purchaser with or from any Governmental Entity or any bank or lender to the Company in connection with the Offer and the Merger shall not have been made or obtained except where the failure to make or to obtain, as the case may be, such consents, registrations, approvals, permits, authorizations, notices, reports or other filings could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole;

       (f) the Special Committee shall have adversely amended or modified or shall have withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by the Purchaser, or shall have resolved to do any of the foregoing; or

       (g) the Merger Agreement shall have been terminated in accordance with its terms or the Purchaser shall have reached an agreement or understanding with the Special Committee providing for termination of the Offer which, in the reasonable judgment of the Purchaser with respect to each and every matter referred to above, and regardless of the circumstances (including any action or inaction by the Purchaser or any affiliate of the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

       The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser or any affiliate of the Purchaser ) giving rise to any such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding on all holders of the Shares.

14.    DIVIDENDS AND DISTRIBUTIONS.

       If, on or after the date hereof, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire Shares or otherwise cause a reduction in the number of outstanding Shares, (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (d) disclose that it has taken any such action, then without prejudice to the Purchaser's rights under the provisions of "THE OFFER -- 13. Certain Conditions of the Offer," the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer and Merger consideration and other terms of the Offer and Merger, including, without limitation, the number or type of securities offered to be purchased.

       If, on or after the date hereof, the Company should declare or pay any cash dividend on the Shares or make any other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records, then, subject to the provisions of "THE OFFER -- 13. Certain Conditions of the Offer" above, (a) the price payable by the Purchaser pursuant to the Offer and Merger may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or distribution or (b) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

15.    CERTAIN LEGAL MATTERS.

       General.

       Except for the approval of any bank or lender to the Company or as otherwise disclosed herein, the Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or by the Merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer or by the Merger. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions or that adverse consequences might not result to the Company's or the Purchaser's business or that certain parts of the Company's or the Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "THE OFFER -- 13. Certain Conditions of the Offer."

       State Takeover Laws.

       A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (shares representing ownership in excess of certain voting power thresholds, e.g. 20%, 33 1/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

       The Purchaser has not currently complied with any state takeover laws. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that one or more state takeover laws applies to the Offer or the Merger and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment any Shares tendered.

16.    FEES AND EXPENSES.

       The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and the Merger pursuant to an agreement between the Purchaser and the Depositary, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

       In addition to the fees set forth above, the Purchaser has paid, or will be responsible for paying, the following approximate fees and expenses: filing fees $559; legal fees and expenses $75,000 and printing and miscellaneous $27,100.

17.    MISCELLANEOUS.

       The Offer is made solely by the Offer to Purchase and the Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

       To the extent the Purchaser becomes aware of any law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

       In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

       No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

       The Purchaser has filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, and a Schedule 13E-3, together with exhibits, pursuant to Rule 13e-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in "THE OFFER -- 8. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                        THE HALLWOOD GROUP INCORPORATED

October 15, 1996.

                                   SCHEDULE I
               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

       The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States, unless otherwise indicated. Unless otherwise indicated, the address of each such person is 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

       Brian M. Troup, age 49, has served as President and Chief Operating Officer of the Purchaser since April 1986. He has also served as Finance Director of Anglo Metropolitan Holdings, plc, a real estate holding company located in the United Kingdom, since 1979; as a director of Hallwood Holdings S.A. ("HHSA") (formerly Stanwick International Corporation S.A.), a corporation engaged in the real estate business, since March 1984; as a director of the Company, which serves as the general partner of Hallwood Energy Partners, L.P. ("HEP") since May 1994; as a director of ShowBiz Pizza Time, Inc., a corporation engaged in the restaurant business and an affiliate of the Purchaser ("ShowBiz"), since September 1988; as a director of Hallwood Realty Corporation ("Hallwood Realty"), which is a wholly-owned subsidiary of the Purchaser and serves as the general partner of Hallwood Realty Partners, L.P. ("HRP"), since 1990; and as a director of Hallwood Consolidated Resources Corporation ("HCRC") since 1992. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom. Mr. Troup also served as a director of Alliance Bancorporation, a bank holding company ("Alliance"), from February 1988 until its liquidation in February 1994. Mr. Troup is a citizen of the United Kingdom.

       Anthony J. Gumbiner, age 51, has served as Chairman of the Board of Directors of the Purchaser since 1981 and Chief Executive Officer of the Purchaser since 1984. He has also served as Chairman of the Board of Directors and Chief Executive Officer of the Company since May 1984 and February 1987, respectively; as a director of HHSA, since March 1984; as a director of ShowBiz since September 1988; as a director of Hallwood Realty since November 1990 and as a director of HCRC since 1992. Mr. Gumbiner is also a solicitor of the Supreme Court of Judicature of England. Mr. Gumbiner is a citizen of the United Kingdom.

       Robert L. Lynch, age 78, has served as Vice Chairman of the Purchaser since May 1984. He is Chairman of the Board and Chief Executive Officer of Perpetual Storage, Inc., a corporation engaged in underground storage and maintenance of business and personal records and in micrographic services. Mr. Lynch has served as a director of Perpetual Storage, Inc. since 1969 and as a director of ShowBiz since September 1988.

       Charles A. Crocco, Jr., age 57, a shareholder in Crocco & DeMaio,
P.C., attorneys at law, is Chairman of the Purchaser's Compensation Committee. He has also served as a director of First Banks America, Inc. (formerly BancTEXAS Group, Inc.), a bank holding company, since April 1988; and as a director of ShowBiz since September 1988.

       J. Thomas Talbot, age 59, is currently Chairman of the Purchaser's
Audit Committee. He has been a partner of Shaw & Talbot, a commercial real estate investment and development company, since 1975, and of Pacific Management Group, an asset management firm, since 1986, and is the owner of The Talbot Company. Mr. Talbot served as Chairman of the Board and Chief Executive Officer of HAL, Inc., an airline holding company; and as Chairman of the Board and Chief Executive Officer of both Hawaiian Airlines, Inc., a commercial airline, and West Maui Airport between 1989 and July 1991. He was founder and served as Chairman of the Board of Jet America Airlines between 1980 and 1986. He has served as a director of Fidelity National Financial, Inc. since December 1990; and as a director of ShowBiz since September 1988. He has also served as a director of Hemetter Enterprises, Inc. since May 1993; as a director of The Baldwin Company since June 1993; and as a director of Koll Real Estate Group (formerly Bolsa Chica Company) since August 1993. In addition, Mr. Talbot served as a director of Alliance, from April 1988 until its liquidation, and as Chairman and Chief Executive Officer of Alliance from August 1992 until its liquidation.

       In addition to certain directors of the Purchaser who serve as executive officers, the following individuals also serve as executive officers of the Purchaser:

       William L. Guzzetti, age 52, has served as Executive Vice President of the Purchaser since October 1989. Mr. Guzzetti has served as President, Chief Operating Officer and a Director of the Company since February 1985 and as President, Chief Operating Officer and a Director of HCRC since May 1991. Prior to that, Mr. Guzzetti served as Senior

Vice President, Secretary and General Counsel of the Company from November 1980 until February 1985. Since November 1990 and May 1991, Mr. Guzzetti has served as the President, Chief Operating Officer and a Director of Hallwood Realty.

       Melvin J. Melle, age 53, has served as Vice President and Chief Financial Officer of the Purchaser since December 1984 and as Secretary of the Purchaser since October 1987. Mr. Melle served as Assistant Secretary of the Purchaser from December 1984 to October 1987. Mr. Melle had served as Secretary and Principal Financial and Accounting Officer of Alliance from April 1989 until its liquidation in February 1994. From June 1980 though June 1986, Mr. Melle served as Chief Financial Officer of The Twenty Seven Trust. Mr. Melle is a member of the American Institute of Certified Public Accountants and of the Ohio Society of Certified Public Accountants.

                                  SCHEDULE II
                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS
                                UNDER TEXAS LAW

       In connection with the Merger, a stockholder may have the right to dissent from the Merger and, in lieu of receiving $19.50 net in cash per Share, to seek the "fair value" of all of such stockholder's Shares, as determined in accordance with the applicable provisions of the Texas Business Corporation Act ("TBCA"). In order to perfect such appraisal rights, a stockholder is required to follow the procedures set forth in Art. 5 of the TBCA, as summarized below. The following discussion of the provisions of Art. 5 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that article. A STOCKHOLDER DESIRING TO DISSENT FROM THE MERGER MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN ART. 5 OF THE TBCA. FAILURE TO FOLLOW ANY SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER ART. 5 OF THE TBCA.

       Any stockholder of the Company may elect to dissent from the Merger with respect to all of the Shares registered in such stockholder's name. If the Merger is consummated pursuant to a stockholder vote, a stockholder who votes in favor of the Merger, whether in person or by proxy, shall waive such stockholder's appraisal rights. However, a stockholder is not required to vote against the Merger in order to qualify to exercise appraisal rights.

       If the Merger is to be consummated pursuant to a stockholder vote, the Company, not less than 20 days prior to the meeting of stockholders, shall notify each of its stockholders who was such on the record date for such meeting of the date and purpose of such meeting. Any stockholder desiring to exercise appraisal rights must deliver to the Company, before the taking of the vote on the proposed Merger, a written notice objecting to the Merger and setting out that the stockholder's right to dissent will be exercised if the action becomes effective. Such notice must inform the Company of the identity and address of the stockholder. Within ten (10) days after the effective date of such Merger, the surviving or resulting corporation must notify each stockholder who has complied with Art. 5.12 of the TBCA and has not voted in favor of or consented to the Merger at the date that the Merger has become effective. Any stockholder desiring to exercise their appraisal rights must make written demand of such on the surviving or resulting corporation within ten (10) days from the delivery or mailing of the Company's notice of the effectiveness of such Merger. The notice shall state the fair value of the Shares as estimated by the stockholder.

       FAILURE TO MAKE A WRITTEN DEMAND WILL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

       If the Merger is consummated pursuant to Art. 5.16 of the TBCA without a stockholder vote, because the Purchaser then owns more than 90% of the outstanding Shares, the surviving or resulting corporation, within ten (10) days of the effective date of the Merger, must notify each stockholder of the Company of the effective date of such Merger and mail to each stockholder a copy of the articles of merger. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder, at such stockholder's address as it appears on the records of the Company. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice and copy of the articles of merger, demand in writing from the surviving or resulting corporation the payment of the fair value of the stockholder's Shares. The demand must inform the surviving or resulting corporation of the identity of the stockholder, state the number and class of all Shares owned by the stockholder, and the fair value of the Shares as estimated by the stockholder. Upon receiving a demand for payment from any dissenting stockholder, the surviving or resulting corporation must make an appropriate notation thereof in its stockholder records. Within twenty (20) days after demanding payment for Shares in accordance with Article 5.16 of the TBCA, each stockholder so demanding payment and holding Shares in certificate form shall submit the certificates to the surviving or resulting corporation for notation thereon that such demand has been made. THE FAILURE OF HOLDERS OF CERTIFICATED SHARES TO DO SO WILL, AT THE OPTION OF THE SURVIVING OR RESULTING CORPORATION, TERMINATE THE SHAREHOLDERS' RIGHTS UNDER ARTICLE 5.16 OF THE TBCA UNLESS A COURT OF COMPETENT JURISDICTION FOR GOOD AND SUFFICIENT CAUSE DIRECTS OTHERWISE.

       Within ten (10) days after receipt by the surviving or resulting corporation of the demand for payment by the dissenting stockholder of the fair value of the Shares, the surviving or resulting corporation must deliver or mail to the dissenting stockholder written notice either accepting the amount claimed in the demand and agreeing to pay such amount within ninety (90) days after the date of the Merger and upon surrendering the Share certificates duly endorsed, or shall contain an estimate by the surviving or resulting corporation of the fair value of the Shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the Merger was effective, upon receipt of notice from the stockholder within sixty (60) days after that date that the stockholder agrees to accept that amount. If within sixty (60) days after the date on which the Merger was effective, the value of the Shares is agreed upon between the dissenting stockholder and the surviving or resulting corporation, payment for the Shares must be made within ninety
(90) days after the date on which the Merger was effective. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in such Shares or the surviving or resulting corporation.

       FAILURE TO MAKE SUCH WRITTEN DEMAND WILL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

       The written demand for appraisal must be made by or for the holder of record of Shares registered in the holder's name. Accordingly, the demand should be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the stockholder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner.

       Within one hundred and twenty (120) days after the day of the effective date of the Merger, any stockholder who has satisfied the foregoing conditions and who is otherwise entitled to appraisal rights under Art. 5.16 of the TBCA, may file a petition in a court of competent jurisdiction demanding a determination of the value of the Shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. Stockholders seeking to exercise appraisal rights should not assume that the surviving or resulting corporation will file a petition with respect to the appraisal of the value of their Shares or that the surviving or resulting corporation will initiate any negotiations with respect to the "fair value" of such Shares. ACCORDINGLY, STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD REGARD IT AS THEIR OBLIGATION TO TAKE ALL STEPS NECESSARY TO PERFECT THEIR APPRAISAL RIGHTS IN THE MANNER PRESCRIBED IN ART. 5.16 of the TBCA.

       If a stockholder files the petition for appraisal in a timely manner, the surviving or resulting corporation must file, within ten (10) days of service of the stockholders' petition, a verified list of the names and addresses of all stockholders who have demanded appraisal for their Shares and with whom the surviving or resulting corporation has not reached an agreement regarding value. If the surviving or resulting corporation files a petition, it must be accompanied by a similar list. If so ordered by the Court, the clerk of the court is required to provide notice by registered or certified mail of the hearing to stockholders shown on the list and to provide notice by publication.

       If a petition for an appraisal is timely filed, at the hearing on the petition, the court will determine the stockholders entitled to appraisal rights and will appraise the value of the Shares owned by the stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct payment of the fair value of the Shares together with a fair rate of interest, if any, on the fair value to stockholders entitled thereto upon surrender to the surviving or resulting corporation of Share certificates. Upon application of a stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

       Although the Purchaser believes that the price per Share set out in the offer is fair, it cannot make any representation as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value.

       Any stockholder who has duly demanded an appraisal in compliance with Art. 5.16 of the TBCA will not, after the effective date of the Merger, be entitled to vote the Shares for any purpose nor be entitled to the payment of any dividends or other distributions on the Shares (other than those payable to stockholders of record as of a date prior to the effective date of the Merger).

       If no petition for an appraisal is filed within the time provided, or if a stockholder delivers to the surviving or resulting corporation a written withdrawal of the stockholder's demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the effective date of the Merger or, with the written approval of the surviving or resulting corporation, thereafter, then the right of the stockholder to an appraisal will cease and such stockholder shall be entitled to receive in cash, without interest, the amount to which the stockholder would have been entitled had he not demanded appraisal of such stockholder's Shares. No appraisal proceeding in Court will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

       Any notice, objection, demand or other written communication required to be given to the surviving or resulting corporation by a dissenting stockholder should be delivered to the Secretary of the surviving or resulting corporation at its address set forth in the Offer to Purchase or should be delivered as otherwise permitted by law. Although not specifically required, it is recommended that such written communications be sent by registered or certified mail, return receipt requested.

       IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF TEXAS LAW, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THE STOCKHOLDER'S LEGAL ADVISOR.

                                  SCHEDULE III


               [PRINCIPAL FINANCIAL SECURITIES, INC. LETTERHEAD]

                                October 9, 1996



         The Special Committee of the
         Board of Directors
         HALLWOOD ENERGY CORPORATION
         4582 South Ulster Street Parkway, Suite 1700
         Denver, CO 80237

         Gentlemen:

              Principal Financial Securities, Inc. ("PFS") understands that pursuant to an Agreement and Plan of Merger between Hallwood Energy Corporation (the "Company" or "BEC") and The Hallwood Group Incorporated ("HGI"), dated October 9, 1996 (the "Agreement") and as reflected in an offer letter from HGI dated August 13, 1996, HGI will acquire each outstanding share of HEC's common stock not already held by HGI in a going-private transaction. The financial terms were based on negotiations between you and HGI and we did not participate nor did we advise and were not asked to advise in the negotiations. You have asked us to advise you as to the fairness of the terms of the Agreement, from a financial point of view, to the current stockholders of the Company (other than HGI).

            In arriving at our opinion we have, among other things:

                 1.       Reviewed the Agreement;

                 2. Reviewed HEC's financial statements for the latest twelve months ended June 30, 1996 and certain other publicly available financial statements and reports regarding the Company;

                 3. Reviewed certain reserve information provided by the Company relating to the producing properties of the Company and its affiliates;

                 4. Reviewed certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies that have operations similar in some respect to the operations of the Company;

                 5. Reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

                 6. Discussed with management of the Company the operations of and business prospects for the Company and the anticipated financial consequences of the proposed transaction to the Company; and

                 7. Performed other analyses as are customary in our industry.

Hallwood Energy Corporation
October 9, 1996
Page  2


     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Principal Financial Securities, Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company.

     In our review and analysis in rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by the management of the Company, or publicly available, and have not assumed any responsibility for the independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such independent evaluations or appraisals.

     Our opinion is based solely upon the information set forth herein as reviewed by us and circumstances existing as of the date hereof Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

     We are not opining, and were not requested by you to opine, as to the fairness of any aspect of the transaction other than the financial terms of the Agreement. We have assumed that the Agreement and all other aspects of the proposed transaction will be, in all respects, in compliance with all laws and regulations that are applicable to HEC, HGI or the proposed transaction (and we have relied as to all legal matters relating thereto on counsel to HEC).

     We have acted as financial advisor to the Special Committee of the Board of Directors in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Special Committee of the Board of Directors only and, without our prior written consent, other than as required by law or judicial process, is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, except that this letter may be filed with the Securities and Exchange Commission as an exhibit to an offer to purchase or a proxy statement to be prepared in connection with the proposed transaction.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that on the date hereof the terms of the Agreement are fair, from a financial point of view, to the current stockholders of the Company (other than HGI).

Very truly yours,



PRINCIPAL FINANCIAL SECURITIES, INC.

       Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker dealer, a commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                            Hallwood Petroleum, Inc.


              By Mail:                      By Facsimile Transmission                   By Hand or
                                        (for Eligible Institutions only):          Overnight Delivery:

           P. O. Box 37811                        303 850-6507               4582 South Ulster Street Parkway
       Denver, Colorado 80237                 Confirm by telephone:                     Suite 1700
                                                  800-882-9225                    Denver, Colorado 80237


       Questions or requests for assistance may be directed to Hallwood Petroleum, Inc. or the Company at their telephone numbers and locations listed below. Requests for additional copies of the Offer to Purchase, Letter of Transmittal and the other Tender Offer materials may be directed to the Hallwood Petroleum, Inc. or to brokers, dealers, commercial banks or trust companies or other nominees, and copies will be furnished promptly at the Purchaser's expense.

                            Hallwood Petroleum, Inc.
                        4582 South Ulster Street Parkway
                                   Suite 1700
                             Denver, Colorado 80237

                         CALL TOLL FREE 1-800-882-9225

                                                               Appendix A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 10-Q

MARK ONE
   X QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996

         TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Commission File Number 0-9579


                           HALLWOOD ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


         TEXAS                                        75-1319083
 (State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                 Identification Number)

 4582 SOUTH ULSTER STREET PARKWAY
        SUITE 1700
     DENVER, COLORADO                                   80237
 (Address of principal executive                      (Zip Code)
 offices)

       Registrant's telephone number, including area code:  (303) 850-7373

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes x    No

Shares of Common Stock outstanding at August 9, 1996              777,126 shares

PART I.   FINANCIAL INFORMATION
ITEM 1.   FINANCIAL STATEMENTS

                           HALLWOOD ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                          (In thousands except Shares)


                                                    June 30,     December 31,
                                                      1996          1995

 CURRENT ASSETS
 Cash and cash equivalents                        $    440       $     10
 Accounts receivable:
 Affiliates                                            461            372
 Trade                                                  63             26
 Current assets of affiliate                         2,816          2,236
                                                   -------        -------
 Total                                               3,780          2,644
                                                   -------        -------

 PROPERTY, PLANT AND EQUIPMENT, at cost
 Oil and gas properties (full cost method):
 Proved mineral interests                          112,832        113,159
 Unproved mineral interests - domestic                 127             82
 Other property and equipment                        3,774          3,758
                                                   -------        -------
 Total                                             116,733        116,999

 Less accumulated depreciation, depletion,
 amortization and property impairment             (107,976)      (107,160)
                                                   -------        -------

 Net Property, Plant and Equipment                   8,757          9,839
                                                   -------        -------

 OTHER ASSETS
 Investment in common stock of parent
 (carried at market)                                 3,681          2,075
 Deferred tax asset                                    342            500
 Noncurrent assets of affiliate                      1,549          1,407
                                                   -------        -------
 Total                                               5,572          3,982
                                                   -------        -------

 TOTAL ASSETS                                     $ 18,109       $ 16,465
                                                   =======        =======


                           HALLWOOD ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                          (In thousands except Shares)


                                                  June 30,        December 31,
                                                   1996              1995


  CURRENT LIABILITIES
  Accounts payable and accrued liabilities          $    150       $    106
  Current portion of long-term debt                      300            300
  Current liabilities of affiliate                     2,013          2,857
                                                     -------        -------


  Total                                                2,463          3,263
                                                     -------        -------

  NONCURRENT LIABILITIES
  Long-term debt                                         675            825
  Long-term liabilities of affiliate                   5,312          5,366
                                                     -------        -------

  Total                                                5,987          6,191
                                                     -------        -------

  Total Liabilities                                    8,450          9,454
                                                     -------        -------

  STOCKHOLDERS' EQUITY
  Series D convertible cumulative, redeemable
  preferred stock, $.01 par value; 65,000 shares
  authorized; 18,864 shares issued with a
  liquidation preference of $1,154 (canceled
  during 1995)
  Series E convertible preferred stock; $.01 par
  value; 450,000 shares authorized; 356,000
  shares issued with a liquidation preference of
  $.01 per share (converted to common stock
  during 1995)
  Common stock, $.50 par value; 80,000,000
  shares authorized; 1,198,121 shares issued             599            599
  Capital in excess of par value                      53,789         53,789
  Accumulated deficit                                (40,384)       (41,584)
  Unrealized gain (loss) on investment in common
  stock of parent                                        604         (1,002)
  Less cost of treasury stock of 420,995 and
  405,995 common shares at 1996 and 1995,
  respectively                                        (4,949)        (4,791)
                                                     -------        -------

  Stockholders' Equity - net                           9,659          7,011
                                                     -------        -------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 18,109       $ 16,465
                                                     =======        =======




                           HALLWOOD ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands except per Share data)

                                                   For the Three Months
                                                      Ended June 30,
                                                   1996           1995

 REVENUES:
 Oil revenue                                       $    673       $    519
 Gas revenue                                          1,057            710
                                                    -------        -------
                                                      1,730          1,229
                                                    -------        -------

 EXPENSES:
 Production operating expense                           350            303
 General and administrative                             187            248
 Depreciation, depletion and amortization               367            443
 Interest                                               113            133
                                                    -------        -------

                                                      1,017          1,127
                                                    -------        -------

 OTHER INCOME (EXPENSE):                                 36            (55)
                                                    -------        -------

 INCOME BEFORE INCOME TAXES                             749             47

 PROVISION FOR INCOME TAXES:
 Current                                                 28             92
 Deferred                                                95
                                                    -------        -------
                                                        123             92
                                                    -------        -------

 NET INCOME (LOSS)                                 $    626       $    (45)
                                                    =======        =======

 NET INCOME (LOSS) PER COMMON SHARE                $    .80       $   (.09)
                                                    =======        =======

 WEIGHTED AVERAGE COMMON SHARES                         785            494
                                                    =======        =======



                           HALLWOOD ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands except per Share data)

                                                    For the Six Months
                                                      Ended June 30,
                                                   1996           1995

 REVENUES:
 Oil revenue                                       $  1,345       $  1,037
 Gas revenue                                          2,239          1,490
                                                    -------        -------
                                                      3,584          2,527
                                                    -------        -------

 EXPENSES:
 Production operating expense                           732            642
 General and administrative                             434            500
 Depreciation, depletion and amortization               816            841
 Impairment of oil and gas properties                                  464
 Interest                                               254            204
                                                    -------        -------
                                                      2,236          2,651
                                                    -------        -------

 OTHER INCOME                                            64             10
                                                    -------        -------


 INCOME (LOSS) BEFORE INCOME TAXES                    1,412           (114)

 PROVISION FOR INCOME TAXES:
 Current                                                 54             92
 Deferred                                               158
                                                    -------        -------
                                                        212             92
                                                    -------        -------

 NET INCOME (LOSS)                                    1,200           (206)

 PREFERRED STOCK DIVIDENDS                                             356
                                                    -------        -------

 NET INCOME (LOSS) FOR COMMON STOCKHOLDERS         $  1,200       $   (562)
                                                    =======        =======

 NET INCOME (LOSS) PER COMMON SHARE                $   1.52       $  (1.14)
                                                    =======        =======

 WEIGHTED AVERAGE COMMON SHARES                         789            494
                                                    =======        =======


                           HALLWOOD ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)

                                                      For the Six Months
                                                        Ended June 30,
                                                       1996          1995

 OPERATING ACTIVITIES:
 Net income (loss)                                  $  1,200       $   (206)
 Adjustments to reconcile net income (loss) to
 net cash used in operating activities:
 Depreciation, depletion, amortization and
 property impairment                                     816          1,305
 Equity in earnings of affiliate                      (2,397)        (1,325)
 Amortization of bond discount                                          (24)
 Deferred income tax expense                             158
                                                     -------        -------

 Cash used in operations before working
 capital changes                                        (223)          (250)

 Changes in operating assets and liabilities
 provided(used) cash net of noncash activity:
 Receivables from affiliates                            (145)
 Receivables - trade                                     (37)
 Accounts payable and accrued liabilities                 44            (52)
                                                     -------        -------
 Net cash used in operating activities                  (361)          (302)
                                                      -------        -------

 INVESTING ACTIVITIES:
 Additions to property                                   (16)           (19)
 Property development costs                              (85)
 Distributions received from affiliate                 1,355          1,554
 Refinance of Spraberry investment                      (155)
 Sale of bonds                                                        1,376
 Purchase of common stock of parent                                    (314)
                                                     -------        -------
 Net cash provided by investing activities             1,099          2,597
                                                     -------        -------

 FINANCING ACTIVITIES:
 Payments on long-term debt                             (150)
 Proceeds from long-term debt                                           950
 Dividends paid                                                        (849)
 Repurchase of  shares                                  (158)        (1,042)
                                                      -------        -------
 Net cash used in financing activities                  (308)          (941)
                                                      -------        -------

 INCREASE IN CASH AND CASH EQUIVALENTS                   430          1,354

 CASH AND CASH EQUIVALENTS:

 BEGINNING OF PERIOD                                      10            668
                                                     -------        -------

 END OF PERIOD                                      $    440       $  2,022
                                                     =======        =======
(F1)

                   The accompanying notes are an integral part
                       of the financial statements.

                           HALLWOOD ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - GENERAL

Hallwood Energy Corporation ("HEC" or the "Company") is a Texas corporation engaged in the development, production and sale of oil and gas. HEC is the general partner of Hallwood Energy Partners, L. P. ("HEP"), a publicly traded Delaware limited partnership. HEC now conducts substantially all of its operations through HEP. HEP's properties are primarily located in the Rocky Mountain, Mid-Continent, Texas and Gulf Coast regions of the United States. The activities of HEP are conducted by HEP Operating Partners, L. P. ("HEPO") and EDP Operating, Ltd. ("EDPO").

HEC's wholly-owned subsidiary, Hallwood G. P., Inc., is the general partner of EDPO. Unless otherwise indicated, all references to HEC in connection with the ownership, exploration, development or production of oil and gas properties refer to HEC and its proportionate ownership of HEP. As of June 30, 1996, HEC's parent company, The Hallwood Group Incorporated ("Hallwood Group"), owns approximately 82% of the outstanding common shares of HEC.

The interim financial data are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. These financial statements should be read in conjunction with the financial statements and accompanying footnotes included in HEC's December 31, 1995 Annual Report on Form 10-K.

ACCOUNTING POLICIES

INVESTMENT IN HEP

HEC's general partner interest in HEP entitles it to a share of net revenues derived from HEP's properties ranging from 2% to 25%, and HEC holds approximately 6.5% of HEP's limited partner Units. HEC accounts for its ownership of HEP using the proportionate consolidation method of accounting whereby HEC records its proportionate share of each of HEP's revenues and expenses, current assets, current liabilities, noncurrent assets, long-term obligations and fixed assets. HEP owns approximately 46% of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC"), which HEP accounts for under the equity method.

INVESTMENT IN PARENT

Hallwood Group, a public company traded on the New York Stock Exchange, owns approximately 82% of the outstanding common shares of HEC. Hallwood Group is a diversified holding company with interests in oil and gas, specialty restaurants, real estate, textile products and hotels.

From 1990 through 1995, HEC acquired 267,709 shares (adjusted for Hallwood Group's 1-for-4 reverse split) or approximately 17% of the outstanding shares of Hallwood Group, on the open market. Because HEC has the ability and the intent to hold the stock of Hallwood Group indefinitely, HEC has recorded it as a long-term investment and has classified it as an available-for-sale security.

During 1991 and 1992, HEC acquired $2,439,000 principal amount of Hallwood Group's 13.5% Subordinated Debentures due July 31, 2009, which it subsequently exchanged for 7% Collateralized Subordinated Debentures due July 31, 2000. On March 29, 1995, Hallwood Group repurchased the 7% Collateralized Subordinated Debentures for $1,376,000 plus accrued interest through the purchase date. The debentures were repurchased for an amount approximately equal to their carrying value.

NOTE 2 - DEBT

During the second quarter of 1995, the Company entered into a credit agreement with a bank that has committed to loan the Company up to $1,500,000. As of June 30, 1996, the Company has $975,000 outstanding against the credit line. Borrowings against the credit line bear interest at the bank's prime rate plus 2% (10.25% at June 30, 1996). Interest is payable monthly, and principal payments of $75,000 are due quarterly. The credit line is secured by the Class A HEP Units owned by the Company. The credit agreement limits aggregate dividends paid by the Company to $3.50 per share each fiscal year.


NOTE 3 - REPURCHASE OF COMMON STOCK

In May 1996, HEC purchased 15,000 shares of its common stock from an individual in a privately negotiated transaction for $10.50 per share.


NOTE 4 - LEGAL PROCEEDINGS

In June 1996, HEP and the other parties to the lawsuits styled Lamson Petroleum Corporation v. Hallwood Petroleum, Inc. et al. settled the lawsuits. The plaintiffs in the lawsuits claimed they had valid leases covering streets and roads in the units of the A. L. Boudreaux #1 well, G. S. Boudreaux #1 well, Paul Castille #1 well, Evangeline Shrine Club #1 well and Duhon #1 well, which represented approximately .4% to 2.3% of HEP s interest in these properties, and they were entitled to a portion of the production from the wells dating from February 1990. In the settlement, HEP and the plaintiffs agreed to cross-convey interests in certain leases to one another, and HEP agreed to pay the plaintiffs $728,000. HEP has not recognized revenue attributable to the contested leases since January 1993. These revenues plus accrued interest, totaling $506,000, had been placed in escrow pending the resolution of the lawsuits. HEC s pro rata share of the excess of the cash paid over the escrowed amounts, is included in other income (expense) in the accompanying financial statements. The cross-conveyance of the interests in the leases will result in a decrease in HEP s reserves of $374,000 in future net revenues, discounted at 10%.


NOTE 5 - SUBSEQUENT EVENT

On July 1, 1996, HEP and HCRC completed a transaction involving the sale by Fuel Resources Development Co., a wholly owned subsidiary of Public Service Company of Colorado, and other interest owners of their interests in 38 coal bed methane wells located in La Plata County, Colorado and Rio Arriba County, New Mexico. Thirty-four of the wells, estimated to have reserves of 53 BCF, were assigned to 44 Canyon LLC ( 44 Canyon ), a special purpose entity owned by a large east coast financial institution. The wells qualify for tax credits under Section 29
of the Internal Revenue Code.   Hallwood Petroleum, Inc. ( HPI ) will manage and
operate the properties on behalf of 44 Canyon. The $27.8 million purchase price was funded by 44 Canyon through the sale of a volumetric production payment to an affiliate of Enron Capital & Trade Resources Corp., a subsidiary of Enron Corp., the sale of a subordinated production payment and certain other property interests for $3.45 million to an affiliate of HEP and HCRC, La Plata Associates, LLC ( LPA ) and additional cash contributed by the owners of 44 Canyon. LPA is owned equally by HEP and HCRC. As a result of the transaction, HEP expects to add 9.8 BCF of gas to its reserve base, which represents approximately 52% of its estimated 1996 production.

HEC will receive a 4% economic interest in HEP s interest in LPA in satisfaction of the acquisition fee payable to HEC. The assignment of this interest will result in the addition of approximately 400,000 mcf of gas to HEC s direct reserve base.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

FINANCING

During the second quarter of 1995, the Company entered into a credit agreement with a bank that has committed to loan the Company up to $1,500,000. As of June 30, 1996, the Company has $975,000 outstanding against the credit line. Borrowings against the credit line bear interest at the bank's prime rate plus 2% (10.25% at June 30, 1996). Interest is payable monthly, and principal payments of $75,000 are due quarterly. The credit line is secured by the HEP Class A Units owned by the Company. The credit agreement limits aggregate dividends paid by the Company to $3.50 per share each fiscal year.

Included in the accompanying balance sheet at June 30, 1996 are long-term obligations of affiliate of $5,312,000 which represents HEC's pro rata share of the long-term obligations of HEP. The long-term obligations of HEP consist primarily of $30,700,000 borrowed under a line of credit and $8,571,000 borrowed under a note purchase agreement. HEP's borrowings are secured by a first lien on approximately 80% in value of HEP's oil and gas properties.

DEVELOPMENT PROJECTS AND ACQUISITIONS

In the first six months of 1996, HEC through its interest in the Saxon Drilling Venture, participated in drilling nine wells in Winkler County, Texas. Total net cost to HEC is approximately $62,000. Effective April 1, 1996, HEC repaid its share of the loan provided to Hallwood Spraberry Drilling Company, L.L.C.
( HSD ) by an outside third party. The net cost to HEC was approximately $176,000, and HEC now has direct ownership of an interest of approximately 2% in the Rocker "b" Ranch properties.

In the second quarter of 1996, HEC repurchased 15,000 shares of its common stock from an individual in a privately negotiated transaction for $10.50 per share.

HEC had no other material property acquisitions, sales, exploration or development activity during the first six months of 1996. A summary of HEP's significant property transactions follows.

Through June 30, 1996, HEP incurred approximately $4,758,000 for exploration, development and acquisition costs and approximately $441,000 for the purchase of shares of Hallwood Consolidated Resources Corporation ( HCRC ) toward the 1996 capital budget of $11,500,000. The expenditures were comprised of approximately $4,142,000 for domestic exploration and development expenditures and approximately $616,000 for property acquisitions. A description of significant exploration and development projects to date in 1996 follows.

HEP continues to devote capital resources to the West Texas Kermit area in 1996. HEP drilled or participated in the drilling of nine wells, eight of which were successful, and participated in one unsuccessful recompletion in the first six months of 1996, for a total cost of approximately $760,000. The new wells in this area are capable of producing approximately 750 gross equivalent barrels of oil per day but are currently limited to approximately 500 gross equivalent barrels of oil per day due to limitations on production imposed by state laws and regulations. HEP's interest in these wells averages 23%. HEP is committed to drilling at least three more wells in this area in the third quarter and has plans to drill or recomplete up to ten additional wells by year end.

During the second quarter of 1996, HEP purchased 12,965 shares of HCRC for $34 per share. The shares were originally purchased by HCRC in connection with an odd lot repurchase offer and then were resold to HEP at the price paid by HCRC for such shares.

HEP acquired three dimensional (3-D) seismic data covering 106 square miles on the Cowden Ranch in Crane County, Texas. The prospect will be operated by a major oil company, and HEP has a 12.5% working interest. HEP s share of costs to date is $425,000. Seismic interpretation is in process, and two exploratory wells are expected to be drilled in 1996.

HEP acquired 3-D seismic data and related acreage in the Merkel prospect area which covers 87 square miles in Jones, Taylor and Nolan Counties, Texas.
Expenditures in the first six months of 1996 totaled $200,000.   Thus far, HEP
has participated in drilling five wells on developed prospects for a total cost of $135,000, including one well drilled in late 1995. Two of the wells are awaiting completion, two are on production with average initial rates of 60 barrels of oil per day, and one well was unsuccessful. HEP s interest in the wells is 10%. Fourteen more prospects have been identified on 13 square miles of data, and seismic interpretation has begun on the remaining 74 square miles of data.

HEP also participated in the drilling of two nonoperated wells in Williams County, North Dakota in the latter part of 1995 and the first quarter of 1996, one of which was dry and the other only marginally successful, for a total cost of approximately $200,000. HEP also drilled an exploratory dry hole in Richland County, Montana, at a cost of $120,000. HEP is currently completing an Interlake Formation development well, drilled in the second quarter at a cost of approximately $425,000

HEP incurred approximately $189,000 in the first quarter, net to HEP's interest, for four recompletions and one drilled well in the Rocker "b" Ranch in Reagan County, Texas. This activity has increased HEP's share of production by 90 equivalent barrels of oil per day. During the first quarter, HEP also acquired interests in five additional producing leases on the Rocker "b" Ranch for a total of $93,000. Effective April 1, 1996, HEP repaid its share of the debt of Hallwood Spraberry Drilling Company, L.L.C. ( HSD ) through additional borrowings under its bank credit agreement and assumed direct ownership of its
share of HSD s properties.   In the second quarter of 1996, HEP recompleted
three wells, two of which were successful, and began drilling another well in July. HEP has plans to recomplete at least five more wells before year end and will consider other work, if the capital is available.

Under a farmout agreement completed in 1995, HEP participates in several multiple lateral, horizontal wells in the Giddings Austin Chalk play in Lee County, Texas. Two successful wells and one unsuccessful well have been drilled thus far. HEP's interests in the area range from 3% to 4%. Gross average initial production rates were 750 barrels of oil per day on the first two wells. HEP's cost for all three wells was approximately $25,000.

In the San Juan Basin area, HEP, through an affiliate, acquired interests in 34 coal bed methane wells located in La Plata County, Colorado for $1,300,000.
HEP s interest in the wells is expected to add 9.8 BCF of gas to its reserve base, which represents approximately 52% of its estimated 1996 production. The acquisition was completed on July 1, 1996. In the same transaction, HEP also directly acquired interests in four non-producing wells in Rio Arriba County, New Mexico.

In the first quarter of 1996, HEP successfully recompleted a well in New Mexico for approximately $90,000. Production on this well averaged 1,600 mcf of gas per day which exceeds the initial production rates experienced when the well was drilled in 1990. Rates prior to this workover were approximately 400 mcf of gas per day. HEP owns approximately 55% of this well. HEP began drilling another Fruitland Coal development well in late July and anticipates completion of the well in August.

HEP is also actively evaluating acquisitions in strategic areas. Such acquisitions would be financed using the capital budget, supplemented by external financing when appropriate.

PROPERTY SALES

During the first quarter of 1996, HEP received approximately $1,300,000 for the sale of its interests in the Hoople Field in Crosby County, Texas. HEP also received another $88,000 in early April for the sale of various nonstrategic properties at auction. In June 1996, HEP completed the sale of its interests in the Bethany Longstreet area of Louisiana (approximately 575,000 equivalent barrels of oil, measured using December 31, 1995 pricing) for approximately $3,800,000.

HEP DISTRIBUTIONS

HEP declared a limited partner distribution of $.13 per Class A Unit and $.25 per Class C Unit and a general partner distribution of $548,000 for the second quarter of 1996, payable on August 15, 1996. The total of the distributions receivable by HEC is $626,000, which has been accrued in receivables from affiliates at June 30, 1996.

RESULTS OF OPERATIONS

The following table is presented to contrast HEC's average oil and gas prices and production. Significant fluctuations are discussed in the accompanying narrative.

                                         OIL AND GAS PRICES AND PRODUCTION
                                          (In thousands except for price)

                                           For the Three Months
                                               Ended June 30,
                                    1996                           1995

                            Oil             Gas             Oil            Gas
                           (bbl)           (mcf)           (bbl)          (mcf)

       Average
        price             $20.27          $ 2.28          $16.22         $ 1.62

      Production              33             463              32            437

                                            For the Six Months
                                              Ended June 30,

                                   1996                           1995

                            Oil             Gas            Oil             Gas
                           (bbl)           (mcf)          (bbl)           (mcf)

       Average
        price             $18.94          $ 2.41         $16.73          $ 1.69
      Production              71             928             62             880

QUARTER ENDED JUNE 30, 1996 COMPARED TO QUARTER ENDED JUNE 30, 1995

OIL REVENUE

Oil revenue increased $154,000 during the second quarter of 1996 as compared with the second quarter of 1995. This increase is comprised of an increase in oil production from 32,000 barrels in 1995 to 33,000 barrels in 1996 combined with an increase in oil prices from $16.22 per barrel in 1995 to $20.27 per barrel in 1996. The increase in oil production is due to increased production from developmental and exploratory drilling projects in Montana, Wyoming and West Texas partially offset by normal production declines.

GAS REVENUE

Gas revenue increased $347,000 during the second quarter of 1996 as compared with the second quarter of 1995 primarily as a result of an increase in average gas prices from $1.62 per mcf in 1995 to $2.28 in 1996 combined with an increase in production from 437,000 mcf in 1995 to 463,000 mcf in 1996. The increase in gas production is primarily due to increased production from developmental and exploratory drilling projects in Montana, Wyoming and West Texas partially offset by normal production declines.

PRODUCTION OPERATING EXPENSE

Production operating expense increased $47,000 during the second quarter of 1996 as compared with the second quarter of 1995. The increase is primarily due to increased production taxes and operating expenses during the second quarter of 1996 due to the production increase described above.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense includes costs incurred for direct administrative services such as legal and audit fees, as well as allocated internal overhead incurred by Hallwood Petroleum, Inc. ("HPI"), an affiliate of HEC, which manages and operates certain oil and gas properties on behalf of HEC, HEP and their affiliates. These costs decreased $61,000 during the second quarter of 1996 as compared to the second quarter of 1995, primarily due to a decrease in allocated internal overhead.

DEPRECIATION, DEPLETION AND AMORTIZATION

Depreciation, depletion and amortization expense decreased $76,000 during the second quarter of 1996 as compared with the second quarter of 1995. The decrease is primarily due to lower capitalized costs in 1996.

INTEREST EXPENSE

Interest expense decreased $20,000 during the second quarter of 1996 as compared with the second quarter of 1995 as a result of lower interest rates in 1996.

OTHER INCOME

Other income consists primarily of HEC's direct interest income, as well as

HEC's share of HEP's interest income, facilities income from two gathering systems in New Mexico, pipeline revenue, equity in income (loss) of affiliate and miscellaneous income or expense. The increase of $91,000 during the second quarter of 1996 as compared with the second quarter of 1995 is primarily due to an increase in HEP s equity in earnings of affiliate due to higher oil and gas revenues. The remaining increase is comprised of numerous other items, none of which are individually significant.

FIRST SIX MONTHS OF 1996 COMPARED TO FIRST SIX MONTHS OF 1995

The comparisons for the first six months of 1996 and the first six months of 1995 are consistent with those discussed in the second quarter of 1996 compared to the second quarter of 1995 except for the following:

OIL REVENUE

Oil revenue increased $308,000 during the first six months of 1996 as compared with the first six months of 1995 due to an increase in oil prices from $16.73 per barrel in 1995 to $18.94 per barrel in 1996 combined with an increase in oil production from 62,000 barrels in 1995 to 71,000 barrels in 1996. The production increase is due to increased production from developmental and exploratory drilling projects in Montana, Wyoming and West Texas partially offset by normal production declines.

GAS REVENUE

Gas revenue increased $749,000 during the first six months of 1996 as compared with the same period in 1995 due to an increase in gas prices from $1.69 per mcf in 1995 to $2.41 in 1996 combined with an increase in production from 880,000 mcf in 1995 to 928,000 mcf in 1996. The increase in production is due to increased production from developmental and exploratory drilling projects in Montana, Wyoming and West Texas partially offset by normal production declines.

IMPAIRMENT OF OIL AND GAS PROPERTIES

Impairment of oil and gas properties for the six months ended June 30, 1995, represents HEC s pro rata share of the write-off of HEP s Indonesian operations.

INTEREST EXPENSE

Interest expense increased $50,000 during the first six months of 1996 as compared with the first six months of 1995 as HEC had outstanding borrowings for six months in 1996 and for two months in 1995.

PART II -   OTHER INFORMATION


ITEM 1  -   LEGAL PROCEEDINGS

            Reference is made to Item 8 - Note 12 of Form 10-K for the year ended December 31, 1995, and Item 1 - Note 4 of this Form 10-Q.

ITEM 2  -   CHANGES IN SECURITIES

            None.


ITEM 3  -   DEFAULTS UPON SENIOR SECURITIES

            None.


ITEM 4  -   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            On May 14, 1996, HCRC held its Annual Meeting of Shareholders at which Anthony J. Gumbiner, William L. Guzzetti, Brian M. Troup, Hans-Peter Holinger, Rex A. Sebastian and Nathan C. Collins were elected directors. Following is the number of votes cast for and withheld for each of the directors.

                     Name             Votes For      Votes Withheld

             Anthony J. Gumbiner       757,845            8,066
             William L. Guzzetti       757,845            8,066
             Brian M. Troup            758,035            7,876
             Hans-Peter Holinger       758,035            7,876
             Rex A. Sebastian          758,071            7,840
             Nathan C. Collins         758,071            7,840
<F1>
             There were no abstentions or broker non-votes.

ITEM 5  -   OTHER INFORMATION

            None.


ITEM 6  -   EXHIBITS AND REPORTS ON FORM 8-K

            None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  HALLWOOD ENERGY CORPORATION



 Date: August 9, 1996             By:   /s/Robert S. Pfeiffer
                                        Robert S. Pfeiffer, Vice President
                                        (Chief Financial Officer)

                                   UNITED STATES

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     Form 10-K

   MARK ONE
     X       ANNUAL REPORT  PURSUANT TO SECTION  13 or 15(d)  OF THE  SECURITIES
    ---      EXCHANGE ACT OF 1934 [FEE REQUIRED]

                    FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

             TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
    ---      EXCHANGE ACT OF 1934

                           Commission File Number 0-9579


                            HALLWOOD ENERGY CORPORATION
              (Exact name of registrant as specified in its charter)



            TEXAS
    (State or other jurisdiction of                 75-1319083
    incorporation or organization)               (I.R.S. Employer
                                               Identification Number)
    4582 SOUTH ULSTER STREET PARKWAY
        SUITE 1700
        DENVER, COLORADO                                80237
    (Address of principal executive offices)          (Zip Code)


        Registrant's telephone number, including area code:  (303) 850-7373

            SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                              Name of each exchange
    Title of each class                       on which registered
         NONE                                        NONE

            SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                           Common Stock, $.50 par value

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
   such filing requirements for the past 90 days.  Yes  X   No

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X
                               ---

   The aggregate market value of the voting stock held by nonaffiliates of the registrant as of February 27, 1996 was approximately $1,737,153.
   Shares of Common Stock outstanding at February 27, 1996:     792,126 Shares.

                                      PART I

   ITEM 1 - BUSINESS

   Hallwood Energy Corporation ("HEC") is a publicly traded Texas corporation engaged in the development, production and sale of oil and gas through its ownership of oil and gas properties and its investments in entities with oil and gas activities. HEC is the general partner of Hallwood Energy Partners, L.P. ("HEP"), a publicly traded oil and gas limited partnership. HEC is also the general partner of HEP Operating Partners, L.P. ("HEPO"), one of the operating partnerships for HEP. HEC's wholly owned subsidiary, Hallwood G.P., Inc. is the general partner of EDP Operating, Ltd. ("EDPO"), the other operating partnership for HEP.

   HEP is engaged in the development, production, sale and transportation of oil and gas and in the acquisition, exploration, development and operation of oil and gas properties. The principal objectives of HEP are to maintain or expand its reserve base and to provide cash distributions to the holders of its units of limited partner interests ("Units").

   HEC's general partner interest in HEP entitles it to a share of net revenues derived from HEP's properties ranging from 2% to 25%, and HEC holds approximately 6.5% of HEP's limited partner Units. HEC accounts for its ownership of HEP using the proportionate consolidation method of accounting whereby HEC records its proportional share of each of HEP's revenues and expenses, current assets, current liabilities, noncurrent assets, long-term obligations and fixed assets. HEP owns approximately 40% of the common stock of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC") which HEP accounts for under the equity method.

   The activities of HEP are conducted by HEPO and EDPO. HEP is the sole limited partner and HEC is the sole general partner of HEPO. Hallwood, G.P., Inc., a wholly-owned subsidiary of HEC, is the sole general partner and HEP is the sole limited partner of EDPO. Solely for purposes of simplicity herein, unless otherwise indicated, all references to HEP in connection with the ownership, exploration, development or production of oil and gas properties include HEPO and EDPO.

   HEC does not engage in any other line of business nor does it have any employees. Hallwood Petroleum, Inc. ("HPI"), an affiliate of HEP, operates the properties and administers the day to day activities of HEC. On February 27, 1996, HPI had 133 employees.

   The Hallwood Group Incorporated ("Hallwood Group"), a public company traded on the New York Stock Exchange, owns 80% of the outstanding common shares of HEC. Hallwood Group is a diversified holding company with interests in oil and gas, specialty restaurants, real estate, textile products and hotels.

   From 1990 through 1995, HEC acquired 267,709 shares (adjusted for Hallwood Group's 1-for-4 reverse split) or approximately 17% of the outstanding shares of Hallwood Group on the open market. HEC is holding the stock of Hallwood Group, as a long-term investment and has classified it as an available-for-sale security. As of June 30, 1994, it was determined that Hallwood Group stock had experienced an other than temporary decline in fair value. Therefore, HEC's investment in Hallwood Group was written down from its original cost to a new cost basis based on its market value at June 30, 1994 of $11.50 per share. The resultant loss of $3,249,000 was recorded as an impairment of investment in parent in the accompanying financial statements for 1994.

   During 1991 and 1992 HEC acquired $2,439,000 principal amount of Hallwood Group's 13.5% Subordinated Debentures due July 31, 2009, which it subsequently exchanged for 7% Collateralized Subordinated Debentures due July 31, 2000. On March 29, 1995, Hallwood Group repurchased the 7% Collateralized Subordinated Debentures for $1,376,000 plus accrued interest through the purchase date. The debentures were repurchased for an amount approximately equal to their book value.

   MARKETING

   The oil and gas produced from the properties owned by HEC has typically been marketed through normal channels for such products. Oil is generally sold to purchasers at field prices posted by the principal purchasers of crude oil in the areas where producing properties are located. In response to the volatility in the oil markets, HEP entered into financial contracts for hedging transactions of between 3% and 22% of its estimated oil production for 1996 through 1999.

   The majority of HEC's gas production is sold on the spot market and is transported in intrastate and interstate pipelines. HEP has entered into financial contracts for hedging transactions of between 17% and 47% of its estimated gas production for 1996 through 2000.

   The purpose of the hedges is to provide protection against price drops and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as oil or gas revenue at the time the hedged volumes are sold.

   Both oil and natural gas are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. HEC is not confined to, nor dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers would not materially affect HEC's business because there are numerous purchasers in the areas in which HEC sells its production. Sales to Conoco Inc. and Marathon Petroleum Company accounted for 30% and 14%, respectively, of HEC's oil and gas sales for the year ended December 31, 1995 and 23% and 12%, respectively, of HEC's oil and gas sales for the year ended December 31, 1994. Sales to Conoco Inc., Koch Oil Company and Marathon Petroleum Company accounted for 21%, 11% and 10%, respectively, of HEC's oil and gas sales for the year ended December 31, 1993.

   Factors, if they were to occur, which might adversely affect HEC include decreases in oil and gas prices, the reduced availability of a market for production, rising operational costs of producing oil and gas, compliance with and changes in environmental control statutes and increasing costs of transportation.

   COMPETITION

   In the course of its development activities, HEC must compete with other entities for the acquisition of undeveloped acreage and desirable leaseholds. As described above under "Marketing," production is sold on the spot market, thereby reducing sales competition; however, oil and gas must compete with coal, atomic energy, hydro-electric power and other forms of energy.

   REGULATION

   The production and sale of oil and gas is subject to federal and state governmental regulations in a variety of ways including environmental regulations, labor laws, regulation of interstate sales, excise taxes and federal and Indian lands royalty payments. Failure to comply with these regulations may result in fines, cancellation of licenses to do business and cancellation of federal, state or Indian leases.

   The production of oil and gas is subject to regulation by the state regulatory agencies in the states in which HEC does business. These agencies make and enforce regulations to prevent waste of oil and gas and to protect the rights of owners to produce oil and gas from a common reservoir. The regulatory agencies regulate the amount of oil and gas produced by assigning allowable production rates to wells capable of producing oil and gas.

   ENVIRONMENTAL CONSIDERATIONS

   The exploration for, and development of, oil and gas involves the extraction, production and transportation of materials which, under certain conditions, can be hazardous or can cause environmental pollution problems. In light of the current interest in environmental matters, HEC cannot predict the effect of possible future public or private action on its business. HEC is taking actions necessary in its operations to conform with applicable federal, state and local environmental regulations and does not presently anticipate that the compliance with federal, state and local environmental regulations will have a material adverse effect upon capital expenditures, earnings or the competitive position of HEC in the oil and gas industry.

   INSURANCE COVERAGE

   HEC is subject to all the risks inherent in the exploration for, and development of, oil and gas, including blowouts, fires and other casualties. HEC maintains insurance coverage as is customary for entities of a similar size engaged in operations similar to that of HEC, but losses can occur from uninsurable risks or in amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon HEC's earnings and financial position.


   ITEM 2 - PROPERTIES

   OIL AND GAS PROPERTIES

   HEC's oil and gas properties consist primarily of its indirect interest in properties owned through its investment in HEP. Quantities and values related to HEP's properties are shown net to HEC's interest in HEP. The following reserve information for HEC represents estimated quantities of proved oil and gas reserves which are located in the United States. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available. The following table presents the December 31, 1995 SEC case reserve data by significant areas and fields.


                         Total Proved
                         Reserve Quantities         Discounted Value

                          Mcf of    Bbls of    Proved       Proved
                            Gas       Oil    Undeveloped  Developed    Total
                                            (In thousands)
     Scott/West Ridge     5,089      114                 $ 9,169    $ 9,169
     West Texas           1,862      568       $  226      3,916      4,142
     Kansas                  89       56           35        219        254
     San Juan Basin       1,484                    18        566        584
     South Texas Misc.      579       24          165        665        830
     Southeastern New
      Mexico                847       23                     850        850
     East Riceville         202                              243        243
     Other                1,485      209          191      2,737      2,928
                         ------    -----        -----     ------     ------
                         11,637      994      $   635    $18,365    $19,000
                        =======     ====        =====   ========    =======



   The following table presents the oil and gas production for significant areas and fields.

                              Production for the Years Ended December 31,

                                       1995                     1994
                              Mcf of Gas  Bbls of Oil  Mcf of Gas  Bbls of Oil
                                              (In thousands)

     Scott/West Ridge             907           24         804           28
     West Texas                   138           48          98           31
     Kansas                        16            7          15            7
     San Juan Basin               354                      258
     Southeastern New Mexico      195            6         230            2
     East Riceville                32                       33
     South Texas                   76            5
     Other                         90           40         494           60
                                ------         -----      -----         ----
                                1,808          130       1,932          128
                               ======          =====     ======         ====

   SCOTT/WEST RIDGE

   The Scott/West Ridge area consists of 12 gas wells located in Lafayette Parish, Louisiana. The wells produce principally from the Bol Mex formations at 13,500 to 14,500 feet and are operated by HPI, an affiliate of HEP. The four most significant wells in the area, all of which were drilled by HPI since 1989, are the A. L. Boudreaux #1, the G. S. Boudreaux Estate #1, the Lessin Fontenot #1 and the Evangeline Shrine Club #1. During 1995, HEP performed three workovers in this area, two of which were successful.
   Surface facilities were upgraded on several wells to improve product handling.

   WEST TEXAS

   The West Texas area is comprised of two significant groups of properties each containing significant projects. The West Texas Spraberry area consists of 367 producing wells in Borden, Upton, Reagan, Glasscock and Martin counties of Texas. HPI and its affiliates operate 357 of these wells. Most of the current production from these wells is from the Upper Spraberry, Jo Mill, Dean and Upper Wolfcamp formations which are at depths that range from approximately 5,000 to 9,000 feet. HEP discovered a new field during 1995, adding the SRH (Clearfork) as a producing horizon to 70 wells in eastern
   Reagan County. HEP drilled 44 successful wells and one dry hole, and recompleted 30 wells on acreage in the Rocker "b" Ranch. Most of the work was performed under a line of credit of $4,650,000 net to HEP's interest, provided by a third party lender. The line of credit is secured only by leases in the project area and is otherwise nonrecourse to HEP. HEP plans to purchase additional producing wells and to perform recompletions in this area in 1996.

   The West Texas Kermit area consists of 39 wells in Gaines and Winkler Counties, Texas, 36 of which are operated by HPI and its affiliates. The primary focus of this area is the development of the Holt and San Andres formation at a depth of 5,100 feet on several leases in Winkler County. During 1995, HEP drilled seven wells; one of which was a dry hole, and performed ten recompletions; two of which were unsuccessful. HEP also purchased eleven wells in the area in 1995. Up to ten new wells may be drilled in 1996, and a secondary recovery project is being planned for the area beyond 1996.

   KANSAS

   The Kansas area consists of 310 producing wells, of which 294 are operated by HPI and 16 are operated by unaffiliated entities, located in 15 counties in Kansas. These wells produce principally from the Arbuckle and numerous Lansing-Kansas City formation zones from 3,000 feet to 6,500 feet. During 1995, HEP drilled two development wells, one of which was successful, and performed 15 successful recompletions. The Kansas area is a mature operation where recompletions and limited development drilling represent the most prudent plans for future asset base protection. HEP plans to sell three properties in this area in 1996 and will continue to evaluate and divest nonstrategic properties.

   SAN JUAN BASIN

   The San Juan Basin region consists of 52 wells located in San Juan County, New Mexico. The wells produce from the Fruitland Coal, Pictured Cliffs, Mesa Verde and Dakota formations at depths of 1,900 to 7,000 feet. Twenty-four wells are coal bed methane wells qualifying for the Section 29 alternative fuels tax credit. During 1994, HEP, HCRC and an unaffiliated entity formed a partnership to utilize effectively the Section 29 tax credits. During 1995, HEP successfully drilled two additional coal bed methane wells. For 1996, HEP plans to drill one additional well.

   SOUTHEASTERN NEW MEXICO

   The Southeastern New Mexico area consists of 63 producing wells, 43 of which are operated by HPI, which produce primarily gas and are located on the northwestern edge of the Delaware Basin in Lea, Eddy and Chavez Counties, New Mexico. These wells produce at depths ranging from approximately 2,500 feet to 14,000 feet from the Delaware, Atoka, Bone Springs and Morrow formations. During 1995, HEP performed nine successful recompletions and participated as a nonoperator in six successful development wells. During 1996, HEP plans to perform additional recompletions and exploit development drilling opportunities.

   EAST RICEVILLE

   The East Riceville area consists of three gas wells and one oil well located in Vermilion Parish, Louisiana. The wells produce principally from the Barton Sand formation at a depth of approximately 14,800 feet, and the wells are operated by HPI. No significant development plans for this area are expected for 1996.

   SOUTH TEXAS

   The South Texas basin consists of approximately fifteen wells which are operated by unaffiliated entities, producing primarily from the Wilcox at depths of 10,000 to 12,000 feet. The majority of the reserves in this area are located in the Mercy Field in San Jacinto County in the Houston Embayment Basin. In 1995, four miles of existing pipeline were purchased and joined with two miles of newly-constructed pipeline. Several shallower wells of approximate depths of 800 feet were also purchased for deepening potential and to alleviate high salt water disposal expense. Over 500 acres of leases were also acquired to drill a step-out test in 1996. There have also been several successful workovers in 1995 that have potential future benefits.

   PROPERTY SALES

   During 1994, HEP received $394,000 in connection with the sale of properties. The proceeds are comprised of numerous sales of various nonstrategic properties, none of which are individually significant.


   PRODUCTIVE OIL AND GAS WELLS

   The following table summarizes the productive oil and gas wells as of December 31, 1995 attributable to HEC's and HEP's direct interests. Productive wells are producing wells and wells capable of production. Gross wells are the total number of wells in which HEC and HEP have an interest. Net wells are the sum of HEC's and HEP's fractional interests owned in the gross wells.

                                      HEC Direct          HEP Direct

             Productive Wells     Gross      Net      Gross      Net
                Oil                35         1       892       378
                Gas                 0         0       351       114
                                 ----     ------     -----     -----

              Total                35         1     1,243       492
                                 =====    ======     =====     =====

   OIL AND GAS ACREAGE

   The following table sets forth the developed and undeveloped leasehold acreage held directly by HEC and HEP as of December 31, 1995. Developed acres are acres which are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which HEC and HEP have a working interest. Net acres are the sum of HEC's and HEP's fractional interests owned in the gross acres.

                                          HEC                 HEP


                                  Gross      Net       Gross       Net

           Developed acreage    9,464     3,585     135,500    76,800
           Undeveloped acreage                      189,350    39,337
                               ------      -----     -------   ------

            Total               9,464     3,585     324,850   116,137
                               ======   ======      =======  =======

   DRILLING ACTIVITY

   The following table sets forth the number of wells attributable to HEC's direct interests drilled during 1995. HEC had no drilling activity attributable to its direct interests during the years ended December 31, 1994 and 1993.

                                          Gross    Net

                           Development
                           Wells:
                            Productive     29        .98
                            Dry             1        .04
                                          ----      -----

                            Total          30       1.02
                                          ====      ====

   The following table sets forth the number of wells attributable to HEP's direct interests drilled in the most recent three years.

                                      Year Ended December 31,
                               1995            1994             1993
                          Gross    Net     Gross    Net    Gross     Net

          DEVELOPMENT
          WELLS:
            Productive   66       28.0    30      14.6     12       6.2
            Dry           2         .5     4        .7      4       1.2
                        ---       ----   ---       ----   ----     ----

              Total      68      28.5     34      15.3     16       7.4
                        ===      ====   ====      ====    ===      ====


          EXPLORATORY
          WELLS:
            Productive    5         .6     2        .1      6       1.1
            Dry           1         .9     6       1.2     10       3.9
                        ---      ----    ---       ----   ---      ----

              Total       6        1.5     8       1.3     16       5.0
                        ===       ====   ===      ====    ===      ====

   AVERAGE SALES PRICES AND PRODUCTION COSTS

   The following table presents the average oil and gas sales price and average production costs per equivalent barrel computed at the ratio of six mcf of gas to one barrel of oil.

                                               1995      1994      1993

          Oil and condensate (includes the
            effects of hedging) (per bbl)    $17.14     $15.98   $17.73
          Natural gas (includes the
            effects of hedging) (per mcf)      1.81      1.98      1.98
          Production costs (per equivalent
          bbl of oil)                          3.35      3.46      3.14

   OFFICE SPACE

   HPI, an affiliate of HEC, leases office space in Denver, Colorado containing approximately 41,000 square feet, for approximately $600,000 per year. These lease payments are included in the allocation of general and administrative expenses to HEC and other affiliated entities. HEP is guarantor of 60% of the lease obligation, and HCRC is guarantor of the remaining 40% of the obligation. HEC is the guarantor of a five year office lease of an affiliate of Hallwood Group in Dallas, Texas covering approximately 17,000 square feet. The affiliate of Hallwood Group has entered into an agreement to indemnify
   HEC for any loss suffered by HEC because of the guaranty. The total lease payments on this property are approximately $170,000 per year, of which approximately $11,000 is billed to HEC.


   ITEM 3 - LEGAL PROCEEDINGS

   See Notes 11 and 12 to the financial statements in Item 8 - Financial Statements and Supplementary Data.


   ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   No matters were submitted to a vote of security holders during the fourth quarter of 1995.

                                      PART II

   ITEM 5 -  MARKET  FOR  REGISTRANT'S  COMMON  EQUITY  AND  RELATED STOCKHOLDER
             MATTERS

   Since January 17, 1995, HEC's common stock has been quoted in the OTC Bulletin Board under the symbol "HWEC." Prior to January 17, 1995, HEC's common stock was quoted in the National Association of Securities Dealers National Market System. As of February 27, 1996, there were approximately 667 shareholders of HEC's common stock, including shareholders that hold in street name. The following table sets forth, for the periods indicated, the high and low closing bid quotations for the common stock as reported by the National Quotation Bureau. See further discussion under Dividends in Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources.

                HEC COMMON STOCK        High      Low      Dividends


                First Quarter 1995    12 1/2    10 1/4       $1.00
                Second Quarter 1995   18 1/2    10 1/4        1.50
                Third Quarter 1995    21        13 1/2
                Fourth Quarter 1995   16        10            .80
                                                              ----
                                                            $ 3.30
                                                             =====



                First Quarter 1994    15        13           $1.70

                Second Quarter 1994   15        12

                Third Quarter 1994    14        10            1.50

                Fourth Quarter 1994   10 3/4    9
                                                            -----
                                                            $3.20
                                                            =====

   ITEM 6 - SELECTED FINANCIAL DATA - (In thousands except per share)

   The following table sets forth selected financial data regarding HEC's financial position and results of operations as of the dates indicated. In connection with the change in HEC's reserve calculation methodology in 1994, which is further described in Item 8 - Supplemental Oil and Gas Reserve Information, all periods have been restated to reclassify HEC's share of internal overhead charges attributable to wells operated by HPI from production operating expense to general and administrative expense.

                               As of and for the Years Ended December 31,

                                        1995            1994          1993


     Summary of Operations
     Oil and gas revenues               $ 5,507        $ 5,878        $ 5,922
     Total revenue                        5,632          6,138          7,268
     Production operating expense         1,443          1,555          1,394
     Depreciation,depletion,
     amortization and impairment          2,153          1,959          1,944
     Impairment of investment in
      parent                                             3,249
     Net income (loss)                      706         (2,512)         2,514

     Net income (loss) per
      common share                        (1.00)        (3.32)          2.67
     Dividends per common share            3.30          3.20
     Balance Sheet
     Working capital (deficit)          $  (619)       $   (72)       $ 2,410
     Net property, plant and
      equipment                           9,839         10,569         11,697

     Total assets                        16,465         18,266         25,298
     Long-term debt                         825
     Long-term obligations of
     affiliate                            5,366          3,917          5,584
     Stockholders' equity                 7,011         11,316         16,284

   (Continued below)

                                                 1992                1991


     Summary of Operations
     Oil and gas revenues                    $ 6,827             $ 6,690
     Total revenue                             6,835               6,702
     Production operating expense              1,780               2,332
     Depreciation,depletion,
     amortization and impairment               2,308               2,328
     Impairment of investment in
      parent
     Net income (loss)                         1,006                 498

     Net income (loss) per
      common share                              .80                 .23
     Dividends per common share
     Balance Sheet
     Working capital (deficit)               $ 1,638             $ 1,937
     Net property, plant and
      equipment                               12,909              17,470
     Total assets                             21,792              25,729
     Long-term debt
     Long-term obligations of
     affiliate                                 5,183               7,010
     Stockholders' equity                     16,334              17,774


   ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES

   LIQUIDITY AND CAPITAL RESOURCES

   HEC had a net working capital deficit of $619,000 at December 31, 1995, including $10,000 of cash and cash equivalents. HEC has adopted a policy of paying dividends in an amount to be determined by the board of directors after consideration of the cash flow and working capital needs of HEC. For 1996, through February 27, 1996, no dividends have been declared by HEC.


   PROPERTY PURCHASES, SALES AND CAPITAL BUDGET

   During 1995, HEC participated in drilling seven wells in Winkler County and twenty-three wells in Reagan and Irion Counties, Texas, through its interest in the Saxon Drilling Venture (the "Drilling Venture"). The Company's share of capital costs on these wells was $328,000 through December 31, 1995. The Drilling Venture is a joint venture between the Company and HEP which was originally established in 1985. Under the terms of the Drilling Venture, the Company receives an 18.75% interest in revenues and costs relating to production from certain wells drilled in West Texas, in return for payment of 7.5% of the drilling costs. The Reagan County wells were drilled utilizing the third party financing described below. HEC has recorded its share of debt on these wells ($172,000 at December 31, 1995), under the caption "Current Liabilities of Affiliate" in the accompanying balance sheet because the debt matures in August 1996.

   During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 provides the standards for accounting for the impairment of various long-lived assets. The Company is required to adopt SFAS 121 no later than 1996. HEC uses the full cost method of accounting for its property, which requires an impairment to be recorded when total capitalized costs exceed the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves. Therefore, the adoption of SFAS 121 is not expected to have a material effect on the financial position or results of operations of HEC.

   DIVIDENDS

   HEC paid a dividend of $1.00 per share of common stock and Series E Preferred Stock on March 3, 1995. On August 15, 1995, HEC paid a dividend of $1.50 per share of common stock and Series E Preferred Stock. On November 15, 1995, HEC paid a dividend of $.80 per share of common stock and Series E Preferred Stock.

   The board of directors will determine future dividends, if any, after consideration of the cash flow and working capital needs of HEC. HEC's credit agreement limits aggregate dividends paid by the Company to $3.50 per share each fiscal year.

   HEP DISTRIBUTIONS

   During 1995, HEP declared $.80 per Unit in distributions to its Unitholders and $2,359,000 to its general partner, HEC. Oil and gas prices continue to be low and the resulting negative effect on cash flow from operations will impact the amount of distributions which HEP will be able to make.

   On January 19, 1996, HEP paid a dividend of one new Class C Unit for every 15 HEP Class A Units held as of the record date of December 18, 1995. Pursuant to the regulation of the American Stock Exchange, holders of Class A Units who sold their Units between December 14, 1995 and January 19, 1996 also sold their right to receive the associated Class C Unit dividend. Class C Units are a newly created class of units that trade separately from HEP's currently outstanding Units. The Class C Units have a distribution preference of $1.00 per year, payable quarterly, and distributions on the new units will commence for the first quarter of 1996. Class C Units have been created to give HEP greater flexibility in structuring future acquisitions by allowing HEP to issue a security with a set distribution rate. Currently outstanding HEP Units are referred to as Class A Units but will continue to be listed on the American Stock Exchange using the symbol "HEP."

   If there are no further adverse changes in the factors which effect HEP cash flow, including oil and gas prices, property and partnership expenses and other relevant information, and there is no change in the limitation in HEP's Credit facilities on the amount of distributions permitted, HEP believes that it can distribute $.13 per Class A Unit and $.25 per Class C Unit for each of the four quarters of 1996. The combined effect of the issuance of the new Class C Units and the decrease in distributions on the Class A Units would result in the $.80 annual distribution that has been paid since 1992 being reduced to an annual rate of $.58 on a Class A and associated Class C Unit. Future distributions will be determined after taking into account reduced cash flow and the limitation in HEP's Credit Facilities on the amount of distributions.

   CASH FLOW

   Cash used in operating activities was $495,000 in 1995. During 1995, HEC received distributions of $2,886,000 from HEP and paid dividends of
   $2,673,000. These items, together with investment transactions and borrowings, resulted in a decrease in cash of $658,000 during 1995.

   FINANCING

   During the second quarter of 1995, the Company entered into a credit agreement with a bank that has committed to loan the Company up to $1,500,000. As of December 31, 1995, the Company has outstanding borrowings of $1,125,000 against the credit line. Borrowings against the credit line bear interest at the bank's prime rate plus 2% (10.5% at December 31, 1995). Interest is payable monthly, and quarterly principal payments of $75,000 commenced December 1, 1995. The credit line is secured by the HEP Class A Units owned by the Company. The credit agreement limits aggregate dividends paid by the Company to $3.50 per share each fiscal year.

   Included in the accompanying balance sheet at December 31, 1995 are long-term obligations of affiliate of $5,366,000. This amount represents HEC's share of HEP's outstanding long-term obligations which consist primarily of $24,700,000 borrowed under a line of credit and $12,857,000 borrowed under a note purchase agreement. HEP's borrowings are secured by a first lien on approximately 80% in value of HEP's oil and gas properties. Included within the caption "Current Liabilities of Affiliate" in the accompanying balance sheet as of December 31, 1995 is $172,000 which represents HEC's pro rata share of borrowings from a third party lender used to finance the drilling in which HEC participated through the Saxon Drilling Venture. HEC is not directly a party to the loan; however, HEC will reimburse HEP for HEC's
   $172,000 share of the borrowings when HEP repays the loan in the first quarter of 1996.

   INFLATION AND CHANGING PRICES

   Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of HEC, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and worldwide economic and political conditions, and government regulations and tax laws. Prices for both oil and gas have fluctuated significantly in 1995. The following table presents the average prices received each year by HEC and the effects of its share of HEP's hedging transactions:

                    Oil            Oil            Gas            Gas
                 (excluding     (including     (excluding     (including
                 effects of     effects of     effects of   effects of
                  hedging        hedging        hedging        hedging
               transactions)  transactions)  transactions)  transactions)
                 (per bbl)      (per bbl)      (per mcf)       (per mcf)

         1995   $ 16.88        $ 17.14        $  1.66        $  1.81
         1994     15.33          15.98           1.94           1.98
         1993     17.05          17.73           2.10           1.98

   During the first quarter through February 14, 1996, the oil price (for barrels not hedged) averaged between $17.00 and $18.50 per barrel. The weighted average price of natural gas (for mcf not hedged) was between $1.35 and $4.00 per mcf.

   Inflation did not have a material impact on HEC in 1995 and is not anticipated to have a material impact in 1996.

   RESULTS OF OPERATIONS

   The following table is presented to contrast HEC's revenues, expenses and earnings for discussion purposes. Significant fluctuations are discussed in the accompanying narrative. The "HEC" column represents HEC's direct royalty and working interests in oil and gas properties. The "HEP" column represents HEC's combined limited partner and general partner ownership of HEP, which was 7.3% of the limited partner share for the first three quarters of 1995 and 6.5% for the last quarter of 1995, 7.3% of the limited partner share for 1994 and 1993, and 100% of the general partner share for 1995, 1994 and 1993.

              Table OF HEC EARNINGS (LOSS) FOR MANAGEMENT DISCUSSION
                                  (In thousands)
                       For the Year Ended December 31, 1995



                                           HEC        HEP       Total


            REVENUE
            Oil revenue               $   135   $  2,093   $  2,228
            Gas revenue                    35      3,244      3,279
            Acquisition fee                11                    11
            Interest                       86         28        114
                                          ---       ----       ----
                                          267      5,365      5,632
                                          ---     ------      -----

            EXPENSE
            Production operating           44      1,399      1,443
            General and administrative    628        530      1,158
            Depreciation, depletion,
             amortization and
             impairment                   127      2,026      2,153
            Interest                      106        387        493
            Litigation settlement of
                  affiliate                           46         46
                                         ----      -----      -----
                                          905      4,388      5,293
                                         ----     ------     ------

            Other Income (Expense):
            Miscellaneous income
             (expense)                     30        (69)       (39)
                                         ----      -----      -----
                                           30        (69)       (39)
                                       ------       ----      -----

            Provision (Benefit) for
            income taxes -
              Current                      94                    94
              Deferred                   (500)                 (500)
                                        -----      -----      -----
                                         (406)                 (406)
                                        -----      -----      -----

            Net Income (loss)         $  (202)     $ 908      $ 706
                                     ========    =======    =======

              Table OF HEC EARNINGS (LOSS) FOR MANAGEMENT DISCUSSION
                                    (In thousands)
                         For the Years Ended December 31, 1994



                                    HEC             HEP            Total


     REVENUE

     Oil revenue                  $    30         $ 2,016          $ 2,046
     Gas revenue                       10           3,822            3,832
     Acquisition fee                   23                               23
     Interest                         184              53              237
                                    -----           -----            -----
                                      247           5,891            6,138
                                    -----          ------           ------

     EXPENSE
     Production operating              17           1,538            1,555
     General and
      administrative                  570             528            1,098
     Depreciation,
      depletion,
      amortization and
      impairment                      127           1,832            1,959
     Interest                                         363              363
     Litigation settlement
      of affiliate                                    308              308
                                   ------          ------           ------

                                      714           4,569            5,283
                                   ------          ------           ------

     Other Income (Expense):
     Impairment of
      investment in parent         (3,249)                          (3,249)
     Miscellaneous income
      (expense)                        65             (50)              15
                                  -------          ------           ------
                                   (3,184)            (50)          (3,234)
                                  -------         -------          -------

     Provision (Benefit) for
     income taxes -
       Current                        133                              133
       Deferred
                                    -----          ------            -----
                                      133                              133
                                    -----          ------           ------

     Net Income (loss)            $(3,784)        $ 1,272          $(2,512)
                                 ========         =======         ========

              Table OF HEC EARNINGS (LOSS) FOR MANAGEMENT DISCUSSION
                                  (In thousands)
                       For the Years Ended December 31, 1993



                                      HEC              HEP           Total


    REVENUE
    Oil revenue                      $    34        $ 1,916        $ 1,950
    Gas revenue                            7          3,965          3,972
    Litigation settlement
     of affiliate                                     1,050          1,050
    Acquisition fee                      111                           111
    Interest                             143             42            185
                                       -----          -----          -----
                                         295          6,931          7,268
                                       -----         ------          -----

    EXPENSE
    Production operating                  18          1,376          1,394
    General and
     administrative                      612            636          1,248
    Depreciation,depletion,
     amortization and
     impairment                          189          1,755          1,944
    Interest                                            442            442
                                       -----         ------         ------
                                         819          4,209          5,028
                                      ------         ------        -------

    Other Income (Expense):
    Impairment of investment
     in parent
    Miscellaneous income
    (expense)                            135            229            364
                                       -----          -----          -----
                                         135            229            364
                                       -----          -----          -----

    Provision (Benefit) for
    income taxes -
      Current                             90                            90
      Deferred
                                       -----         ------          -----
                                          90                            90
                                       -----         ------         ------

    Net Income (loss)                $  (479)       $ 2,993        $ 2,514
                                     =======       ========        =======

   1995 COMPARED TO 1994

   OIL REVENUE

   Oil revenue increased $182,000, or 9%, during 1995. This increase is primarily due to a 2% increase in production from 128,000 barrels in 1994 to 130,000 barrels in 1995, combined with an increase in the average oil price from $15.98 per barrel in 1994 to $17.14 per barrel in 1995. This increase in production is due primarily to HEP's drilling in 1994 and 1995, partially offset by normal production declines.

   The effect of HEP's hedging transactions described under "Inflation and Changing Prices" during 1995 was to increase HEC's oil price from $16.88 per barrel to $17.14 per barrel, representing $34,000 in additional revenue from hedging transactions.

   GAS REVENUE

   Gas revenue decreased $553,000 during 1995, primarily due to a 6% decrease in production from 1,932,000 mcf in 1994 to 1,808,000 mcf in 1995. The gas price also declined 9% from $1.98 per mcf in 1994 to $1.81 per mcf in 1995. The decrease in production is due primarily to normal production declines, partially offset by HEP drilling in 1994 and 1995.

   The effect of HEP's hedging transactions described under "Inflation and Changing Prices" during 1995 was to increase HEC's gas price from $1.66 per mcf to $1.81 per mcf, representing $271,000 in additional revenue from hedging transactions.

   ACQUISITION FEE REVENUE

   The acquisition fee earned in 1995 and 1994 relates to property acquisitions made by HEP. The fee decreased during 1995 as compared to 1994, as a result of a decline in property acquisitions made by HEP during 1995.

   INTEREST

   Interest income decreased from 1994 to 1995 primarily as a result of lower invested balances.

   PRODUCTION OPERATING EXPENSE

   Production operating expense decreased $112,000 in 1995 as compared to 1994 primarily as a result of general cost reductions in West Texas.

   GENERAL AND ADMINISTRATIVE EXPENSE

   General and administrative expense includes costs incurred for direct administrative services such as legal and audit fees, as well as allocated internal overhead incurred by HPI, an affiliate of HEC, which manages and operates certain oil and gas properties on behalf of HEC and HEP and their affiliates. These costs increased $60,000 during 1995 as compared with 1994 as a result of increased allocated internal overhead from HPI, as well as increased insurance costs during 1995.

   DEPRECIATION, DEPLETION, AMORTIZATION AND IMPAIRMENT EXPENSE

   Depreciation, depletion, amortization and impairment expense increased $194,000 in 1995 as compared to 1994. The increase is primarily the result of HEC's share of HEP's impairment of its investment in Indonesia, which has been abandoned.

   INTEREST EXPENSE

   Interest expense increased $130,000 in 1995 as compared to 1994, primarily as a result of HEC's borrowings under its line of credit.

   LITIGATION SETTLEMENT OF AFFILIATE

   Litigation settlement of affiliate, which represents HEC's share of various lawsuit settlements made by HEP, declined during 1995 compared to 1994 because HEP settled a significant lawsuit in 1994, as described in Item 8 -
   Note 11.

   IMPAIRMENT OF INVESTMENT IN PARENT

   Impairment of investment in parent of $3,249,000 during the year ended December 31, 1994 represents an other than temporary decline in the fair value of the Hallwood Group stock held by HEC. The impairment, which was recorded at June 30, 1994, reflects the difference between the market value of the stock at June 30, 1994 of $11.50 per share (adjusted for Hallwood Group's 1 for 4 reverse split) and HEC's original cost basis.

   MISCELLANEOUS INCOME

   Miscellaneous income consists primarily of HEC's share of HEP's facilities income from two gathering systems in New Mexico, pipeline revenue, equity investment earnings, and miscellaneous income or expense. The decrease in miscellaneous income of $54,000 is primarily due to a decrease in HEC's share of HEP's equity investment earnings.

   1994 COMPARED TO 1993

   OIL REVENUE

   Oil revenue increased $96,000, or 5%, during 1994. This increase is primarily due to a 16% increase in production from 110,000 barrels in 1993 to 128,000 barrels in 1994, offset by a decrease in the average oil price from $17.73 per barrel in 1993 to $15.98 to barrel in 1994. This increase in production is due primarily to HEP property acquisitions which occurred late in 1993, partially offset by normal production declines.

   The effect of HEP's hedging transactions described under "Inflation and Changing Prices" during 1994 was to increase HEC's oil price from $15.33 per barrel to $15.98 per barrel, representing $83,000 in additional revenue from hedging transactions.

   GAS REVENUE

   Gas revenue decreased $140,000 during 1994, primarily due to a 4% decrease in production from 2,005,000 mcf in 1993 to 1,932,000 mcf in 1994. The gas price remained consistent at $1.98 per mcf in both 1994 and 1993. The decrease in production is due primarily to decreased production in the Scott/West Ridge area, due to allowable production limits and normal production declines, partially offset by HEP property acquisitions which occurred late in 1993.

   The effect of HEP's hedging transactions described under "Inflation and Changing Prices" during 1994 was to increase HEC's gas price from $1.94 per mcf to $1.98 per mcf, representing $77,000 in additional revenue from hedging transactions.


   LITIGATION SETTLEMENT OF AFFILIATE

   Litigation settlement of affiliate in 1993 represents HEC's share of a lawsuit settlement received by HEP which is further described in Item 8 -
   Note 11.

   ACQUISITION FEE REVENUE

   The acquisition fee earned in 1994 and 1993  relates to property acquisitions
   made by HEP.   The fee decreased during 1994 as compared to 1993, as a result of a decline in property acquisitions made by HEP during 1994.

   PRODUCTION OPERATING EXPENSE

   Production operating expense increased $161,000 in 1994 as compared to 1993 primarily as a result of an increase in operating expenses due to property acquisitions and drilling projects completed by HEP late in 1993 combined with increased ad valorem taxes and salt water disposal costs in the Scott/West Ridge area.

   GENERAL AND ADMINISTRATIVE EXPENSE

   General and administrative expense includes costs incurred for direct administrative services such as legal and audit fees, as well as allocated internal overhead incurred by HPI, an affiliate of HEC, which manages and operates certain oil and gas properties on behalf of HEC and HEP and their affiliates. These costs decreased $150,000 during 1994 as compared with 1993 as a result of reductions in internal allocated overhead from HPI, as well as decreased legal expenses during 1994.

   DEPRECIATION, DEPLETION, AMORTIZATION AND IMPAIRMENT EXPENSE

   Depreciation, depletion, amortization and impairment expense increased $15,000 in 1994 as compared to 1993. The increase is primarily the result of HEC's share of HEP's impairment of foreign drilling projects which have been abandoned.

   INTEREST EXPENSE

   Interest expense decreased $79,000 in 1994 as compared to 1993, primarily as a result of HEP's lower average debt balance in 1994 as compared to 1993, which was partially offset by higher interest rates.

   LITIGATION SETTLEMENT OF AFFILIATE

   Litigation settlement of affiliate during 1994 represents HEC's share of various lawsuit settlements made by HEP which are further described in Item 8
   - Note 11.

   IMPAIRMENT OF INVESTMENT IN PARENT

   Impairment of investment in parent of $3,249,000 during the year ended December 31, 1994 represents an other than temporary decline in the fair value of the Hallwood Group stock held by HEC. The impairment, which was recorded at June 30, 1994, reflects the difference between the market value of the stock at June 30, 1994 of $11.50 per share and HEC's original cost basis.


   MISCELLANEOUS INCOME

   Miscellaneous income consists primarily of HEC's share of HEP's facilities income from two gathering systems in New Mexico, pipeline revenue, gas marketing activity and miscellaneous income or expense. The decrease in miscellaneous income of $349,000 is primarily due to a $150,000 decrease in HEC's share of HEP's equity investment and a $50,000 decrease in HEC's share of HEP's revenue from gas marketing activities which were discontinued in March 1993. The remaining decrease is comprised of numerous individually insignificant items.


   ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

               INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


   FINANCIAL STATEMENTS:                                                   Page

   Independent Auditors' Report                                               20

   Consolidated Balance Sheets at December 31, 1995 and 1994               21-22

   Consolidated Statements of Operations for the years
     ended December 31, 1995, 1994 and 1993                                   23

   Consolidated Statements of Cash Flows for the years
     ended December 31, 1995, 1994 and 1993                                   24

   Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1995, 1994 and 1993                             25

   Notes to Consolidated Financial Statements                              26-37

   SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION - (UNAUDITED)              38-41



                           INDEPENDENT AUDITORS' REPORT

   TO THE STOCKHOLDERS OF HALLWOOD ENERGY CORPORATION:

   We have audited the consolidated financial statements of Hallwood Energy Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, listed in the index at Item 8. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hallwood Energy Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



   DELOITTE & TOUCHE LLP

   Denver, Colorado
   February 27, 1996

                            HALLWOOD ENERGY CORPORATION
                            CONSOLIDATED BALANCE SHEETS
                                  (In thousands)

                                                 December 31,

                                            1995            1994
    CURRENT ASSETS
    Cash and cash equivalents            $     10        $    668
    Accounts receivable:
     Affiliates                               372             526
     Trade                                     26               7
    Current assets of affiliate             2,236           1,760
                                          -------          ------
          Total                             2,644           2,961
                                          -------         -------

    PROPERTY, PLANT AND EQUIPMENT, at
    cost
    Oil and gas properties (full cost
    method):

    Proved mineral interests              113,159         111,951
    Unproved mineral interests -
    domestic                                   82              46
    Unproved mineral interests -
    foreign                                                   288
    Other property and equipment            3,758           3,745
                                          -------         -------
        Total                             116,999         116,030

    Less accumulated depreciation,
    depletion,  amortization and
    property impairment                  (107,160)       (105,461)
                                        ---------      ----------

    Net Property, Plant and Equipment       9,839          10,569
                                        ---------       ---------

    OTHER ASSETS
    Investment in common stock of
    parent (carried at market)              2,075           1,680
                                         --------        --------
    Investment in bonds of parent
    (at cost adjusted for
    amortization of discount)                               1,352
    Deferred tax asset                        500
    Noncurrent assets of affiliate          1,407           1,704
                                           ------         -------
          Total                             3,982           4,736
                                           ------         -------

    TOTAL ASSETS                         $ 16,465        $ 18,266
                                         ========        ========


                        (continued on following page)

                            HALLWOOD ENERGY CORPORATION
                            CONSOLIDATED BALANCE SHEETS
                           (In thousands except Shares)


                                                           December 31,
                                                     1995             1994
    CURRENT LIABILITIES
    Accounts payable and accrued
    liabilities                                    $    106        $    154
    Current portion of long-term debt                   300
    Current liabilities of affiliate                  2,857           2,879
                                                    -------          ------

          Total                                       3,263           3,033
                                                    -------         -------

    NONCURRENT LIABILITIES
    Long-term debt                                      825
    Long-term obligations of affiliate                5,366           3,917
                                                    -------         -------

          Total                                       6,191           3,917
                                                    -------          ------

          Total Liabilities                           9,454           6,950
                                                     ------         -------

    STOCKHOLDERS' EQUITY
    Series D convertible cumulative,
    redeemable preferred stock, $.01 par
    value; 65,000 shares authorized; 18,864
    shares issued as of 1994 with a
    liquidation preference of $1,154
    (cancelled during 1995)                                               1
    Series E convertible preferred stock; $.01
    stated value; 450,000 shares authorized;
    356,000 shares issued as of 1994 with a
    liquidation preference of $.01 per share                              4
    Common stock, $.50 par value; 80,000,000
    shares authorized; 1,198,121 and 842,121
    shares issued at 1995 and 1994,
    respectively                                        599             421
    Capital in excess of par value                   53,789          58,248
    Accumulated deficit                             (41,584)        (42,290)
    Unrealized loss on investment in common
    stock of parent                                  (1,002)           (896)
    Less cost of treasury stock of 405,995 and
    347,995 common shares at 1995 and 1994,
    respectively, and 7,500 Series D preferred
    shares at 1994                                   (4,791)         (4,172)
                                                    -------         -------

          Stockholders' Equity - net                  7,011          11,316
                                                    -------         -------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 16,465        $ 18,266
                                                   ========        ========




     The accompanying notes are an integral part of the financial statements.

                            HALLWOOD ENERGY CORPORATION
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                          (In thousands except per Share)


                                          For the Years Ended December 31,
                                          1995         1994        1993
    REVENUES:
      Oil revenue                      $ 2,228     $ 2,046      $ 1,950
      Gas revenue                        3,279       3,832        3,972
      Litigation settlement of
      affiliate                                                   1,050
      Acquisition fee                       11          23          111
      Interest                             114         237          185
                                        ------       -----       ------
                                         5,632       6,138        7,268
                                        ------      ------       ------

    EXPENSES:
      Production operating               1,443       1,555        1,394
      General and administrative         1,158       1,098        1,248
      Depreciation, depletion,
      amortization and impairment        2,153       1,959        1,944
      Interest                             493         363          442
      Litigation settlement of
      affiliate                             46         308
                                        ------      ------       ------
                                         5,293       5,283        5,028
                                        ------      ------       ------

    OTHER INCOME (EXPENSE):
      Impairment of investment in
      parent                                        (3,249)
      Miscellaneous income (expense)       (39)         15          364
                                         -----       -----        -----
                                           (39)     (3,234)         364
                                         -----     -------        -----

    INCOME (LOSS) BEFORE INCOME TAXES      300      (2,379)       2,604
                                         -----     -------      -------

    PROVISION (BENEFIT) FOR INCOME
    TAXES
      Current                               94         133           90
      Deferred                            (500)
                                         -----      ------        -----
                                          (406)        133           90
                                         -----       -----        -----

    NET INCOME (LOSS)                      706      (2,512)       2,514

    PREFERRED STOCK DIVIDENDS            1,175          73           88
                                       -------      ------        -----

    NET INCOME (LOSS) FOR COMMON
    STOCKHOLDERS                       $  (469)    $(2,585)     $ 2,426
                                       =======    ========     ========

    NET INCOME (LOSS) PER COMMON
    SHARE                                $ (1.00)    $ (3.32)     $  2.67
                                           ======       ======      ======

    NET INCOME (LOSS) PER COMMON
    SHARE (assuming full dilution)       $ (1.00)    $ (3.32)     $  2.42
                                           ======       ======      ======

    WEIGHTED AVERAGE COMMON SHARES         469         779          907
                                          ======       =====        =====

     The accompanying notes are an integral part of the financial statements.

                            HALLWOOD ENERGY CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In thousands)


                                            For the Years Ended December 31,
                                              1995         1994         1993
    OPERATING ACTIVITIES:
    Net income (loss)                      $  706      $(2,512)     $ 2,514
    Adjustments to reconcile net income
    (loss) to net cash used in operating
    activities:
    Depreciation, depletion, amortization
     and impairment                         2,153        1,959        1,944
    Impairment of investment in parent                   3,249
    Undistributed earnings of affiliate    (2,917)      (3,106)      (4,748)
    Deferred tax benefit                     (500)
    Amortization of bond discount             (24)         (97)         (41)
                                            -----       ------        -----
      Cash used in operations before
      working capital changes                (582)        (507)        (331)

    Changes in operating assets and
    liabilities provided (used) cash:
    Accounts receivable - affiliates          154          232         (106)
    Accounts receivable - trade               (19)          (2)           5
    Prepaids and other assets                                            11
    Accounts payable and accrued
    liabilities                               (48)        (189)         215
                                            -----        -----        -----
    Net cash used in operating activities    (495)        (466)        (206)
                                           ------       ------       ------

    INVESTING ACTIVITIES:
    Proceeds from property sales                             4            7
    Additions to property                    (144)        (100)        (187)
    Distributions received from affiliate   2,886        2,904        2,539
    Purchase of common stock of parent       (501)
    Proceeds from sale of bonds of parent   1,376                       380
    Other investing activities                              (9)         (20)
                                           ------        -----        -----
    Net cash provided by investing
    activities                              3,617        2,799        2,719
                                           ------       ------      -------

    FINANCING ACTIVITIES;
    Proceeds from long-term debt            1,200
    Payments of long-term debt                (75)
    Dividends paid                         (2,673)      (2,793)        (118)
    Repurchase of common and preferred
     stock                                 (2,232)                   (1,692)
                                          -------    ---------      -------
    Net cash used in financing activities  (3,780)      (2,793)      (1,810)
                                          -------      -------      -------

    INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                              (658)        (460)         703

    CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                         668        1,128          425
                                           ------      -------       ------

    CASH AND CASH EQUIVALENTS AT END OF
    YEAR                                  $    10      $   668      $ 1,128
                                          =======      =======      =======



     The accompanying notes are an integral part of the financial statements.

                            HALLWOOD ENERGY CORPORATION
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (In thousands)

                              Series D     Series E
                              Preferred    Preferred     Common      Excess of
                                Stock        Stock        Stock      Par Value


    BALANCE,
    December 31, 1992           $  1                    $  599      $60,955

    Net income
    Preferred stock
    dividends                                                           (88)
    Purchase of treasury
    stock
    Unrealized loss on
    investment in common
    stock of parent

    BALANCE,
    December 31, 1993              1                       599       60,867

    Net loss
    Exchange of Series E
    preferred stock for
    common stock                           $    4         (178)         174
    Dividends                                                        (2,793)
    Unrealized loss on
    investment in common
    stock of parent

    BALANCE,
    December 31, 1994              1            4          421       58,248

    Net income
    Repurchase and
    cancellation of Series
    D Preferred stock             (1)                                (1,612)
    Repurchase of Common
    Stock
    Conversion of Series E
    Preferred Stock into
    Common Stock                               (4)         178         (174)
    Dividends                                                        (2,673)
    Unrealized loss on
    investment in common
    stock of parent

    BALANCE,
    December 31, 1995         $            $            $  599      $53,789




   The accompanying notes are an integral part of the financial statements.

                             Accumulated  Unrealized    Treasury
                               Deficit       Loss         Stock        Total

    BALANCE,
    December 31, 1992       $(42,292)     $  (449)    $ (2,480)     $16,334

    Net income                 2,514                                  2,514
    Preferred stock
    dividends                                                           (88)
    Purchase of treasury
    stock                                               (1,692)      (1,692)
    Unrealized loss on
    investment in common
    stock of parent                          (784)                     (784)

    BALANCE,
    December 31, 1993        (39,778)      (1,233)      (4,172)      16,284

    Net loss                  (2,512)                                (2,512)
    Exchange of Series E
    preferred stock for
    common stock
    Dividends                                                        (2,793)
    Unrealized loss on
    investment in common
    stock of parent                           337                       337

    BALANCE,
    December 31, 1994        (42,290)        (896)      (4,172)      11,316

    Net income                   706                                    706
    Repurchase and
    cancellation of Series
    D Preferred stock                                      570       (1,043)
    Repurchase of Common
    Stock                                               (1,189)      (1,189)
    Conversion of Series E
    Preferred Stock into
    Common Stock
    Dividends                                                        (2,673)
    Unrealized loss on
    investment in common
    stock of parent                          (106)                     (106)
    BALANCE,
    December 31, 1995       $(41,584)     $(1,002)     $(4,791)     $ 7,011

<F1>
     The accompanying notes are an integral part of the financial statements.

                           HALLWOOD ENERGY CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

   Hallwood Energy Corporation ("HEC" or the "Company") is a Texas corporation engaged in the development, production and sale of oil and gas. HEC is the general partner of Hallwood Energy Partners, L.P. ("HEP"), a publicly traded Delaware limited partnership. HEP commenced operations in August 1985 after completing an exchange offer in which HEP acquired oil and gas properties and operations from HEC, 24 oil and gas limited partnerships of which HEC was the general partner, and certain working interests from owners that had participated in wells with HEC and the limited partnerships. HEC now conducts substantially all of its operations through HEP. HEP's properties are primarily located in the Rocky Mountain, Mid-Continent, Texas and Gulf Coast regions of the United States. The activities of HEP are conducted by HEP Operating Partners, L.P. ("HEPO") and EDP Operating, Ltd. ("EDPO").

   HEC's wholly-owned subsidiary, Hallwood G.P., Inc., is the general partner of EDPO. Unless otherwise indicated, all references to HEC in connection with the ownership, exploration, development or production of oil and gas properties refer to HEC and its proportionate ownership of HEP. HEC's parent company, The Hallwood Group Incorporated ("Hallwood Group"), owns 80% of the common shares of HEC. (See Note 3).

   ACCOUNTING POLICIES:

   INVESTMENT IN HEP

   HEC's general partner interest in HEP entitles it to a share of net revenues derived from HEP's properties ranging from 2% to 25%, and HEC holds approximately 6.5% of HEP's limited partner Units. HEC accounts for its ownership of HEP using the proportionate consolidation method of accounting whereby HEC records its proportional share of each of HEP's revenues and expenses, current assets, current liabilities, noncurrent assets, long-term obligations and fixed assets. HEP owns approximately 40% of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC"), which HEP accounts for under the equity method.

   DERIVATIVES

   HEP entered into financial contracts for hedging transactions of approximately 56%, 44% and 37% of its actual crude oil production during the years 1993, 1994 and 1995, respectively. The oil price received by HEP was $18.53, $17.93 and $17.31 per barrel in 1993, 1994 and 1995, respectively, for the barrels hedged. HEP also entered into hedging contracts of between 3% and 22% of its forecasted oil production during each of the years 1996 through 1999. The oil price for the volumes hedged is expected to range from $14.83 to $15.38 per barrel.

   HEP also hedged approximately 53%, 56% and 56% of its gas production during 1993, 1994 and 1995, respectively. The gas price received for the volumes hedged  was $1.69,  $1.88  and $2.04  per  mcf during  1993,  1994 and  1995, respectively. Additionally, HEP has entered into hedging contracts of between 17% and 47% of its forecasted gas production for each of the years 1996 through 1999. The price for the hedged gas production is expected to range from $2.01 to $2.10 per mcf.

   The purpose of the hedges is to provide protection against price drops and to provide a measure of stability in the volatile environment of oil and natural gas spot pricing. The amounts received or paid in settling these contracts is recognized as oil or gas revenue at the time the hedged volumes are sold.

   CASH AND CASH EQUIVALENTS

   All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

   PROPERTY, PLANT AND EQUIPMENT

   HEC follows the full cost method of accounting, whereby all costs related to the acquisition of oil and gas properties are capitalized in a single cost center ("full cost pool") and are amortized over the productive life of the underlying proved reserves using the units of production method. Proceeds from property sales are generally credited to the full cost pool.

   Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying year end prices of oil and gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.

   HEC does not accrue costs for future site restoration, dismantlement and abandonment costs related to proved oil and gas properties because the Company estimates that such costs will be offset by the salvage value of the equipment sold upon abandonment of such properties. The Company's estimates are based upon its historical experience and upon review of current properties and restoration obligations.

   Unproved properties are withheld  from the amortization base until  such time
   as they are either  developed or abandoned.   These properties are  evaluated
   periodically.

   GAS BALANCING

   HEC uses the sales method to account for gas balancing. Under this method, it recognizes revenue on all of its sales of production, and any over production or under production is recovered at a future date.

   As of December 31, 1995, the imbalance net to HEC's interest is not material. Current imbalances can be made up with production from existing wells or from wells which will be drilled as offsets to current producing wells and the imbalance will not have a material effect on the Company's results of operations, liquidity and capital resources.

   SIGNIFICANT CUSTOMERS

   For the years ended December 31, 1995, 1994 and 1993 purchases by each of the following companies exceeded 10% of the total oil and gas revenues attributable to HEC's direct interests and its share of HEP. Although the Company sells the majority of its oil and gas production to a few purchasers, there are numerous other purchasers in the area, therefore, the loss of its significant customers would not adversely affect the Company's operations.

                                            1995      1994      1993

            Conoco Inc.                      30%       23%       21%
            Koch Oil Company                                     11%
            Marathon Petroleum Company       14%       12%       10%

   ENVIRONMENTAL CONCERNS

   HEC is taking actions necessary in its operations to conform with applicable federal, state and local environmental regulations. As of December 31, 1995, HEC has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of HEC in the oil and gas industry.

   DIVIDENDS

   HEC paid a dividend of $1.00 per share of common stock and Series E Preferred Stock on March 3, 1995. On August 15, 1995, HEC paid a dividend of $1.50 per share of common stock and Series E Preferred Stock. On November 15, 1995, HEC paid a dividend of $.80 per share of common stock and Series E Preferred Stock.

   HEC paid a dividend of $1.70 per share of common stock on March 4, 1994. HEC paid a dividend of $1.50 per share of common stock on August 15, 1994.

   RECLASSIFICATIONS

   Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

   USE OF ESTIMATES

   The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   CASH FLOW STATEMENT

   Cash paid for interest was $106,000 in 1995. There was no cash paid for interest in 1994 or 1993.


   NOTE 2 - OIL AND GAS PROPERTIES

   The following table summarizes certain cost information related to HEC's direct interests and its share of HEP's oil and gas activities:

                                        For the Years Ended December 31,
                                         1995         1994         1993
                                                 (In thousands)


        Property acquisition costs -   $  191       $  637       $1,103
        proved
        Property acquisition costs -       56          257          176
        unproved
        Development costs                 979          599          585
        Exploration costs                 166          273          169
                                         ----        -----         ----
          Total                        $1,392       $1,766       $2,033
                                         ====        =====         ====

   Depreciation, depletion, amortization and impairment per equivalent barrel of production for 1995, 1994 and 1993 was $5.00, $4.35 and $4.38, respectively.

   At December 31, unproved domestic properties consist of the following:

                                              1995       1994
                                               (In thousands)

                   South Louisiana          $ 10        $ 40
                   Texas                      27
                   Other                      45           6
                                              ---         ---
                                            $ 82        $ 46
                                              ===         ===

   At December 31, 1994, unproved foreign properties of $288,000 consisted of HEC's share of HEP's investment in Indonesia which was abandoned during the first quarter of 1995.

   During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 provides the standards for accounting for the impairment of various long-lived assets. The Company is required to adopted SFAS 121 no later than 1996. HEC uses the full cost method of accounting for its oil and gas properties, which requires an impairment to be recorded when total capitalized costs exceed the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves. Therefore, the adoption of SFAS 121 is not expected to have a material effect on the financial position or results of operations of HEC.


   NOTE 3 - RELATED PARTY TRANSACTIONS

   The Hallwood Group Incorporated ("Hallwood Group"), a public company traded on the New York Stock Exchange, owns 80% of the outstanding common shares of HEC. Hallwood Group is a diversified holding company with interests in oil and gas, specialty restaurants, real estate, textile products and hotels.

   From 1990 through 1995, HEC acquired 267,709 shares (adjusted for Hallwood Group's 1-for-4 reverse split) or approximately 17% of the outstanding shares of Hallwood Group, on the open market. Because HEC has the ability and the intent to hold the stock of Hallwood Group indefinitely, HEC has recorded it as a long-term investment and has classified it as an available-for-sale security. As of June 30, 1994, it was determined that Hallwood Group stock had experienced an other than temporary decline in fair value. Therefore, HEC's investment in Hallwood Group was written down from its original cost to a new cost basis based on its market value at June 30, 1994 of $11.50 per share. The resultant loss of $3,249,000 was recorded as an impairment of investment in parent in the accompanying financial statements for 1994.

   During 1991 and 1992 HEC acquired $2,439,000 principal amount of Hallwood Group's 13.5% Subordinated Debentures due July 31, 2009, which it subsequently exchanged for 7% Collateralized Subordinated Debentures due July 31, 2000. On March 29, 1995, Hallwood Group repurchased the 7% Collateralized Subordinated Debentures for $1,376,000 plus accrued interest through the purchase date. The debentures were repurchased for an amount approximately equal to their carrying value.


   NOTE 4 - DEBT

   During the second quarter of 1995, the Company entered into a credit agreement with a bank that has committed to loan the Company up to $1,500,000. As of December 31, 1995, the Company has outstanding borrowings of $1,125,000 against the credit line. Borrowings against the credit line bear interest at the bank's prime rate plus 2% (10.5% at December 31, 1995). Interest is payable monthly, and quarterly principal payments of $75,000 commenced December 1, 1995. The credit line is secured by the HEP units owned by the Company. The credit agreement limits aggregate dividends paid by the Company to $3.50 per share each fiscal year.

   At December 31, 1995, HEC's five year debt maturity schedule is as follows:

                                1996           $  300,000
                                1997              300,000
                                1998              300,000
                                1999              225,000
                                                ---------
                                                1,125,000

                      Less current maturities
                        of long-term debt        (300,000)
                                                ---------
                      Long-term debt at
                        December 31, 1995      $  825,000

   During 1995, HEP amended its Amended and Restated Credit Agreement ("Credit Agreement") and an Amended and Restated Note Purchase Agreement ("Note Purchase Agreement") (collectively referred to as the "Credit Facilities"). HEP has a borrowing base of $42,000,000 under the Credit Facilities, and amounts outstanding at December 31, 1995 of $24,700,000 under the Credit Agreement and $12,857,000 under the Note Purchase Agreement. HEP's borrowing base is also reduced by an outstanding contract settlement debt of $2,771,000 and capital lease obligations of $87,000; therefore, its unused borrowing base totalled $1,585,000 at February 27, 1996.

   The Credit Facilities are secured by a first lien on approximately 80% in value of HEP's oil and gas properties. Additionally, aggregate distributions paid by HEP in any 12 month period are limited to 50% of cash flow from operations before working capital changes plus distributions received from affiliates.

   HEP's five year debt maturities are as follows:   $87,000 in 1996, $9,721,000
   in 1997, $11,532,000 in  1998, $7,246,000 in 1999, and $7,246,000 in 2000 and
   $1,812,000 thereafter.


   NOTE 5 - PRINCIPAL ACQUISITIONS AND SALES

   HEC had no significant direct acquisitions or sales other than the Hallwood Group stock and Subordinated Debenture transactions described in Note 3. HEP's significant activities are as follows:

   1995

   During 1995, HEP had no individually significant property acquisitions or sales.


   1994

   During the second quarter of 1994, HEP and HCRC formed a limited partnership with a third party for the purpose of producing natural gas qualified for the
   Section 29 tax credit under the Internal Revenue Code. A limited liability company owned by HEP and HCRC is the general partner of the partnership.
   HEP and HCRC sold a term working interest in certain wells in San Juan County, New Mexico to the limited partnership, in return for which HEP and HCRC received a cash payment totaling $3,400,000 when the sale was closed. HEP and HCRC will receive 97% of the cash flow from production from the wells sold through the year 2002, and 80% of the cash flow thereafter. HEP and HCRC will also receive quarterly cash incentive payments equal to 34% of the
   Section 29 tax credit generated from the production from the wells. HEP and HCRC will share in all proceeds 55% and 45%, respectively. HEP recorded its $1,870,000 share of the cash payment received as a credit to oil and gas properties in its 1995 financial statements.

   1993

   During September and October 1993, HEP completed the following transactions which resulted in the acquisition of interests in the following properties (the purchase amounts are net to HEP): 130 wells in twelve counties in central Kansas for $1,200,000, of which $367,000 was paid in cash and $833,000 was paid in the form of 96,607 HEP Class A Units; six wells in Comanche County, Kansas for $750,000; nine wells in Russell County, Kansas for $600,000; three wells in San Juan County, New Mexico for $425,000; and nine wells in Toole County, Montana for $350,000. Additionally, HEP acquired 50% of the stock of Sunburst Exploration, Inc. ("Sunburst") for $1,700,000 by issuing 197,103 HEP Class A Units. Sunburst owns interests in 130 wells in Toole County, Montana, 45 of which are operated by Sunburst.

   These acquisitions were effective as of various dates from August 1 through October 29, 1993 and added an estimated 464,000 barrels of oil and 5 billion cubic feet of gas to HEP's reserves at December 31, 1993.

   Effective March 31, 1993, HEP sold its interest in Nycotex and its West Virginia properties which included natural gas reserves estimated at approximately 3.4 billion cubic feet of gas. HEP's share of these proceeds after adjustments was approximately $1,600,000.

   NOTE 6 - INVESTMENT IN AFFILIATE

   HEC accounts for its combined general and limited partner interest in HEP (approximately 12%) using the proportionate consolidation method of accounting. The following presents summarized financial information for HEP at December 31, 1995, 1994 and 1993:

                                    1995           1994           1993
                                              (In thousands)

         Current assets         $ 16,715       $ 14,670       $ 33,535
         Noncurrent assets       106,649        121,611        138,089
         Current liabilities      20,914         24,834         26,515
         Noncurrent               41,836         29,721         43,187
         liabilities
         Minority interest         3,042          2,923          3,346
         Gross oil and gas        41,010         41,496         42,893
         revenue
         Net income (loss)        (9,031)       (10,093)        13,064

   NOTE 7 - CAPITAL STOCK AND NET INCOME PER SHARE

   SERIES E PREFERRED STOCK

   On October 19, 1994, HEC exchanged 356,000 shares of newly authorized Series E preferred stock for 356,000 shares of its outstanding common stock held by Hallwood Group. On December 31, 1995, the Series E preferred stock was converted into common stock. The Series E preferred stock was not entitled to vote for the election of directors, except as required by law, but it was entitled to vote with the common stock on all other matters. The Series E preferred stock was entitled to one vote per share. In addition, the Series E preferred stock was entitled to dividends, when and as declared, at the same rate as the common stock, and it had a liquidation preference of $.01 per share. The Series E preferred stock received $1,175,000 in dividends during 1995.

   The purpose of the initial exchange was to reduce Hallwood Group's ownership of the Company's common stock below 50% to permit HEC to vote its 14% interest in Hallwood Group, which it was unable to do under Delaware law when Hallwood Group owned greater than 50% of the Company's common stock. Hallwood Group exercised its right to convert the Series E preferred shares to common stock on December 31, 1995 to enable it to consolidate HEC into its federal income tax returns beginning in 1996. The conversion increased Hallwood Group's ownership of common stock to 80%. As a result of the increased ownership, HEC will once again be prohibited, under Delaware law from voting its 14% interest in Hallwood Group.

   Per share information is based on the weighted average number of common shares and common share equivalents outstanding in each period. Series D preferred stock dividends of $73,000 and $88,000 were declared in 1994 and 1993, respectively, reducing net income per common share in those years. The Series E preferred stock dividends reduced net income per common share in 1995. The weighted average number of common shares outstanding was 469,000, 779,000 and 907,000 in 1995, 1994 and 1993, respectively.

   Net income per common share (assuming full dilution) for 1995, 1994 and 1993 was determined assuming that the Series D preferred stock was converted into common stock on January 1, 1993 and the Series E on January 1, 1994. Net income was adjusted for the preferred stock dividends declared during the year. The effect of the conversion of the Series E and D preferred stock into common shares was antidilutive during the years ended December 31, 1995 and 1994. For the year ended December 31, 1993, the Series D preferred stock was dilutive. The weighted average number of common shares outstanding (assuming full dilution) was 1,037,481 in 1993.

   TREASURY STOCK

   During the first quarter of 1995, HEC repurchased 1,500 shares of its Series D Preferred Stock for $90.88 per share. During April 1995, in two separate transactions, HEC repurchased the remaining 9,864 shares of its Series D Preferred Stock at $91.80 per share. These shares were retired during 1995.

   In July 1995, HEC purchased 58,000 shares of its common stock from an individual in a privately negotiated transaction for a total cost of $1,189,000.


   NOTE 8 - EMPLOYEE INCENTIVE PLANS

   INCENTIVE CASH BONUS PLAN

   HEC's 1980 Incentive Cash Bonus Plan provides for the payment of cash bonuses to selected employees. The amounts of such bonuses will be prescribed by the Board of Directors of HEC at its sole discretion. No payments under this plan were made in 1995, 1994 or 1993.

   UNIT OPTION PLAN

   On January 31, 1995, the Board of Directors of HEC approved the adoption of a Unit option plan to be used for the motivation and retention of directors and employees performing services for HEP. The plan authorized the issuance of 425,000 options to purchase HEP Class A Units. Grants of the total options authorized were made on January 31, 1995, vesting one-third at that time, one-third on January 31, 1996 and one-third on January 31, 1997. In addition, the plan provides that vesting of the options may be accelerated under certain conditions. The exercise price of the options is $5.75, which was the closing price of the Class A Units on January 30, 1995.

   During 1995 the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 requires entities to use the fair value method to either account for, or disclose, stock based compensation in their financial statements. The Company is required to adopt SFAS 123 no later than 1996. Because the
   Company intends to elect only the disclosure provisions of SFAS 123, the adoption of SFAS 123 is not expected to have a material effect on the financial position or results of operations of HEC.


   NOTE 9 - COMMITMENTS AND CONTINGENCIES

   HPI, an affiliate of HEC, leases office space in Denver, Colorado containing approximately 41,000 square feet, for approximately $600,000 per year. These lease payments are included in the allocation of general and administrative expenses to HEC and other affiliated entities. HEC is the guarantor of an office lease of an affiliate of Hallwood Group, in Dallas, Texas covering approximately 17,000 square feet. The lease payments on this property total approximately $170,000 per year from June 1, 1994 through May 31, 1999, of which approximately $11,000 per year is allocated to HEC. The affiliate of Hallwood Group has entered into an agreement to indemnify HEC for any loss suffered by HEC because of the guaranty.


   NOTE 10 - INCOME TAXES

   At December 31, 1995, HEC has a statutory depletion carryforward of approximately $5,900,000, which may be used to offset future taxable income without expiration limitation. At December 31, 1995, HEC has available an investment tax credit carryforward of approximately $800,000, which will expire between 1996 and 2000 and is reduced annually, as mandated by tax law, and $2,700,000 of capital loss carryforward expiring in 1996. At December 31, 1995, HEC has net operating loss ("NOL") carryforwards of approximately $108,000,000, which expire between 1996 and 2006. A subsidiary of HEC also has approximately $1,000,000 of NOL carryforwards expiring in 2005.

   The following is a summary of the income tax provision (benefit):

                                    For the Years Ended December 31,
                                       1995         1994        1993
                                               (In thousands

           State                     $   88      $  100       $   72
           Federal - current              6          33           18
           Deferred tax benefit        (500)
                                        ---       -----        ---


                                     $ (406)     $  133       $   90
                                        ===         ===          ===


   Reconciliations of the expected tax at the statutory tax rate to the effective tax are as follows:

                                              For the Years Ended
                                                December 31,
                    Description          1995       1994      1993
                                               (In thousands)

              Expected tax (benefit)
              at the statutory rate   $  102     $ (808)   $  885
              Increase (decrease) in
              deferred tax asset
              valuation allowance net
              of NOL carryforward       (572)       875      (843)
              State taxes net of
              federal benefit             58         66        48
              Effect of use of AMT         6
                                        ------     -----      -----

                Effective tax         $ (406)    $  133    $   90
                                      ========   =======   ========

   The following is a schedule of the types and amounts of existing temporary differences and NOL carryforwards, at the statutory tax rate of 34%, tax credits and the valuation allowance at December 31, 1995 and 1994:

                                                     1995
                                              Deferred Income Tax
                                            Assets         Liabilities
                                                (In thousands)

    NOL carryforward                       $ 36,739         $
    Statutory depletion carryforward
                                              1,991
    Investment tax credit
    carryforward                                800
    AMT credit carryforward                     227
    Capital loss carryforward                   945
    Basis difference - investment in
    partnership and property                  1,744
                                             -------
        Deferred tax assets                  42,446


    Less:   Deferred tax liabilities
          Valuation allowance (a)           (41,946)
                                           ---------        ----------
          Deferred tax asset              $     500         $      -
                                          ==========        ==========

   (Continued below)

                                                     1994
                                              Deferred Income Tax
                                            Assets         Liabilities
                                                (In thousands)

    NOL carryforward                       $ 37,047         $
    Statutory depletion carryforward          1,991
    Investment tax credit
    carryforward                                800
    AMT credit carryforward                     221
    Capital loss carryforward                   909
    Basis difference - investment in
    partnership and property                  1,550
                                             -------

        Deferred tax assets                  42,518

    Less:   Deferred tax liabilities
          Valuation allowance (a)           (42,518)
                                          ----------       ----------
          Deferred tax asset              $       -        $       -
                                          ==========       ===========

<F1>
     (a) The net change in the valuation allowance during 1995 was $572,000, $875,000 and $843,000 during 1995, 1994 and 1993, respectively.


   NOTE 11 - LITIGATION SETTLEMENTS OF AFFILIATE

   In 1994, the Minerals Management Services ("MMS") of the Bureau of Land Management notified HEP that the MMS had preliminarily determined that the MMS was owed royalty payments on take-or-pay settlements involving federal oil and gas leases. In the fourth quarter of 1995, HEP and the MMS reached an agreement in principle that HEP would pay $321,000 in settlement of all claims. HEP anticipates that the settlement amount will be paid in the first quarter of 1996. HEC's share of HEP's settlement was recorded as litigation settlements of affiliate in the 1995 financial statements.

   In September 1995, the court order approving the settlement in the class action lawsuit styled In re. Hallwood Energy Partners, L.P. Securities Litigation became final. As part of the settlement, on September 28, 1995, HEP paid $2,870,000 in cash (which was recorded as an expense in the December 31, 1994 financial statements as the estimated cost associated with the litigation) and issued 1,158,696 HEP Class A Units with a market value of $5,330,000 to a nominee of the class. HCRC subsequently exercised an option to purchase these Units from the nominee for $5,330,000 in cash. Other defendants contributed an additional $900,000 in cash to the settlement. The net proceeds of the settlement will be distributed to a class consisting of former owners of limited partner interests in Energy Development Partner, Ltd. ("EDP") who exchanged their units in that entity for Units of HEP pursuant to the merger of EDP and HEP on May 9, 1990 (the "Transaction").

   Upon issuance, these Class A Units were treated, for financial statement purposes only, as additional Class A Units issued in connection with the Transaction, which was accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interest, and have been reflected as outstanding Class A Units since May 9, 1990, the date of the Transaction. As a result, the number of HEP's Units outstanding and the net income (loss) per Class A Unit and Class B Unit have been retroactively restated for all periods subsequent to the Transaction.

   On June 24, 1993, HEP settled two lawsuits and all related claims with Louisiana Intrastate Gas Corporation ("LIG"). The lawsuits against LIG involved the prices paid for natural gas production under a long-term gas contract. The settlement terminates the contract with LIG and resolves all issues and claims relating to the gas purchase contract for the Northeast Montegut Field located in Terrebonne Parish, Louisiana. The proceeds from the settlement after payment of royalties and related legal costs are reflected in HEP's earnings during the year ended December 31, 1993 and were used to pay down debt and for working capital purposes.

   In January 1994, Hallwood Oil paid $525,000 to the former shareholders of the general partner of a predecessor entity to settle a claim for payment of Hallwood Oil's $800,000 guaranty of the promissory note of a former affiliate. The promissory note was made in 1985 when EDP was formed. This payment was accrued as litigation settlement expense as of December 31, 1993.

   In February 1994, HEP and the other parties to the lawsuit styled SAS Exploration, Inc. v. Hall Financial Group, Inc. et al. settled the lawsuit. The plaintiffs alleged that certain leases in the A.L. Boudreaux #1 and A.M. Duhon #1 wells expired and terminated at the end of their primary lease terms as a result of production being from Bol Mex 4 Sand rather than the A.B. Sand. In the settlement, the plaintiffs and the defendants cross-conveyed interests in certain leases to one another and HEP paid the defendants $388,000. The cash paid by HEP was paid from the revenues attributable to the disputed leases that were escrowed beginning in February 1990. The cash paid by HEP was included in litigation settlement expense in the December 31, 1993 financial statements. The interest conveyance resulted in a decrease in HEP's consolidated reserves as of December 31, 1993 totalling 698,000 mcf of gas, 15,000 bbls of oil and $1,317,000 in discounted future net revenues. This reduction has been included in the revisions line in the Supplemental Oil and Gas Reserve Information for the year ended December 31, 1993.


   NOTE 12 - LEGAL PROCEEDINGS

   In June 1993, 14 lawsuits were filed against HEP in the 15th Judicial District Court, Lafayette Parish, Louisiana, Docket Nos. 93-2332-F through 93-2345-F, styled Lamson Petroleum Corporation v. Hallwood Petroleum, Inc. et al. The plaintiffs in the lawsuits claim that they have valid leases covering streets and roads in the units of the A. L. Boudreaux #1 well, G. S. Boudreaux #1 well, Paul Castille #1 well, Mary Guilbeau #1 well, Evangeline Shrine Club #1 well and Duhon #1 well and are entitled to a portion of the production for the wells dating from February 1990. The plaintiffs are claiming between .4% and 2.3% of HEP's interest in the wells. HEP has not recognized revenue attributable to the contested leases since January 1993. These revenues, totaling $303,000 at December 31, 1995, have been placed in escrow pending resolution of the lawsuits. At this time, HEP believes that the difference between the escrowed amount and the amount of any liability that may result upon resolution of this matter will not be material.

   In June 1995, an additional lawsuit was filed against HEP in the 15th Judicial District Court, Lafayette Parish, Louisiana, Docket No. 95-2601 3B, styled Lamson Petroleum Corporation v. Hallwood Petroleum, Inc. et al. The plaintiffs in the lawsuit claim that they have additional valid leases covering streets and roads in the units of the A. L. Boudreaux #1 well, G. S. Boudreaux #1 well, Paul Castille #1 well, Mary Guilbeau #1 well and Duhon #1 well and are entitled to a portion of the production from the wells. HEP has not yet determined the amount of its interest in the properties which is at issue. At this time, HEP believes that the difference between the amount already in escrow as a result of the litigation described in the preceding paragraph and the amount of any liability that may result upon resolution of this matter and the matter described in the preceding paragraph will not be material.

   The Company is involved in other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. The Company believes that its liability, if any, as a result of such proceedings and claims will not materially affect its financial condition or operations.


   NOTE 13 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                               December 31, 1995

                                           Carrying     Estimated
                                            Amount        Fair
                                                          Value

                                               (in thousands)

                 Assets:
                 Investment in common
                 stock of parent         $ 2,075      $ 2,075
                 Liabilities:
                   Current portion of        300          300
                   long-term debt

                   Long-term debt            825          825

   The long-term debt is carried in the accompanying balance sheet at an amount which is a reasonable estimate of its fair value as it is revolving debt at floating rate.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                            HALLWOOD ENERGY CORPORATION
                   SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                                 DECEMBER 31, 1995
                                    (Unaudited)


   The following reserve quantities and future net cash flow information for HEC represents proved reserves which are located in the United States. The reserve estimates presented have been prepared by in-house petroleum engineers and the majority of these reserves have been reviewed by independent petroleum engineers. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

   The standardized measure of discounted future net cash flows provides a comparison of HEC's proved oil and gas reserves from year to year. No consideration has been given to future income taxes since HEC's tax basis and net operating loss carryforwards exceed future net cash flows. Under the guidelines set forth by the Securities and Exchange Commission, the calculation is performed using year end prices. At December 31, 1995, oil and gas prices averaged $18.00 per bbl of oil and $2.10 per mcf of gas for HEC, including its interest in HEP. Future production costs are based on year-end costs and include severance taxes. This standardized measure is not necessarily representative of the market value of HEC's properties.

   As of December 31, 1994, HEC no longer includes its share of internal overhead charges attributable to wells operated by Hallwood Petroleum, Inc. in lease operating expense for reserve calculation purposes. These overhead costs are now included in general and administrative expenses in HEC's financial statements. This change resulted in an upward revision of HEC's reserves during 1994 of 65,000 barrels of oil, 796,000 mcf of gas and $895,000 of discounted future net cash flows. This change was implemented to conform HEC's reserve calculation methodology to what management believes is a more accurate representation of reserves and is the most common practice of HEC's industry peers.

   HEC's standardized measure of discounted future net cash flows has been decreased by $39,000 at December 31, 1995 for its share of the effect of HEP's hedge contracts. This amount represents the difference between year end oil and gas prices and the hedge contract prices multiplied by the quantities subject to contract, discounted at 10%.

                            HALLWOOD ENERGY CORPORATION
                                RESERVE QUANTITIES
                                  (In thousands)
                                    (Unaudited)

                                                      Gas       Oil
                                                      Mcf      Bbls
              PROVED RESERVES:
              Balance, December 31, 1992         17,373       938
              Extensions and discoveries            774        66
              Revisions of previous estimates (a)(1,993)     (205)
              Sales of reserves in place           (460)      (37)
              Purchases of reserves in place        737        70

              Production                         (2,005)     (110)
                                                 --------    -----

              Balance, December 31, 1993         14,426       722

              Extensions and discoveries            636       104
              Revisions of previous estimates      (412)      105
              Sales of reserves in place            (96)       (9)
              Purchases of reserves in place         74        14
              Production                         (1,932)     (128)
                                                 ---------   -----

              Balance, December 31, 1994         12,696       808

              Extensions and discoveries            728       267
              Revisions of previous estimates        (6)       52
              Sales of reserves in place            (13)       (6)
              Purchases of reserves in place         40         3
              Production                         (1,808)     (130)
                                                 -------     -----

              Balance, December 31, 1995         11,637       994
                                                 =======     =====

              PROVED DEVELOPED RESERVES:
              Balance, December 31, 1993         12,779       666
                                                 ======      =====
              Balance, December 31, 1994         12,061       752
                                                 ======      =====
              Balance, December 31, 1995         11,009       914
                                                 ======      =====

<F1>
   (a)   The majority of these  revisions relate  to the  G. S.  Boudreaux
         Estate #1 well which, throughout 1993, produced an increasing amount of water, resulting in higher operating costs and less consistent production rates.

                            HALLWOOD ENERGY CORPORATION
             STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                  (In thousands)
                                    (Unaudited)

                                                   December 31,

                                           1995       1994       1993

           Future cash flows         $  43,000   $ 37,000   $ 44,000

           Future production and
           development costs           (15,000)   (13,000)   (13,000)
           Future net cash flows
           before discount              28,000     24,000     31,000

           10% discount to present
           value                        (9,000)    (7,000)   (10,000)
                                       ---------   -------   --------
           Standardized measure of
           discounted future net cash
           flows                      $ 19,000   $ 17,000   $ 21,000
                                      ========   ========   ========

                            HALLWOOD ENERGY CORPORATION
      CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                  (In thousands)
                                    (Unaudited)


                                         For the Years Ended December 31,


                                          1995        1994         1993
         Standardized measure of
         discounted future net cash
         flows at beginning of year  $ 17,000     $ 21,000     $25,000

         Sales of oil and gas
         produced, net of production
         costs                         (4,064)      (4,323)     (4,528)
         Net changes in prices and
         production costs               2,424       (3,757)      1,150

         Extensions, discoveries and
         other additions, net of
         future production costs        2,550        1,239       1,361

         Changes in estimated future
         development costs             (1,037)        (575)       (643)
         Development costs incurred       979          599         585

         Revisions of previous
         quantity estimates (a)           335          214      (3,750)
         Purchases of reserves in
         place                             63          155       1,346

         Sale of reserves in place        (54)        (148)       (793)

         Accretion of discount          1,700        2,100       2,500
         Changes in production rates
         and other                       (896)         496      (1,228)
                                        -------       -----     -------
         Standardized measure of
         discounted future net cash
         flows at end of year         $19,000      $17,000     $21,000
                                      =======      ========    ========


     (a) The majority of these revisions in 1993 relate to the G. S. Boudreaux Estate #1 well which, throughout 1993, produced an increasing amount of water, resulting in higher operating costs and less consistent production rates.

   ITEM   9  -  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND  FINANCIAL
   DISCLOSURES
     None.

                                     PART III


   ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information required by this item will be included in the definitive proxy statement of HEC relating to HEC's 1996 Annual Meeting of Shareholders, to be filed with the SEC pursuant to Regulation 14A, which information is incorporated herein by reference.


   ITEM 11 - EXECUTIVE COMPENSATION

     The information required by this item will be included in the definitive proxy statement of HEC relating to HEC's 1996 Annual Meeting of Shareholders, to be filed with the SEC pursuant to Regulation 14A, which information is incorporated herein by reference.


   ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this item will be included in the definitive proxy statement of HEC relating to HEC's 1996 Annual Meeting of Shareholders, to be filed with the SEC pursuant to Regulation 14A, which information is incorporated herein by reference.


   ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this item will be included in the definitive proxy statement of HEC relating to HEC's 1996 Annual Meeting of Shareholders, to be filed with the SEC pursuant to Regulation 14A, which information is incorporated herein by reference.


                                      PART IV


   ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a)   Financial Statements and Financial Statement Schedules.

         See Index at Item 8.

     (b)   Reports on Form 8-K.

         HEC filed no current reports on Form 8-K during the last quarter of the period covered by this report.

     (c)   Exhibits.

   (1)   3.1 -   Articles of  Incorporation of  HEC, as  amended through October
                 26, 1990.  (Exhibit 3.1)

   (3)   3.2 -   Bylaws of the Company.

   (2)   4.2 -   Statement of  Resolution establishing and designating  Series D
                 Preferred Stock of the Company.  (Exhibit 10.2)

   (4)   4.3 -   Statement of Resolution establishing  and designating Series  E preferred stock of the Company.

   (5) 10.20 -   Loan Agreement with NBD Bank dated May 19, 1995.

     *10.21 - Financial Consulting Agreement between the Hallwood Group Incorporated and Hallwood Petroleum, Inc. dated June 30, 1994.

     *10.22 - Compensation Agreement between Hallwood Petroleum, Inc. and Anthony J. Gumbiner dated August 1, 1994

     *10.23 - Domestic Incentive Plan between the Partnership and Hallwood Petroleum, Inc. dated January 14, 1993

     *10.24 -    1995 Unit Option Plan of the Partnership

     *10.25 -    Unit Option Plan Loan Program of the Partnership

      21    -    Subsidiaries of Registrant.



   (1) Portions incorporated by reference to the exhibit shown in parentheses filed with Saxon Oil Company's Current Report on Form 8-K, dated December 27, 1984, and portions filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

   (2) Incorporated by reference to the exhibit shown in parentheses filed with Saxon Oil Company's Current Report on Form 8-K, dated January 28, 1987.

   (3) Filed with Annual Report on Form 10-K for fiscal year ended December 31, 1992 and incorporated herein by this reference.

   (4) Filed with Annual Report on Form 10-K for fiscal year ended December 31, 1994 and incorporated herein by this reference.

   (5) Filed with Quarterly Report on Form 10-Q for quarterly year ended June 30, 1995 and incorporated herein by this reference.

     *   Designates management contracts or compensating plans or arrangements.

   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    HALLWOOD ENERGY CORPORATION


    Date:  February 29, 1996        By: /s/ William L. Guzzetti
                                       -------------------------
                                       William L. Guzzetti
                                       President and Director

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

            Signature                Capacity               Date
            ---------                --------               ----

    /s/Anthony J. Gumbiner     Chairman of the         February 29, 1996
    -----------------------    Board and Director
    Anthony J. Gumbiner        (Chief Executive
                               Officer)



    /s/Brian M. Troup          Director                February 29, 1996
    -----------------------
    Brian M. Troup



    /s/Hans-Peter Holinger     Director                February 29, 1996
    -----------------------
    Hans-Peter Holinger




    /s/Rex A. Sebastian        Director                February 29, 1996
    -----------------------
    Rex A. Sebastian



    /s/Robert S. Pfeiffer      Principal Accounting    February 29, 1996
    -----------------------
    Robert S. Pfeiffer         Officer

                             SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.    )

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]
   Check the appropriate box:
   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)   or  Section
        240.14a-12

                            HALLWOOD ENERGY CORPORATION
                 (Name of Registrant as Specified In Its Charter)
                            HALLWOOD ENERGY CORPORATION
                    (Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):
   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)  or
        Item 22(a)(2) of Schedule 14A.
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(j)(3).
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11,

        (1)  Title of each class of securities to which transaction applies:

        ........................................................................
        (2)  Aggregate number of securities to which transaction applies:

        ........................................................................
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ........................................................................
        (4)  Proposed maximum aggregate value of transaction:

        ........................................................................
        (5)  Total Fee Paid:

        ........................................................................

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:
        ...................................................
        2)   Form, Schedule or Registration Statement No.:
        ...................................................
        3)   Filing Party:
        ...................................................
        4)   Date Filed:
        ...................................................

                            HALLWOOD ENERGY CORPORATION
                          3710 Rawlins Street, Suite 1500
                                Dallas, Texas 75219

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              to Be Held May 14, 1996


   To the Shareholders of HALLWOOD ENERGY CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hallwood Energy Corporation (the "Company") will be held at 3710 Rawlins Street, Suite 1500, Dallas, Texas on May 14, 1996 at 10:00 a.m. (Dallas time) for the following purposes:

        1. To elect six directors to hold office until the next annual election of directors or until their respective successors have been duly elected and have qualified.

        2. To transact any and all other business that may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on March 31, 1996 as the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting.

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING; HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED PROMPTLY TO MARK, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOU HAVE THE RIGHT TO REVOKE YOUR PROXY AT ANY TIME PRIOR TO VOTING, EITHER IN PERSON AT THE ANNUAL MEETING OR BY GIVING WRITTEN NOTICE TO THE COMPANY IN THE MANNER PROVIDED ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RETURN OF THE PROXY BY OUR SHAREHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                                 By Order of the Board of Directors,
                                 Cathleen M. Osborn
                                 Secretary


   March 31, 1996
   Dallas, Texas

                            HALLWOOD ENERGY CORPORATION
                          3710 RAWLINS STREET, SUITE 1500
                                DALLAS, TEXAS 75219

                                PROXY STATEMENT FOR
                          ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD MAY 14, 1996

                     SOLICITATION AND REVOCABILITY OF PROXIES

      The accompanying Proxy is solicited on behalf of the Board of Directors of Hallwood Energy Corporation (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 14, 1996, at 10:00 a.m., at 3710 Rawlins Street, Suite 1500, Dallas, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments thereof. This Proxy Statement and accompanying form of Proxy are being first mailed or distributed on or about April 4, 1996.

      The accompanying form of Proxy is designed to permit each shareholder to vote for, or to withhold voting for, any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a shareholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the Proxy will be voted at the Annual Meeting FOR the election of the nominees specified under the caption "Election of Directors."

      The Company encourages the personal attendance of shareholders at its annual meetings, and giving a Proxy does not preclude the right to vote in person should any shareholder giving the Proxy so desire. Any shareholder of the Company giving a Proxy has the unconditional right to revoke his Proxy at any time prior to the voting thereof, either in person at the Annual Meeting or by giving written notice to the Company addressed to Ms. Cathleen M. Osborn, Secretary, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237. No notice of revocation will be effective, however, until it has been received by the Company, and the notice of revocation must be received at or before the Annual Meeting.

      In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, mail, telephone and telegraph. The officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy and any additional material, the cost of forwarding solicitation material to the beneficial owners of stock and other costs of solicitation will be borne by the Company.

      The Annual Report to Shareholders covering the Company's fiscal year ended December 31, 1995, including audited financial statements, is enclosed with this Proxy Statement. The Annual Report does not form any part of the materials for the solicitation of Proxies.

                              PURPOSES OF THE MEETING

      At the Annual Meeting, the shareholders will consider and vote upon the following matters:

      1. The election of six directors to hold office until the next annual election of directors or until their respective successors have been duly elected and have qualified.

      2. Such other and further business as may properly come before the meeting or any adjournments thereof.

                     VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

   GENERAL

      The Board of Directors has fixed the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting as of the close of business on March 31, 1996 (the "Record Date"). On the Record Date, there were 792,126 shares of Common Stock issued and outstanding.

   REQUIRED VOTE

      The Company's Restated Articles of Incorporation prohibit cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock is necessary for the election of directors. Votes will be counted by Boston EquiServe (formerly known as The First National Bank of Boston) the Company's transfer agent and registrar. With respect to abstentions, the shares are considered present at the meeting for purposes of determining a quorum and voting on a particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are considered present at the meeting for purposes of determining a quorum but are not entitled to vote on the particular matter as to which the broker does not have voting authority.

   SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth information concerning the number of shares of Common Stock owned beneficially as of the Record Date by the persons who, to the knowledge of management, beneficially owned more than 5% of the outstanding Common Stock. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

                                          AMOUNT
            NAME AND ADDRESS           BENEFICIALLY      PERCENT OF
          OF BENEFICIAL OWNER             OWNED         COMMON STOCK
         --------------------           -----------   --------------
    The Hallwood Group Incorporated       633,917            80
     3710 Rawlins Street, Suite 1500
     Dallas, Texas 75219

      The following table sets forth information concerning the number of shares of Common Stock of the Company owned beneficially as of the Record Date by
   (i) each director and executive officer of the Company who owns Common Stock and (ii) the directors and executive officers of the Company as a group. Mr. Guzzetti has sole voting and investment power with respect to the shares reported.

                                   AMOUNT
            NAME OF             BENEFICIALLY       PERCENT OF
         BENEFICIAL OWNER          OWNED           COMMON STOCK
         ----------------        ------------     --------------
    William L. Guzzetti              285                *

    All directors and
    executive officers as a
    group (nine individuals)         285                *


        *   Represents less than 1% of the outstanding Common Stock.

   The table above does not include the shares of Common Stock held by The Hallwood Group Incorporated ("Hallwood Group") of which Mr. Gumbiner is Chairman and Chief Executive Officer and Mr. Troup is President and a director.

      Alpha Trust beneficially owns 297,167 shares of common stock (22.3% of the outstanding common stock) of Hallwood Group, the parent of the Company, and Epsilon Trust beneficially owns 198,112 shares of common stock (14.9%) of Hallwood Group. Mr. Gumbiner has the power to designate and replace the trustees of Alpha Trust, and Mr. Troup has the power to designate and replace the trustees of Epsilon Trust. No other director or executive officer of the Company owns any equity securities of Hallwood Group. The Company owns 267,709 shares of Common Stock (16.8%) of Hallwood Group.

      The Company is general partner of Hallwood Energy Partners, L.P. (the "Partnership") a limited partnership. Mr. Guzzetti owns 100 Class A Units of limited partner interest and 6 Class C Units (less than .01% of each class) and currently exercisable options to acquire 42,500 Units (less than 1%, assuming exercise of the options) of the Partnership. Mr. Sebastian owns 400 Class A Units and 26 Class C Units (less than .01% of each class) of the Partnership. Mr. Troup owns currently exercisable options to acquire 56,666 Class A Units (less than 1%, assuming exercise of the options) of the Partnership, and Mr. Gumbiner owns currently exercisable options to acquire 85,000 Class A Units (less than 1%, assuming exercise of the options) of the Partnership. No other director of the Company owns Units of the Partnership. Executive officers of the Company, including Mr. Guzzetti, own 403 Class A Units and 26 Class C Units and currently exercisable options to purchase 201,166 Class A Units (2%, assuming exercise of the options) of the Partnership.

      Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that, during the year ended December 31, 1995, all officers and directors of the Company and greater than ten-percent beneficial owners complied with applicable filing requirements.

                               ELECTION OF DIRECTORS

   NOMINEES

      At the Annual Meeting, shareholders will elect directors to serve until the 1997 Annual Meeting of Shareholders. The Bylaws of the Company provide that the Company's Board of Directors must consist of not fewer than three, nor more than eleven, directors and that the number of directors, within such limits, will be determined by resolution of the Board of Directors. By action of the Board of Directors, the number of directors has been set at six. The six persons currently serving as directors of the Company have been nominated by the Board of Directors to serve as directors of the Company until the 1997 Annual Meeting of Shareholders or until their successors have been duly elected and have qualified.

      Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and have qualified.

                                                             YEAR FIRST
                                                                ELECTED
            NAME                       POSITION                DIRECTOR
          --------                    ----------              ----------
    Anthony J. Gumbiner   Chairman of the Board and Director     1984
    William L. Guzzetti   President and Director                 1985
    Brian M. Troup        Director                               1984
    Hans-Peter Holinger   Director                               1984
    Rex A. Sebastian      Director                               1993
    Nathan C. Collins     Director                               1995

      The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election or to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. If elected as a director of the Company, each director will hold office until his successor has been duly elected and has qualified.

   BUSINESS EXPERIENCE OF DIRECTORS

      Anthony J. Gumbiner, 51, has served as a director and as Chairman of the Board and Chief Executive Officer of the Company since May 1984 and February 1987, respectively. He has also served as Chairman of the Board of Directors of Hallwood Group, a diversified holding company with real estate, textile products, hotel, restaurant and energy operations, since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984 and as a director of ShowBiz Pizza Time, Inc., a company primarily engaged in the restaurant business, since September 1988. He has been a director of Hallwood Consolidated Resources Corporation ("HCRC") since June 1992 and a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

      William L. Guzzetti, 52, has been President, Chief Operating Officer and a director of the Company since February 1985. Mr. Guzzetti joined the Company in February 1976 as Vice President, Secretary and General Counsel and served in these positions until November 1980. He served as Senior Vice President, Secretary and General Counsel from November 1980 until February 1985, when he assumed his current office. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty and in that capacity may devote a portion of his time to the activities of Hallwood Realty. He is a director and President of HCRC.

      Brian M. Troup, 49, has served as a director of the Company since May 1984. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director. He is a director of Hallwood Holdings S.A. and a director of ShowBiz Pizza Time, Inc. He is also a director of HCRC and Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

      Hans-Peter Holinger, 53, is a citizen of Switzerland. He served as Managing Director of Interallianz Bank Zurich A.G. from 1977 to February 1993. Since February 1993, he has been the majority owner of Holinger Asset Management AG, Zurich.

      Rex A. Sebastian, 66, has served as a director of the Company since January 1993. Mr. Sebastian is a member of the Boards of Directors of The Phoenix Resource Companies, Inc. and Ferro Corporation. Mr. Sebastian served as Senior Vice President--Operations of Dresser Industries, Inc. from January 1975 until his retirement in July 1985. He joined Dresser in 1966. Mr. Sebastian is now a private investor.

      Nathan C. Collins, 61, was appointed a director of the Company in March 1995. From March 1, 1995 to March 1, 1996, he was President, Chief Executive Officer and a director of Flemington National Bank & Trust Co. in Flemington, New Jersey. From November 1987 until December 1994, he was Chairman of the Board of Directors, President and Chief Executive Officer of BancTexas Group Inc. He began his banking career in August 1964 with the Valley National Bank in Phoenix, Arizona and held various positions there, finally becoming Executive Vice President, Senior Credit Officer and Manager of Asset/Liability Group of the bank. Mr. Collins is now a private investor.

   BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

      Following are brief biographies of the executive officers of the Company, other than Mr. Guzzetti.

      Russell P. Meduna, 41, became Executive Vice President of the Company in June 1991. He was Vice President from May 1990 until June 1991. Mr. Meduna has been Executive Vice President of Hallwood G.P., Inc. ("HGP") and Hallwood Petroleum, Inc. ("HPI") which are affiliates of the Company, since October 1989. Mr. Meduna was Vice President of such entities from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined HPI in 1984 as Production Manager. Mr. Meduna is also Executive Vice President of HCRC. He is a registered professional engineer in the States of Colorado and Texas.

      Cathleen M. Osborn, 43, became Vice President, Secretary and General Counsel of the Company in June 1991. Ms. Osborn has been Vice President, Secretary and General Counsel of HGP and HPI since October 1986 and of HCRC since June 1992. She joined HGP and HPI in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

      Robert S. Pfeiffer, 39, became Chief Financial Officer of the Company in June 1994. He has been a Vice President of the Company since June 1991. Mr. Pfeiffer has been Vice President of HGP and HPI since October 1986 and of HCRC since June 1992. He joined HGP and HPI in 1984. From July 1979 to May 1984, he was employed by Price Waterhouse as a senior accountant. Mr. Pfeiffer is a member of the Colorado Society of Certified Public Accountants.

   COMMITTEES; MEETINGS OF THE BOARD

      The Board's Audit Committee, composed in 1995 of Messrs. Holinger, Sebastian and Collins, recommends to the Board the firm to be employed as the Company's and the Partnership's independent auditors and consults with, and reviews the report of, the Company's independent auditors and HPI's financial staff. The Audit Committee held four meetings during 1995. The principal function of the Compensation Committee is to review the compensation plans for directors, officers and other personnel. The Compensation Committee held one meeting in 1995 and a meeting in January 1996. At both meetings, the entire Board of Directors acted as the Compensation Committee. See "Executive Compensation - Board Compensation Committee Report on Executive Compensation." The Board's Executive Committee, composed of Messrs. Gumbiner, Troup and Guzzetti, is authorized to exercise all the authority of the Board in the business and affairs of the Company, except as limited by applicable law. The Board's Executive Committee held no meetings during 1995. The Board's Special Committee to act upon the Rights Plan for the Partnership is composed of Messrs. Holinger and Sebastian, and it held one meeting during 1995. The Company does not have a standing Nominating Committee.

      The Board of Directors held four regularly scheduled meetings and four special meetings during 1995. No director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he is a member.

                              EXECUTIVE COMPENSATION

   COMPENSATION OF EXECUTIVE OFFICERS

      The Company has no employees. Management services are provided to the Company by HPI, an affiliated entity. Employees of HPI perform all duties related to the management of the Company and its affiliated entities, including the operation of various properties in which the Company owns an interest. The Company is charged for management services by HPI based on an allocation procedure that takes into account the amount of time spent on management, the number of properties owned by the Company and the Company's performance relative to its affiliates. The allocation procedure is applied consistently to all entities for which HPI performs services.

      The following table sets forth the compensation paid by HPI for the years ended December 31, 1995, 1994 and 1993 to the Chief Executive Officer and each of the four other most highly compensated officers (determined for the year ended December 31, 1995).

                            SUMMARY COMPENSATION Table
                                                                                     Long Term
                                                        Annual Compensation        Compensation
                                                        -------------------        ------------
                                                                                     LTIP               All Other
       Name & Principal Position       Year           Salary        Bonus          Payouts           Compensation (1)
       -------------------------       -----        ----------     --------        ------------       ----------------
       Anthony J. Gumbiner (2)         1995         $250,000       $      0            $      0               $      0
       Chief Executive Officer         1994          125,000              0                   0                      0
                                       1993                0              0                   0                      0

       William L. Guzzetti             1995          204,412         75,000              15,753                  6,004
       President and Chief             1994          200,240         72,800               9,449                  6,004
       Operating Officer               1993          200,240         65,000               5,227                  6,004

       Russell P. Meduna               1995          167,364        161,000              15,753                  4,810
       Executive Vice President        1994          164,024         24,200               9,449                  4,409
                                       1993          167,356         62,500               5,227                  4,477

       Robert S. Pfeiffer              1995          109,949         94,000              11,692                  3,160
       Vice President and              1994          107,755         25,700               6,963                  3,160
       Chief Financial Officer         1993          109,941         47,025               3,851                  3,171

       Cathleen M. Osborn              1995          109,069         95,000              11,692                  3,160
       Vice President and              1994          105,848         24,600               6,963                  3,160
       General Counsel                 1993          104,353         50,000               3,851                  3,027
     ______________________


   (1)  Employer contribution to 401(k) account.

   (2) Mr. Gumbiner has a Compensation Agreement with HPI pursuant to which HPI pays Mr. Gumbiner $250,000 per year. The Compensation Agreement was effective August 1, 1994 and continues in effect until terminated by either party on not less than six months' notice. In addition to compensation listed in the table, HPI has a consulting agreement with Hallwood Group which expires June 30, 1997, pursuant to which Hallwood Group receives an annual consulting fee of $300,000. In 1994 and 1995, the consulting services were provided by HSC Financial Corporation ("HSC Financial"), through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. See "Compensation Committee Interlocks and Insider Participation" below.

      In 1995, $21,034 of the compensation listed above was allocated by HPI to the Company and $556,404 was allocated to the Partnership. In 1994, $18,594 was allocated to the Company and $426,099 was allocated to the Partnership. In 1993, $18,684 was allocated to the Company and $471,309 was allocated to the Partnership.

      In addition to the foregoing, the Partnership and HCRC awarded options to persons who serve as directors and officers of the Company and HCRC. Those options are described in the separate reports filed with the Securities and Exchange Commission by the Partnership and HCRC.

   LONG-TERM INCENTIVE PLAN AWARDS

      The following table describes performance units awarded to the executive officers of the Company for 1995 under the Domestic Incentive Plan and International Incentive Plan for the Company and affiliated entities. The value of awards under each plan depends primarily on success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The amounts shown below are aggregate awards under the plans for the Company, the Partnership and HCRC; the awards were allocated 2% to the Company, 45% to the Partnership and 53% to HCRC, based on the ownership of the wells included in the plans.

                LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                            Number   Performance or      Estimated Future
                              of      Other Period    Payouts under Non-Stock
           Name             Units     Until Payout       Price-Based Plans
          ------            ------   --------------   -----------------------
    Anthony J. Gumbiner        .30        2005                 $      0 (2)
    William L. Guzzetti        .15        2001                   41,939 (1)
                               .10        2005                        0 (2)
    Russell P. Meduna          .15        2001                   41,939 (1)
                               .10        2005                        0 (2)
    Robert S. Pfeiffer         .10        2001                   27,959 (1)
                               .07        2005                        0 (2)
    Cathleen M. Osborn         .10        2001                   27,959 (1)
                               .07        2005                        0 (2)
   _______________________


   (1) This amount represents an award under the Domestic Incentive Plan. There are no minimum, maximum or target amounts payable under the Domestic Incentive Plan. Payments under the awards will be equal to the indicated percentage of plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

   (2) This amount represents an award under the International Incentive Plan. There are no minimum, maximum or target amounts payable under the International Incentive Plan. Payments under the awards will be equal to the indicated percentage of gross revenues, net of costs of transportation and marketing, from international projects. The Partnership and HCRC have not recorded any proved reserves attributable to international projects, so the current estimated future payout for the 1995 awards is $0.

   DIRECTOR COMPENSATION

      Each director of the Company who is not an officer or employee of, or consultant to, the Company is entitled to receive an annual fee of $20,000 which will be proportionately reduced if the director attends fewer than four regularly scheduled meetings of the Board of Directors during any calendar year. In addition, all directors are reimbursed for their expenses in attending meetings of the Board of Directors and committees. In 1995, Mr. Sebastian received $20,000, and Messrs. Collins and Holinger each received $15,000.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The entire Board of Directors served as the Compensation Committee of the Company during fiscal year 1995. Mr. Gumbiner is also Chief Executive Officer of the Company. He is a director and serves on the compensation committee of Hallwood Group, of which Mr. Troup is President and Mr. Guzzetti is Executive Vice President. Mr. Gumbiner is also Chief Executive Officer and a director of HCRC, Mr. Troup is a director of HCRC, and Mr. Guzzetti is a director and President of HCRC. The Board of HCRC made compensation decisions for HCRC in 1995 and January 1996. Mr. Gumbiner is Chief Executive Officer and a director, and Mr. Guzzetti is President and a director, of Hallwood Realty. During 1994, Messrs. Gumbiner and Guzzetti served on the compensation committee of Hallwood Realty.

      HPI has a financial consulting agreement with Hallwood Group pursuant to which Hallwood Group furnishes consulting and advisory services to the Company and the Partnership and their affiliates. Under the terms of the financial consulting agreement, HPI is obligated to pay Hallwood Group three annual payments of $300,000 beginning June 30, 1994, and Hallwood Group is obligated to furnish consulting and advisory services to HPI, the Partnership and their affiliates through June 30, 1997. In 1995, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. Of the $300,000 fee paid in 1995, approximately $9,160 was paid by the Company, $156,000 was paid by the Partnership and the remainder was paid by other affiliates.

      The Company and the Partnership reimburse Hallwood Group for expenses incurred on behalf of the Company and the Partnership. In 1995, the Company reimbursed Hallwood Group approximately $19,000, and the Partnership reimbursed Hallwood Group approximately $369,000.

   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      General. The Company's primary activity is to serve as general partner of the Partnership, which in turn controls several other entities (collectively, the "Energy Companies"). The Company has no employees; all management is provided by employees of HPI which provides services to all of the Energy Companies. Accordingly, the Company does not directly pay any compensation but reimburses HPI for its costs and expenses. Individual compensation is based on the individual's responsibilities and performance relating to all of the Energy Companies. Salaries are allocated among the Energy Companies based on a procedure that takes into account both the amount of time spent on management and the number of properties owned by each entity. The cash bonus pool is allocated among the Energy Companies based upon the entity's performance relative to all of the Energy Companies. Awards under the long-term incentive plans are allocated based upon these factors and the ownership of the wells included in the plans. Because the compensation paid to HPI employees is allocated to all of the Energy Companies, it is reviewed and approved by the Compensation Committee of the Company on behalf of the Company. The compensation of the Energy Companies' management employees, except salaries of officers, is reviewed and approved at least annually.

      During 1995, awards under the Domestic Incentive Plan and the International Incentive Plan and determination of salaries for management employees other than officers were made by the full Board of Directors acting as the Compensation Committee. In January 1996, the full Board of Directors again acted as the Compensation Committee in determining cash bonuses paid with respect to 1995 and the salaries to be paid and other awards made in 1996. In determining 1995 compensation of key employees, the Energy Companies' compensation levels were compared with those of comparable companies, as reported by compensation consultants and other industry surveys. The comparable companies consist of twelve independent oil and gas companies selected by consultants to the Energy Companies and are not the same as those used in preparing the performance graph appearing elsewhere in this Proxy Statement. For 1995, the compensation of the Energy Companies' management employees consisted of four primary components: salary and annual bonus, cash bonus and long-term incentive plan awards. In addition, directors and executive officers of the Company received options from the Partnership and from HCRC. Those options are described in the separate filings with the Securities and Exchange Commission by the Partnership and HCRC.

      Salary. All non-hourly employees' salaries, except salaries of officers, and annual bonuses are determined annually based on the individual employee's level of responsibility and comparisons to similar positions in comparable companies. Salaries of officers are determined every three years based on the same criteria. Salaries of officers and other professional employees are generally set at approximately 74% to 90% of the average base salaries paid by those comparable companies. When an employee's position is not standard and cannot be compared to similar positions in comparable companies, compensation is determined in a discretionary process, taking into consideration the components and overall responsibility of the employee's position.

      Cash Bonus. The Board has determined to award certain management employees, including executive officers, cash bonuses based on an assessment of a number of quantitative and qualitative factors. The primary quantitative factors are performance in reserve finding, considering overall reserves found and effectiveness of capital expenditures in comparison to the historical performance of independent oil and gas companies as a group, the production of existing reserves in comparison to budget and the prior year, and general and administrative expenses and operating costs in comparison to budget. Qualitative factors include judgments regarding the effectiveness of management and administration. Depending on the Energy Companies' success in these areas, total salaries and cash bonuses paid to management employees may range from 74% of the average compensation paid to similarly situated employees in comparable companies if the Energy Companies perform poorly to as high as 500% of the average compensation paid by comparable companies if the Energy Companies perform very well. Based on comparisons of the Energy Companies' performance with the historical performance of other independent oil and gas companies as a group as reported by generally published industry statistics, the Compensation Committee determined that the Energy Companies had an above-average year in overall reserves found, the effectiveness of capital expenditures and the production of existing reserves. The Board also concluded that the effectiveness of management and administration and control of expenses deserved recognition. Therefore, the cash bonuses paid to management employees as a group were set at levels that would result in their total annual compensation being 120% of that paid by comparable companies. The aggregate cash bonuses are allocated among the key and professional employees based on the recommendation of senior management and a determination of the employees' relative contributions to the Energy Companies during the year.

      The Long-Term Incentive Plans. During 1995, the Energy Companies' long-term incentive plans consisted of a Domestic Incentive Plan for domestic properties and an International Incentive Plan for international projects. Both plans are intended to provide incentive and motivation to the Energy Companies' key employees, including the Company's executive officers, to increase the oil and gas reserves of the Energy Companies and to enhance the Energy Companies' ability to attract, motivate and retain key employees upon whom, in large measure, the success of the Energy Companies depends.

      The Domestic Incentive Plan. Under the Domestic Incentive Plan, the Board annually determines the portion of the Energy Companies' collective interests in the cash flow from certain wells drilled, recompleted or enhanced during that year (the "Plan Year") which will be allocated to participants in the plan. The portion allocated to participants in the plan is referred to as the Plan Cash Flow. The Board then determines which key employees may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

      Each award under the plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain wells drilled, recompleted or enhanced during the Plan Year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Accordingly, the value of awards under the plan depends primarily on the Energy Companies' success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The percentage of the Energy Companies' cash flow from wells completed in any Plan Year to be allocated to Plan Cash Flow each Plan Year, the percentage of the remaining net present value of estimated future production for which the participants will receive payment in the sixth year of an award, and the amount to be awarded to individual participants is determined by the Board each year, after taking into consideration the recommendation of the Energy Companies' executive officers.

      The awards for the 1995 Plan Year were made in January 1995. For the 1995 Plan Year, the Compensation Committee determined that the total Plan Cash Flow would be equal to 1.4% of the cash flow of the wells completed during the Plan Year. The Compensation Committee also determined that the participants' interests for the 1995 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The total award was allocated among employees based on the recommendation of senior management.

      The International Incentive Plan. The International Incentive Plan awards were made in January 1995. Under the Plan, awards were made entitling the participants to receive for ten years from the date of first production an aggregate of 3% of the gross revenues, net of the costs of transportation and marketing, from international projects active during the 1995 Plan Year. The Board determines which key employees may participate in the Plan for the Plan Year and allocates the awards among the participants. Awards under the Plan do not represent any actual ownership interests in any international projects and are made in the Board's discretion.

      Chief Executive Officer. Effective August 1, 1994, Mr. Gumbiner has a Compensation Agreement with HPI pursuant to which HPI pays Mr. Gumbiner for providing consultation and assistance in maintaining relationships with foreign governments and negotiating contracts outside the United States. The Energy Companies also engaged in certain transactions with Hallwood Group, of which Mr. Gumbiner is Chairman and Chief Executive Officer, during 1995. In addition, the Energy Companies have a consulting agreement with Hallwood Group effective June 30, 1993 and expiring June 30, 1997, pursuant to which the Energy Companies pay Hallwood Group a $300,000 annual consulting fee. In 1995, the consulting services were provided by HSC Financial Corporation, through Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. Both agreements were approved by the Board of Directors of the Company, Mr. Gumbiner abstaining. See "Compensation
   Committee Interlocks and Insider Participation" above. Mr. Gumbiner also participated in the domestic and international incentive plans discussed above, which were allocated based on the recommendation of senior management. Mr. Gumbiner abstained from the Board's determinations on these matters.

                     Members of the Board Who Participated in Compensation Decisions in January 1995 and 1996:
                              Anthony J. Gumbiner
                              Brian M. Troup
                              Hans-Peter Holinger
                              Rex A. Sebastian
                              William L. Guzzetti

                     Member of the Board Who Participated in Compensation Decisions in January 1996:
                              Nathan C. Collins

   PERFORMANCE GRAPH

      Below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index ("S&P 500") and Kirkpatrick Energy Associates Small Cap E&P Index ("KEA Small Cap E&P") for the period beginning December 31, 1990 through December 31, 1995. Dividend reinvestment has been assumed.

    5 YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN VS.
                    VARIOUS INDICES
            Hallwood Energy              KEA Small
     Year     Corporation     S&P 500     Cap E&P
    ------  ---------------  --------    ---------
     1990         100           100         100
     1991      107.1429      104.2204        74
     1992      108.9286      108.8756       103
     1993      185.7143      116.5517       140
     1994      199.2857      114.7626       133
     1995      246.5581      153.9055       148

                                  OTHER BUSINESS

      The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of Proxy to vote the shares covered thereby as they deem advisable in their discretion.

                               INDEPENDENT AUDITORS

      Deloitte & Touche LLP currently serves the Company as independent auditors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                     DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at its Annual Meeting of Shareholders by submitting their proposals to the Company in a timely manner. In order to be included for the 1997 Annual Meeting, shareholder proposals must be received by the Company by November 30, 1996, which is approximately 120 days in advance of the date the Company anticipates mailing the proxy statement for the Company's 1997 Annual Meeting of Shareholders, and must otherwise comply with the requirements of Rule 14a-8.

                                    By Order of the Board of Directors
                                    Cathleen M. Osborn
                                    Secretary


   March 31, 1996
   Dallas, Texas